As filed with the Securities and Exchange Commission on February 17, 2006

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WINTEGRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	74-2943320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6850 Austin Center Blvd.
Suite 215
Austin, TX 78731
(512) 345-3808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jacob (Kobi) Ben-Zvi
President and Chief Executive Officer
6850 Austin Center Blvd.
Suite 215
Austin, TX 78731
(512) 345-3808

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.	Ayal Shenhav, Adv.	Bruce A. Mann, Esq.	Dan Shamgar, Adv.
Allison B. Spinner, Esq.	Noma Floom, Adv.	Craig S. Mordock, Esq.	Michael J. Rimon, Adv.
Wilson Sonsini Goodrich &	Danziger, Klagsbald & Co.	Morrison & Foerster LLP	Meitar Liquornik Geva &
Rosati, P.C.	7 Menahem Begin Street	425 Market Street	Leshem Brandwein
650 Page Mill Road	Ramat Gan, Israel 52521	San Francisco, CA 94105	16 Abba Hillel Rd.
Palo Alto, CA 94304	(972-3) 611-0700	(415) 268-7000	Ramat Gan, Israel 52506
(650) 493-9300			(972-3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value	$86,250,000	$9,229

——————

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)

Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 17, 2006.

                Shares

Wintegra, Inc.

Common Stock

This is an initial public offering of shares of common stock of Wintegra, Inc.

Wintegra is offering              of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional              shares. Wintegra will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $    and $   . Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol “WNTG.”

See “Risk Factors” on page 6 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Wintegra	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from Wintegra at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on             , 2006.

Goldman, Sachs & Co.	JPMorgan
CIBC World Markets
Thomas Weisel Partners LLC
Wachovia Securities

Prospectus dated             , 2006.

Wintegra®

Wintegra's access processor solutions provide essential intelligence for access infrastructure equipment and support the convergence of voice, video, data and wireless services

Wintegra
Voice
Video
Data
Wireless
Radio Access Control Site
Wireless
VoIP
Core Network
3G Base Site
WiMAX Base Site
DSL
Central Office
Multi-Service Access
Remote Office
Residential Building
Optical Access
Central Office
Pedestal
Customer Premises
Access Routers
Office Building

The key benefits of our solution are as follows:

Proprietary access processor architecture reduces system complexity

Comprehensive access processor solutions enable faster time to market

Common hardware and software platform reduces development costs

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision.  Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Wintegra is a leading provider of access processing semiconductors which enable the delivery of new services in the evolving communications network infrastructure. We integrate our access processors with our networking software to deliver proprietary solutions that provide essential intelligence for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services. We target access infrastructure equipment used in markets such as wireless infrastructure, digital subscriber line, or DSL, optical access, multi-service access, voice over Internet Protocol, or VoIP, and access routers. Our solutions are designed into equipment for many leading communications original equipment manufacturers, or OEMs, such as Ericsson, Fujitsu Limited, Lucent Technologies, Inc., Motorola, Inc. and Siemens AG.

Changes in the communications industry are creating opportunities for our access processor solutions. Global deregulation is promoting competition to incumbent telecommunications service providers from both new entrants and operators in adjacent industries, such as wireless, satellite and cable television service providers. In addition, end users are increasingly demanding high-speed access services, including voice, video, data and wireless. To address these changes, many service providers are bundling multiple services over converged broadband and wireless connections. This creates the need to manage different types of network traffic and multiple standards, or protocols, while leveraging existing infrastructure. Given the importance of the access network in the implementation of new services, service providers are spending a greater proportion of their capital budgets on their access networks.

The need for OEMs to quickly bring to market access infrastructure solutions that satisfy increasing demand for new services has created an opportunity for semiconductor suppliers that can provide complete, flexible and scalable solutions. We enable OEMs, subsystem manufacturers and ODMs to meet service provider requirements by offering products specifically designed and optimized for access infrastructure equipment. Our access processor solutions integrate our proprietary processor architecture and networking software into a single chip to provide intelligence for access infrastructure equipment. By supporting over 50 communications protocols, our solutions address the requirements of traditional and emerging access network technologies and can be deployed across multiple end markets in the access network. Since our inception, we have taken an innovative approach to product development by closely coupling our hardware and software development efforts. Below are the key attributes and benefits of our solutions.

•

Proprietary access processor architecture reduces system complexity. By integrating traditionally separate semiconductor devices with our networking software into a single high-performance chip, our solutions aim to reduce design and manufacturing complexity, power consumption, physical space requirements and development, testing and support costs for our customers.

•

Extensive networking software portfolio facilitates migration from traditional to emerging networks. We have developed a portfolio of networking software supporting over 50 traditional and emerging communications protocols. This software enables our customers to offer products that extend the capabilities of service providers’ existing infrastructure, while also addressing the requirements of emerging technologies.

•

Comprehensive access processor solutions enable faster time to market. By combining our highly-integrated access processor architecture, our networking software and our common software interface into a comprehensive solution, we believe we enable our customers to achieve faster time to market relative to conventional solutions.

•

Common hardware and software platform reduces development costs. Our common hardware and software platform allows our customers to reduce the resources required to develop new products for existing or adjacent markets. We have also designed our platform to be scalable and flexible, enabling customers to upgrade functionality and performance as needed.

Our goal is to be the leading supplier of access processor solutions to the communications infrastructure market. To accomplish this goal, we intend to:

•

drive technology leadership through focused development efforts;

•

broaden our presence with existing customers and expand our customer base;

•

increase penetration of existing markets and expand into new markets within access infrastructure;

•

continue to provide differentiated technical support and customer service; and

•

focus on strategic relationships.

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary.

As of December 31, 2005, we had 103 employees located in the United States, Israel, Canada and Scotland. Of these employees, approximately 65% were dedicated to research and development.

We were incorporated in Delaware in January 2000. Our principal executive offices in the U.S. are located at 6850 Austin Center Blvd., Suite 215, Austin, TX 78731. Our telephone number is (512) 345-3808. Our website is www.wintegra.com. Information contained in our website is not a part of this prospectus.

Wintegra® and WinPath® are our registered trademarks. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

The Offering

Shares of common stock offered: By us By the selling stockholders Total	shares shares shares

Common stock to be outstanding after this offering	shares

Use of proceeds

We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, sales and marketing and research and development expenditures and, to a lesser extent, capital expenditures. Approximately $4.0 million of the net proceeds of this offering will be used to repay currently outstanding bank debt. We may also use a portion of the net proceeds to acquire complementary technologies or businesses. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Proposed Nasdaq National Market symbol	WNTG

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our shares of common stock.

The number of shares of common stock to be outstanding after this offering is based on 18,904,612 shares outstanding as of December 31, 2005 after giving effect to the exercise of warrants and the conversion of all outstanding preferred stock into common stock upon the completion of this offering, and excludes:

•

2,871,192 shares of common stock issuable upon the exercise of outstanding options with exercise prices ranging from $0.20 to $6.28 and a weighted average exercise price of $1.41 per share; and

•

123,474 shares of common stock reserved for future issuance under our 2003 Share Option Plan, and             additional shares, plus annual increases, that will be reserved for future issuance under our 2006 Equity Incentive Plan to be adopted by our board of directors prior to the completion of this offering.

Except as otherwise indicated, all information in this prospectus assumes:

•

a one-for-two reverse stock split effective as of immediately prior to the offering;

•

no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments;

•

the filing of our amended and restated certificate of incorporation upon completion of this offering;

•

the issuance of 1,417,644 shares of Series B and Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering;

•

2,654,900 shares to our Series B preferred stockholders pursuant to anti-dilution adjustments; and

•

the conversion of all outstanding shares of our preferred stock into 14,600,648 shares of our common stock upon completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statement of operations data for each of the three years in the period ended December 31, 2005 and the actual summary consolidated balance sheet data as of December 31, 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2003	2004	2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$4,476	$9,329	$19,594
Cost of revenues	924	2,128	4,298
Gross profit	3,552	7,201	15,296
Operating expenses:
Research and development	9,027	8,065	8,659
Sales and marketing (including stock-based compensation expense of $0, $0 and $31 in 2003, 2004 and 2005, respectively)	2,730	2,929	4,294
General and administrative	581	688	807
Total operating cost and expenses	12,338	11,682	13,760

Operating income (loss)	(8,786)	(4,481)	1,536
Financial income (expenses), net	(361)	(162)	(171)
Change in fair value of redeemable warrants	—	(172)	(1,171)

Net income (loss)	$(9,147)	$(4,815)	$194
Net income (loss) attributable to preferred stockholders	$—	$—	$194
Net income (loss) attributable to common stockholders	$(9,147)	$(4,815)	$—
Basic and diluted net loss per share of common stock	$(2.33)	$(1.17)	$—

The following table presents a summary of our consolidated balance sheet data as of December 31, 2005:

•

on an actual basis;

•

on a pro forma basis to reflect (i) the issuance of 1,417,644 shares of Series B and Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering, (ii) 2,654,900 additional shares issuable pursuant to anti-dilution adjustments, and (iii) the conversion of all outstanding shares of our preferred stock into shares of common stock; and

•

on a pro forma basis as adjusted to give effect to our receipt of net proceeds from our sale of             shares of common stock at an assumed initial public offering price of $         per share, the mid-point of the range on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2005
	Actual	Pro Forma	As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,796	$	$
Short term deposits	3,000
Working capital	5,204
Total assets	16,521
Total liabilities	10,631
Total stockholders’ equity	5,890

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risk factors, in addition to the other information included in this prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We incurred operating losses in the past and may not sustain or increase our profitability.

We incurred net losses of approximately $9.1 million and $4.8 million for the years ended December 31, 2003 and 2004, respectively, and net income of $0.2 million for the year ended December 31, 2005. Despite realizing net income in 2005, we may incur losses in the future. For example, we may experience losses in the future as we expand and increase our research and development and sales and marketing activities and we may experience losses as a result of a change in value of the redeemable warrants. The future success of our business will depend on our ability to increase sales of our existing solutions and to continue to develop new technologies. We have a limited record of profitability and we may not continue to be profitable in the future.

The demand for our solutions depends in large part on continued capital spending in the communications equipment industry. A decline in demand, or a decrease or delay in capital spending by service providers, could have a material adverse effect on our results of operations.

Capital spending in the communications equipment industry has in the past, and may in the future, fluctuate significantly based on numerous factors, including:

•

capital spending levels of service providers;

•

competition among service providers;

•

pricing pressures in the communications equipment market;

•

end user demand for new services;

•

service providers’ emphasis on generating revenues from traditional infrastructure instead of migrating to emerging networks and technologies;

•

lack of or evolving industry standards;

•

changes in regulation of communications services; and

•

general economic conditions.

We cannot assure you of the rate, or extent to which, the communications equipment industry will grow, if at all. Demand for our solutions will depend on the magnitude and timing of capital spending by service providers as they extend and migrate their networks. Furthermore, industry growth rates may not be as forecast, resulting in spending on product development well ahead of market requirements. The communications equipment industry from time to time has experienced and may again experience a pronounced downturn. To respond to a downturn, many service providers may be required to slow their capital expenditures, cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from OEMs, which would have a negative impact on our business. For example, the communications equipment industry experienced a downturn in the second half of 2004, which affected our revenue growth during that period. In the future, a failure of the communications industry to grow as anticipated, a decrease or delay in capital spending or a downturn in the communications industry may cause our operating results to fluctuate from period to period, which also may tend to increase the volatility of the price of our common stock and harm our business.

Because we currently derive substantially all of our revenues from sales of our access processor solutions, any decline in demand for these solutions could severely harm our ability to generate revenues.

We currently derive substantially all of our revenues from sales of our access processor solutions. As a result, we are particularly vulnerable to fluctuations in demand for our solutions, whether as a result of competition, product obsolescence, consumer preferences, technological changes or other factors. If demand for our access processor solutions were to decline significantly or fail to increase, it would harm our ability to generate revenues, and we could incur substantial losses.

Sales of solutions to the DSL market have represented a majority of our revenues to date, and any deterioration in demand for DSL solutions would adversely affect our results of operations.

We currently sell our access processor solutions for deployment in the wireless infrastructure, DSL, optical access, multi-service access, VoIP and access router markets. Sales to the DSL market represented a majority of our revenues in 2004 and 2005. We anticipate that sales to the DSL market will decline as a percentage of revenues but that this market will continue to be our largest end market in 2006. As a result, any significant deterioration in demand for our DSL solutions would adversely affect our results of operations.

Our efforts to expand our sales to other access infrastructure markets may not result in significant revenues and may cause our profit margins to decline.

Part of our business strategy is to expand into new areas and increase our sales to the wireless infrastructure, optical access, multi-service access, VoIP and access router markets. We may expand through internal development efforts, through acquisitions of companies or technologies, or a combination of these methods. Our efforts may not result in sales that are sufficient for us to recoup our investment, and we may experience higher costs than we anticipated. For example, we may not be able to manufacture our solutions at a competitive cost, may need to rely on new suppliers or may find that the development efforts are more costly or time consuming than we had anticipated. Our solutions may support technologies that are not widely adopted. If we choose to enhance capabilities by acquiring another company, we may not be able to integrate the other company successfully into our operations, which may mean that we have difficulty retaining employees from the acquired company or integrating its technology into our products. We may have difficulties entering markets where competitors have strong market positions. We may be unsuccessful in having our solutions designed into products for these markets or we may need to lower our prices to win new business, which could lower our gross margins.

Our limited operating history makes evaluation of our business difficult.

We were incorporated in January 2000 and began shipping prototypes of our products in the fourth quarter of 2001. We initiated commercial shipment of our solutions in the third quarter of 2002. Our limited operating history will make it difficult for investors to evaluate our business and future operating results. You must consider our business and prospects in light of the risks and difficulties we may face as an early stage company with a limited operating history. These risks and difficulties include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to develop and sell our solutions and evaluate our business strategies compared to companies with longer operating histories.

If our operating results do not meet the expectations of securities analysts or investors for any quarter or other reporting period, the market price of our common stock may decline. Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those identified throughout this “Risk Factors” section. As a result, you should not rely on quarter to quarter comparisons of our operating results as an indicator of future performance.

Our sales are subject to a competitive selection process that can be lengthy and requires us to incur significant expense, and we ultimately may not be selected.

We compete in bid selection processes to achieve “design wins,” which refer to the inclusion of our access processor solutions in our customers’ products under development. These selection processes can be lengthy and can require us to incur significant design and development expenditures. We may not win competitive selection processes and may not generate revenue despite incurring significant design and development expenditures. Because the life cycles for our customers’ products can last several years and changing suppliers involves significant cost, time, effort and risk, our failure to win a competitive bid can result in our foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed based on a number of factors, including delays in service providers’ migration from traditional to emerging networks. For example, design opportunities in the 3G wireless infrastructure market were delayed significantly in 2002 and 2003. Failure to achieve design wins could result in lost sales and hurt our prospects for future competitive selection processes because we may not be perceived as a technology leader.

Even after we achieve a design win, a customer may decide to cancel or change its product plans, or may fail to commercialize its products, either of which could cause us to fail to generate sales from a particular solution and adversely affect our results of operations.

Even after we receive a design win, our customers frequently place considerable pressure on us to meet their often compressed development schedules. Accordingly, we may have to devote a substantial amount of our limited resources to these relationships, which could detract from or delay our completion of other important projects. Our customer may not release into full production its product incorporating our solution until it has been validated by its service provider customer. After we secure a design win, our customers and the service providers typically require twelve to eighteen months to develop and test our customers’ products and commence production. However, these processes can sometimes last up to three years. The length of these processes can vary and is affected by a number of factors, including customer priorities, customer budgets, regulatory issues affecting communication equipment providers and unforeseen technical issues associated with the customer’s product design.

Due to this lengthy sales cycle, we may experience significant delays from the time we increase our operating expenses and make investments in inventory until the time that we generate revenue from these solutions. A delay or cancellation of a customer’s plans could significantly adversely affect our financial results, as we may have incurred significant expense and generated no revenue. From time to time, we have experienced changes and cancellations in the purchase plans of our customers. These changes and cancellations may be influenced by a number of factors, including market conditions and changes in a customer’s strategic focus due to an acquisition by or sale of the customer. Finally, if our customers fail to successfully market and sell their products, it could materially adversely affect our business, financial condition and results of operations as the demand for our solutions declines.

Because we depend on a relatively small number of customers for a substantial portion of our revenues, a significant decline in shipments to or loss of a key customer or our failure to attract new significant customers could adversely impact our revenues and harm our business.

To date, we have derived a substantial portion of our revenues from a relatively small number of customers. Sales to our top five customers represented 57% of our revenues in 2005. A number of factors could cause our customers to cancel or defer purchases of our solutions, including interruptions in their operations due to a downturn in the communications equipment industry or delays in manufacturing their own product offerings into which our solutions are incorporated. Our customers could cease purchasing our solutions with little or no notice to us without significant penalty. The loss of any significant customer, a decline in business with any significant customer or the cancellation or deferral of purchases of our solutions by a significant customer would cause our revenues to decline materially if we are unable to increase our revenues from other customers.

We base orders for inventory on our forecasts of our customers’ demand. If our forecasts are inaccurate, our financial condition and results of operations will suffer.

We place orders with our suppliers based on our forecasts of our customers’ demand, which is difficult to predict. An increasing number of our customers rely on contract manufacturers, which makes it more difficult to predict demand for our solutions.

Our forecasts are based on multiple assumptions, each of which may introduce errors into our estimates. Because our solutions are designed for particular markets, we must estimate customer demand for each market. If we underestimate customer demand, we may forego revenue opportunities, lose market share and damage our customer relationships. In the past, we have underestimated demand for some of our customer programs, which required us to carefully manage our production schedules. Conversely, if we overestimate customer demand, we may incur manufacturing costs for devices that we may not be able to sell when we expect to or at all. As a result, we would have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our cost of revenue. Our failure to accurately manage inventory against demand would adversely affect our financial condition and results of operations.

The average selling prices for our access processor solutions have declined and are likely to continue to decline, which could harm our results of operations.

The average selling prices of our access processor solutions have declined, and, consistent with industry trends, we anticipate that they will continue to decline. We cannot predict the timing of, or the amount of, any decline in the average selling prices. Our limited operating history makes forecasting average selling prices more difficult. If we are unable to decrease per unit manufacturing costs faster than the rate at which average selling prices continue to decline, or if we are unable to introduce new products, our business, financial condition and results of operations will be seriously harmed.

We rely on Taiwan Semiconductor Manufacturing Company, Ltd., or TSMC, to manufacture and Advanced Semiconductor Engineering, Inc., or ASE, to assemble and test our current solutions. If we fail to secure and maintain sufficient capacity with these subcontractors and fail to secure alternative sources, we may be unable to meet our customers’ demand on a timely basis, which would negatively impact our market share and operating results.

We are a fabless semiconductor company in that we do not own or operate a fabrication or manufacturing facility. TSMC manufactures and ASE assembles and tests all of our access processor solutions currently in production. We do not have agreements with TSMC or ASE that provide for guaranteed capacity. If the semiconductor market enters a period of high demand, these subcontractors may reduce capacity allocated to us. In addition, we may experience similar delays due to technical and quality control problems or any damage, power outages, financial difficulties or any other disruptions at our contractors’ facilities or those of their suppliers. For example, in 2005, a fire at a company that supplies substrates to ASE required us to carefully manage our production schedules to prevent direct impact to our customers. In the future, if any of these events occurs, we may be unable to meet our customer demand on a timely basis, or at all, and may need to successfully qualify an alternative facility in a timely manner in order to not disrupt our business. We expect it could require several months or more to qualify a new facility or process before we can begin shipping solutions. If we cannot accomplish this qualification in a timely manner, we would experience a significant interruption in supply to our customers. If we are unable to secure sufficient capacity at our subcontractors’ existing facilities, or in the event of a closure or significant delay at any of these facilities, our relationships with our customers would be harmed and our market share and operating results could suffer as a result.

We do not have long-term pricing agreements with our subcontractors. Our pricing terms are typically determined on an annual basis. If our subcontractors’ pricing increases, or does not decrease relative to our average selling prices, and we are unable to pass along such costs to our customers, our operating results would be adversely affected.

If we cannot maintain our strategic relationships, or if our strategic relationships do not enable us to develop more effective solutions, our revenue may fail to increase.

We have entered into strategic development and marketing relationships with companies such as Texas Instruments Incorporated, PMC-Sierra, Inc., Ikanos Communications, Inc. and picoChip Designs Limited. Our joint development and other activities with these companies are generally intended to enable us to offer a more complete system solution. For example, we are working with Texas Instruments and PMC-Sierra to provide reference platforms in our various markets. If our strategic relationships do not accomplish our intended goals, we may be unable to compete effectively and our revenue may fail to increase.

We face intense competition in the semiconductor industry, which could negatively impact our revenue.

The markets in which we compete are highly competitive and are characterized by rapid technological change, evolving industry standards, often lengthy product life cycles and price erosion. We face competition from many semiconductor companies in the markets we serve. We compete with application-specific standard products, or ASSPs, which include network processors, application-specific integrated circuits, or ASICs, field programmable gate arrays, or FPGAs, microprocessors and combinations of the above, which has resulted and may continue to result in declining average selling prices for our solutions. We believe we primarily compete with Agere Systems, Inc. and Freescale Semiconductor, Inc. We also face competition from, Applied Micro Circuits Corp., Broadcom Corp., Conexant Systems, Inc., Infineon Technologies AG, Intel Corp. and Mindspeed Technologies, Inc. In addition, we compete with the in-house capabilities of communications OEMs who develop ASICs and FPGAs which are often used in combination with third party microprocessors.

We expect competition to continue to increase in all of our markets, and new competitors may emerge over time as these markets mature. To remain competitive, our access processor solutions must, among other things:

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enable our customers to reduce time to market;

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achieve optimal product performance;

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provide flexibility to respond to changing system requirements;

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be cost-effective; and

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be supported by a high level of customer service and technical support.

Some of our competitors operate their own fabrication facilities, have longer operating histories and presence in key markets, greater name recognition, larger installed customer bases and greater financial resources than we have. They may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, marketing and sale of their products than we can. Furthermore, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so. We cannot assure you that we will be able to compete successfully against current or new competitors, in which case we may lose market share in our existing markets and our revenue may fail to increase or may decline.

Due to the cyclical nature of the semiconductor industry, our operating results may fluctuate significantly, which could adversely affect our business and the market price of our common stock.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns which are often characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors could cause substantial fluctuations in our revenues and in our operating results. Any downturns in the semiconductor industry may be severe and prolonged, and any failure of the market to fully recover from downturns could harm our business. The semiconductor industry also periodically experiences unforeseen increases in demand, often resulting in production capacity constraints. If we are unable to secure sufficient manufacturing capacity to respond to any increase in demand, we may not be able to fulfill our customers’ orders, which could adversely affect our revenues and customer relationships. Accordingly, our operating results may vary significantly as a result of the general conditions in the semiconductor industry, which could cause our stock price to decline.

We have experienced rapid growth, and if we cannot adequately manage our growth, our results of operations will suffer.

Our business has grown very rapidly. We were incorporated in January 2000 and initiated commercial shipments of our access processor solutions into production in the fourth quarter of 2002. Our revenues increased from $4.5 million in 2003 to $9.3 million in 2004 and to $19.6 million in 2005. Our growth has strained our management, operational and financial resources. In order to meet anticipated demand for our solutions, we will need to continue to add personnel, including additional sales and marketing, research and development and technical support personnel. We expect to continue to grow, which is likely to place continued strain on our resources and will require us to incur additional expenses before experiencing a commensurate increase in revenues. Failure to effectively manage our future growth could harm our results of operations.

If we fail to secure or protect our intellectual property rights, other persons or entities may be able to use our technologies, which could weaken our competitive position, reduce our revenue or increase our costs.

Our success will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws and confidentiality, non-disclosure and assignment of inventions agreements, as appropriate, with our employees, consultants and customers, to protect and otherwise seek to control access to, and distribution of, our intellectual property and proprietary information. As of December 31, 2005, we had filed three patent applications in the United States and had one granted patent in Taiwan. It is possible that other persons or entities may have been issued patents or filed patent applications with respect to components of our access processor technology. The process of seeking patent protection can be long and expensive and there can be no assurance that existing or future patent applications will result in patents being issued, or that existing patents or any patents that may be issued as a result of existing or future applications will provide meaningful protection or commercial advantage to us. Patent applications are often published as part of the patent application process, even if such applications do not issue as patents. When published, such applications will become publicly available and proprietary information disclosed in the application will become available to others. In addition, we do not know whether any patents will be upheld as valid or proven enforceable against alleged infringers or if they will prevent the development of competitive products or services. As a result, we may not be able to prevent others from entering the access processor market.

While we are not currently aware of misappropriation of our existing technology, policing misappropriation of our technology is difficult and the steps we have taken may not prevent misappropriation or unauthorized use of our technologies, particularly in foreign countries where we have not applied for patent protections and, even if such protections were available, the laws may not protect our proprietary rights as fully as U.S. or Israeli law. If competitors misappropriate our technology and we are not adequately protected, our competitive position could be harmed and our legal costs could increase.

We have also developed technical knowledge, which, although not patented, we consider to be significant in enabling us to compete. However, the proprietary nature of such knowledge may be difficult to protect. We generally enter into agreements with our employees and consultants who are involved in our research and development activities or who have access to any of our proprietary information prohibiting these individuals from disclosing such proprietary information. These agreements may not provide meaningful protection of our proprietary information in the event of unauthorized use or disclosure of this information, nor in the event of a competing claim to this technology by a previous employer of any of our employees or consultants. Furthermore, in the absence of patent protection, we may be exposed to competitors who independently develop the same or similar technology or gain access to our knowledge.

We, like other companies in the semiconductor industry, may aggressively protect and pursue our intellectual property rights. To protect our rights, we may file suit against parties whom we believe are infringing or misappropriating our intellectual property rights. These measures may not be adequate to protect our technology from third party infringement or misappropriation. These lawsuits, moreover, may be costly and may divert management’s attention away from day to day operations. In addition, we may not prevail in these lawsuits. If any party infringes upon or misappropriates our intellectual property rights, this infringement or misappropriation could materially adversely affect our competitive position.

We may be subject to claims of infringement of third party intellectual property rights or demands that we license third party technology, which could result in significant expense and loss of our intellectual property rights.

The semiconductor industry is characterized by the vigorous pursuit and protection of intellectual property rights. We have not undertaken a comprehensive review of the rights of third parties in our field. From time to time, third parties may assert against us their patent, copyright, trademark, trade secret and other intellectual property rights. Any claims that our access processor solutions infringe the rights of third parties, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required to:

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pay substantial damages;

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cease the manufacture, use, importation, offering for sale or sale of the infringing technology or processes;

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expend significant resources to develop non-infringing technology or processes;

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obtain a license from a third party, which may not be available on commercially reasonable terms, or may not be available at all; or

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lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

Our products also contain technology provided to us by third parties, such as microprocessor cores from MIPS Technologies. Because we did not develop such technology ourselves, we may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. The third parties who have provided this technology to us may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

Any claims that our access processor solutions infringe the rights of third parties, regardless of their merit or resolution, could also include a claim against our manufacturing subcontractors and customers, which could trigger certain indemnification obligations.

In any potential dispute involving intellectual property, our manufacturing subcontractors and customers could also become the target of intellectual property litigation. It is also possible that these or any other relevant patent holder may file claims against certain of our customers which may lead these customers to seek indemnification from us. As is standard practice in our industry, we often indemnify our customers for intellectual property claims made against them for products incorporating our technology. Accordingly, any litigation could trigger technical support and indemnification obligations in some of our agreements. While to date none of our customers has made an indemnification claim against us, in the event an indemnification claim were made, it could result in substantial costs to us and could adversely affect our relationships with our customers.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, our business, financial condition and results of operations may be adversely affected.

The communications equipment industry into which our solutions are sold is characterized by intense competition, rapid technological change, frequent product introductions and improvements, evolving industry standards and changes in customer and end user requirements. Technology is an important component of our business and growth strategy, and our success depends to a significant extent on the development, implementation and acceptance of new designs and improvements. Our ability to develop solutions and related technologies to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness in our target markets.

We are currently developing our next-generation access processor solutions. Delays in completing the development and introduction of solutions that address new customer requirements and markets could cause our revenues to fail to increase as anticipated or to decline. In order to successfully design, develop and introduce new solutions on a timely basis, we must maintain a close dialogue with our customers in order to anticipate their needs and ensure interoperability of our solutions and the products of our customers into which our solutions will be incorporated. We also must rely heavily on the judgment of our management to anticipate future market trends. Other access technologies not addressed by our solutions may become more widely accepted. If we fail to adequately predict our customers’ needs and technological advances, we may invest heavily in research and development of solutions that do not lead to significant revenue, or we may fail to invest in technology necessary to meet our customers’ demands.

Sales mix may adversely affect our profitability over time.

Our solutions range in terms of the margins they generate. A change in sales mix could materially impact our operating results. Increased sales of our lower margin products may cause our margins to decrease and adversely affect our profitability.

We rely on third party technologies for the development of our access processor solutions and our inability to use such technologies in the future would harm our ability to remain competitive.

We rely on third parties for technologies that are integrated into our access processor solutions, such as a microprocessor core from MIPS Technologies which is an important component of our control path subsystem. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to remain competitive would be harmed. In addition, if we are unable to successfully license technology from third parties to develop future solutions, we may not be able to develop such solutions in a timely manner or at all.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business, fluctuations in currency exchange rates and other factors related to our international operations.

We sell our solutions throughout the world. In 2005, approximately 43% of revenues were derived from sales outside of North America. We expect sales outside of North America to increase as a percentage of revenues. In addition, a majority of our operations and employees are located outside of the United States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

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political, social and economic instability, including terrorist acts;

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exposure to different legal standards, particularly with respect to intellectual property;

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natural disasters and public health emergencies;

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fluctuations in currency exchange rates;

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trade and travel restrictions;

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the imposition of governmental controls and restrictions or unexpected changes in regulatory requirements;

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burdens of complying with a variety of foreign laws;

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import and export license requirements and restrictions of the United States and other countries in which we operate;

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evolving foreign technical standards;

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changes in tariffs;

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difficulties in staffing and managing international operations;

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difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

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potentially adverse tax consequences.

We prepare our financial statements in U.S. dollars. A majority of our revenues and cost of revenues are denominated in U.S. dollars but we pay a majority of our operating expenses in other currencies. Changes in exchange rates will result in increases or decreases in our costs and earnings and may also affect the book value of our assets. To the extent we sell our products in foreign markets, currency fluctuations may cause our solutions to become too expensive for foreign customers.

The facilities that manufacture, assemble and test our products, and many of our customers and their service provider customers, are located in regions that are subject to earthquakes and other natural disasters.

The subcontractors’ facilities that currently manufacture, assemble and test our products are located in Taiwan. Many of our customers also operate manufacturing facilities in the Asia-Pacific region, and many of their service provider customers are also located in this region. The Asia-Pacific region has experienced significant earthquakes in the past and could be subject to additional seismic activities. Any earthquake or other natural disaster in these areas could significantly disrupt these companies’ production capabilities, impact prices and result in our experiencing a significant delay in delivery, or substantial shortage of wafers for our solutions. In addition, any disruption in the operations of our customers and their service provider customers could also decrease demand for our solutions.

We rely on third party sales representatives to assist in selling our solutions, and the failure of these representatives to perform successfully could reduce our future sales.

Third party sales representatives enhance our sales and marketing efforts by sourcing sales opportunities and assisting our internal sales and marketing teams in competing for design wins. Third party sales representatives also assist in the sales forecasting and relationship management processes. We are unable to predict the extent to which our third party sales representatives will be successful in marketing and selling our solutions. Our third party sales representatives may terminate their relationships with us at any time and could commence the marketing and sale of competing products. Our future performance will also depend, in part, on our ability to attract additional third party sales representatives that will be able to market and support our solutions effectively, especially in markets in which we have not previously distributed our solutions extensively. If we cannot retain our current third party sales representatives or recruit additional or replacement third party sales representatives, our sales and operating results could be harmed.

Because many of our current and planned solutions are highly complex, they may contain defects or errors that are detected only after deployment in commercial applications. Moreover, our customers may bundle our solutions with the products of other providers that contain defects that are wholly unrelated to our solutions. In either instance, if this occurs, it could harm our reputation and result in reduced revenues or increased expenses.

Our solutions are highly complex and may contain undetected defects, errors or failures. These solutions can only be fully tested when deployed in commercial applications and other equipment. Consequently, our customers may discover errors after the solutions have been shipped. The occurrence of any defects, errors or failures could result in:

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product returns, repairs or replacements;

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cancellation of orders;

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diversion of our resources;

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legal actions by our customers or our customers’ end users;

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increased insurance costs; and

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other losses to us or to our customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of our solutions and loss of sales, which would harm our business and adversely affect our results of operations. We have from time to time experienced defects in our solutions and expect to experience defects in the future. We may in the future incur costs associated with warranty claims. Because the trend in our industry is moving toward even more complex solutions in the future, this risk will intensify over time and may result in increased expenses.

In addition, our customers may bundle or incorporate our solutions into complex systems that contain errors or defects that are wholly unrelated to our solution. Such occurrences may result in undue delays or cancellations of the implementation of our customers’ bundled products and services. In such cases, our reputation could be harmed and our results of operations could be adversely affected, which could result in reduced revenues or increased expenses.

We may be unable to attract, retain and motivate key senior management and technical personnel, which could harm our development of technology and ability to be competitive.

Our future success depends to a significant extent upon the continued service of our key personnel, including Jacob (Kobi) Ben Zvi, our co-founder and Chief Executive Officer, Robert O’Dell, our co-founder and Executive Vice President of Marketing and Business Development, and our other senior executives and key technical personnel. We do not have long-term employment agreements with these executives or any other key employees. The loss of the services of Mr. Ben Zvi, Mr. O’Dell or other senior management or technical personnel could harm our business. If our business continues to grow, we will need to hire additional qualified research and development, sales and marketing and managerial personnel to succeed. The process of hiring, training and successfully integrating qualified personnel into our operations is a lengthy one. The market for the qualified personnel we require is very competitive because of the limited number of people available with the necessary technical and sales skills and understanding of our solutions and technology. Our failure to hire and retain qualified employees could cause our revenues to decline and impair our ability to meet our research and development and sales objectives. Stock options generally comprise a significant portion of our compensation packages for all employees, and the expected volatility in the price of our common stock may make it more difficult for us to attract and retain key employees, which could harm our ability to increase sales of our solutions and continue to develop competitive solutions.

We may be materially affected by the RoHS directives.

The European Union has finalized the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS directive, which bans the use of certain hazardous materials including lead, mercury, cadmium, chromium, and halogenated flame-retardants. Certain of our access processor solutions include components that contain lead. Under the RoHS directive, our components which are placed on the market in the European Union after July 1, 2006 will have to meet the required standards and any products which do not meet the standards may be prohibited from sale. We cannot assure you that compliance with RoHS will not have a material adverse effect on our financial condition or results of operations.

Unanticipated changes to our tax rates or exposure to additional income and other tax liabilities could affect our future operating results.

Our future effective tax rates could be favorably or unfavorably affected by unanticipated changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or their interpretation. We regularly assess the potential outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from such examinations will not have an effect on our operating results and financial condition.

Under current U.S. and Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with all of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current U.S. and Israeli law, we may be unable to enforce these agreements, and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. For example, Israeli courts have recently required employers seeking to enforce non-competition agreements of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property. If we cannot demonstrate that harm would be caused to us, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may acquire complementary businesses or technologies or engage in joint ventures or other transactions that may expand our business. These transactions could divert our resources, cause dilution to our stockholders and adversely affect our results of operations.

We may acquire additional complementary businesses or technologies or engage in joint ventures or other transactions in an effort to expand our business. We have not made any acquisitions to date and our management has not had any experience making acquisitions or integrating acquired businesses. Negotiating potential acquisitions or integrating newly acquired businesses, products or technologies into our business could divert our management’s attention from other business concerns and could be expensive and time consuming. Acquisitions could expose our business to unforeseen liabilities or risks associated with entering new markets. In addition, we might lose key employees while integrating new businesses. Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated sales and cost benefits. In addition, future acquisitions could result in customer dissatisfaction, performance problems with an acquired company, or issuances of equity securities that cause dilution to our existing stockholders. Furthermore, we may incur contingent liability or possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our results of operations.

Risks Related to Our Operations in Israel

Potential political, economic and military instability in Israel, where the majority of our senior management and our research and development facilities are located, may adversely affect our results of operations.

Our largest office and research and development facilities are located in Israel. Operations in Israel accounted for approximately a majority of our operating expenses in each of the last three years.

Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our revenues to decrease and adversely affect the share price of publicly traded companies having operations in Israel, such as us. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there has been an increase in unrest and terrorist activity, which began in September 2000 and has continued with varying levels of severity into 2006. The recent election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council may create additional unrest and uncertainty. Furthermore, several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel increase. These restrictions may limit materially our ability to sell our solutions to companies in these countries.

Our operations may be disrupted by the obligations of our personnel to perform military service.

Many of our male employees in Israel, including two members of senior management, are obligated to perform up to one month (in some cases more) of annual military reserve duty until they reach age 45 and, in emergency circumstances, could be called to active duty. In response to the increase in terrorist activity and the Palestinian uprising, there have been since September 2000 occasional call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of one or more of our key employees for military service. Such disruption could materially adversely affect our business and results of operations.

Because a majority of our revenues and cost of revenues are denominated in U.S. dollars but a majority of our operating expenses are incurred in New Israeli Shekels, or NIS, our results of operations may be seriously harmed by currency fluctuations.

A majority of our revenues and cost of revenues are denominated in U.S. dollars but a majority of our expenses are incurred in NIS. As a result, we are exposed to risk to the extent that the inflation rate in Israel exceeds the rate of devaluation of the NIS in relation to the U.S. dollar or if the timing of these devaluations lags behind inflation in Israel. In that event, the U.S. dollar cost of our operations in Israel will increase and our U.S. dollar-measured results of operations will be adversely affected. To the extent that the value of the NIS increases against the dollar, our expenses on a dollar cost basis increase. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the U.S. dollar. If the U.S. dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the U.S. dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel.

The tax benefits available to us require us to meet several conditions and may be terminated or reduced in the future, which would increase our taxes.

We hope to be able to take advantage of tax exemptions and reductions resulting from the “Approved Enterprise” status of the facilities of our Israeli subsidiary under the Israeli Law for Encouragement of Capital Investments, 1959, referred to as the Investment Law. To remain eligible for these tax benefits, we must continue to meet conditions, including making specified investments in property and equipment, and financing a percentage of investments with share capital. If we fail to meet these conditions in the future, the tax benefits would be canceled. There is no assurance that these tax benefits will be continued in the future at their current levels or at any level. The termination or reduction of these tax benefits or our inability to qualify for “Approved Enterprise” status in the future may increase our tax expenses in the future, which would reduce our expected after-tax profits. Additionally, if we increase our activities outside of Israel, for example, by future acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. For a discussion of the tax implications of these programs, see “Israeli Government Programs—Law for the Encouragement of Capital Investments, 1959”.

You may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws, against us, our executive officers and directors and the experts named in this prospectus, or asserting U.S. securities laws claims in Israel.

Some of our directors and officers, and the experts named herein, are not residents of the United States and some of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors, officers or the experts named herein and enforcement of judgments obtained in the United States against us, some of our directors and executive officers, or the experts named herein, may be difficult to obtain within the United States.

An investor also may find it difficult to enforce a U.S. court judgment in either the U.S. or Israel, including a judgment based on the civil liability provisions of U.S. federal securities laws against us, or against our directors, officers or the experts named herein. Moreover, an investor may find it difficult to bring an original action in an Israeli court to enforce liabilities based upon the U.S. federal securities laws against us, or against our directors, officers, or the experts named herein. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear such a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.

Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or the experts named herein. Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

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the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

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the judgment may no longer be appealed;

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the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

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the judgment is executory in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

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the judgment was obtained by fraud;

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there is a finding of lack of due process;

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the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

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the judgment is in conflict with another judgment that was given in the same matter between the same parties and that is still valid; or

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at the time the action was instituted in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Risks Related to This Offering

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

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quarterly variations in our results of operations or those of our competitors;

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general economic conditions and slow or negative growth of related markets;

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announcements by us or our competitors of acquisitions, design wins, new solutions, significant contracts, commercial relationships or capital commitments;

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our ability to develop and market new and enhanced solutions on a timely basis;

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commencement of, or our involvement in, litigation;

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disruption to our operations;

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the emergence of new sales channels in which we are unable to compete effectively;

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any major change in our board or management;

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changes in financial estimates including our ability to meet our future revenue and operating profit or loss projections;

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changes in governmental regulations or in the status of our regulatory approvals; and

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changes in earnings estimates or recommendations by securities analysts.

In addition, the stock market in general, and the market for semiconductor and other technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. These trading price fluctuations may also make it more difficult for us to use our common stock as a means to make acquisitions or to use options to purchase our common stock to attract and retain employees. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Additional sales of our common stock in the public market after the offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon completion of the offering, we will have              shares of common stock outstanding. Of the outstanding shares after completion of the offering, all of the              shares sold in the offering will be freely tradable immediately without further registration under the Securities Act of 1933, as amended, or the Securities Act, except that any shares held by our “affiliates” (as that term is defined under Rule 144 of the Securities Act) may be sold only in compliance with the limitations under Rule 144. The remaining outstanding shares after completion of the offering will be “restricted securities” and generally will be available for sale in the public market as follows:

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no shares will be eligible for immediate sale on the date of this prospectus; and

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shares, which are subject to lock-up agreements with the underwriters, will be eligible for sale at various times beginning 180 days (subject to an extension of up to 18 days) after the date of this prospectus pursuant to Rules 144, 144(k) and 701 of the Securities Act.

The underwriters may, however, release all or a portion of the shares subject to lock-up agreements at any time without notice. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

In addition, after the offering, the holders of 12,032,610 shares of common stock will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

See the information under the caption “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon completion of the offering.

Because of their significant stock ownership, our officers and directors will be able to exert significant influence over our future direction.

Executive officers, directors, and entities affiliated with them will, in the aggregate, beneficially own approximately         % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. For more detailed information, see “Principal and Selling Stockholders.”

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from the shares of common stock sold by us in this offering for general corporate purposes, including working capital as well as to repay $4.0 million of outstanding indebtedness. We expect to use the remaining amount of the net proceeds of this offering for general corporate purposes, including sales and marketing activities, research and development activities, general and administrative matters and on capital expenditures. We may also use a portion of our net proceeds to acquire or invest in complementary businesses or products or to obtain rights to such complementary technologies. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $    in net tangible book value per share from the price you paid, based on the initial offering price of $    per share. The exercise of outstanding options and warrants will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, please see “Dilution.”

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission and the NASD. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We need to commence the process of documenting, reviewing and improving our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•

Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

The establishment of a classified board of directors requiring that only a subset of the members of the Company’s board of directors be elected at each annual meeting of its stockholders;

•

The prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•

Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company;

•

Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us;

•

The ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•

The elimination of the rights of stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;

•

The required approval of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend, or repeal our bylaws, or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent in lieu of a meeting; and

•

The required approval of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our capital stock, see “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the caption “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•

levels of capital spending in the communications equipment industry, in general, and of the market for access infrastructure equipment, specifically;

•

our ability to achieve new design wins;

•

competition and competitive factors;

•

our dependence on a relatively small number of customers;

•

our ability to expand our current solutions to address other access infrastructure markets;

•

our ability to protect our intellectual property; and

•

future costs and expenses.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

This prospectus contains statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe the publications are reliable, we have not independently verified their data.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, that we have filed with the SEC with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $          million from our sale of the             shares of common stock offered by us in this offering, based on an assumed initial public offering price of $            per share, the mid-point of the range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $           million. We will not receive any of the net proceeds from the sale of shares by the selling stockholders.

The principal purposes for this offering are to increase our working capital, create a public market for our common stock, provide liquidity for our existing stockholders, and to increase our ability to access the capital markets in the future. We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, sales and marketing and research and development expenditures and, to a lesser extent, capital expenditures. Approximately $4.0 million of our net proceeds from this offering will be used to repay currently outstanding bank debt, maturing on June 30, 2006 and bearing an interest rate between LIBOR plus 3.75% to LIBOR plus 4% per annum, calculated as of the disbursement date and compounded annually. We may also use a portion of the net proceeds to acquire complementary technologies or businesses. We have no commitments with respect to any such acquisitions or investments, and we are not involved in any negotiations with respect to any such transactions.

The amounts and timing of our actual expenditures will depend on numerous factors, including the cash used or generated in our operations, the status of our product development efforts, sales and marketing activities, technological advances and competitive pressures. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. We may find it necessary or advisable to use our net proceeds for other purposes, and we will have broad discretion in the application of our net proceeds. Pending the uses described above, we intend to invest the net proceeds from the shares of common stock sold by us in this offering in short-term, interest bearing, investment grade securities. We have implemented and maintain a prescribed investment policy in regards to our cash investments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our common stock. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2005:

•

on an actual basis;

•

on a pro forma basis to reflect (i) the issuance of 1,417,644 shares of Series B and Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering, (ii) 2,654,900 additional shares issuable pursuant to anti-dilution adjustments, and (iii) the conversion of all outstanding shares of our preferred stock into shares of common stock; and

•

on a pro forma basis as adjusted basis to reflect our receipt of the estimated net proceeds from this offering, based on an assumed initial public offering price of $    per share, the mid-point of the range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$7,796	$7,796	$
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 24,304,563 shares authorized, 10,528,104 shares issued and outstanding actual; shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	11	—		—
Common stock, $0.001 par value; 44,000,000 shares authorized, 4,405,334 shares issued and 4,303,964 shares outstanding, actual; 44,050,000 shares authorized; 19,005,982 shares issued and 18,904,612 shares outstanding, pro forma; shares authorized, shares issued and shares outstanding, pro forma as adjusted	4	16
Additional paid-in capital	41,856	46,755
Deferred stock-based compensation	(101)	(101)
Accumulated deficit	(35,880)	(35,880)
Total stockholders’ equity	5,890	10,790
Total capitalization	$5,890	$10,790	$

The number of issued and outstanding shares as of December 31, 2005 in the table excludes:

•

2,871,192 shares of common stock issuable upon the exercise of outstanding options with exercise prices ranging from $0.20 to $6.28 and a weighted average exercise price of $1.40 per share; and

•

123,474 shares of common stock reserved for future issuance under our 2003 Share Option Plan, and additional shares, plus annual increases, that will be reserved for future issuance under our 2006 Equity Incentive Plan to be adopted by our board of directors prior to the completion of this offering.

If the warrant holders referred to above exercise their warrants on a cashless basis based on an assumed initial public offering price of $           per share, the aggregate shares of Series B and Series C preferred stock we will issue will be reduced from             shares to             shares and our cash and cash equivalents will be reduced by $            on a pro forma as adjusted basis.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. As of December 31, 2005, our pro forma net tangible book value was $10.8 million, or $0.57 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of December 31, 2005, after giving effect to the conversion of our preferred stock into common stock upon completion of this offering including 2,654,900 shares issuable pursuant to anti-dilution adjustments and 1,417,644 shares of Series B and Series C preferred stock issuable upon exercise of warrants that will terminate if not exercised prior to the closing of this offering. After giving effect to our sale in this offering of             shares of our common stock at an assumed initial public offering price of $            per share, the mid-point of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2005 would have been $        million, or $            per share of our common stock. This represents an immediate increase of net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Initial public offering price per share		$
Pro forma net tangible book value per share as of December 31, 2005, before giving effect to this offering	$0.44
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering
Pro forma net tangible book value per share after giving effect to this offering
Dilution in pro forma net tangible book value per share to investors in this offering		$

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after giving effect to this offering would be $            per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $            per share.

The following table summarizes, as of December 31, 2005, the differences between the number of shares of common stock purchased from us, after giving effect to the conversion of our preferred stock into common stock including 2,654,900 shares issuable pursuant to anti-dilution adjustments and 1,417,644 shares of Series B and Series C preferred stock issuable upon exercise of warrants that will terminate if not exercised prior to the closing of this offering, the total cash consideration paid and the average price per share paid by our existing stockholders and by our new investors purchasing stock in this offering at an assumed initial public offering price of $            per share, the mid-point of the range on the cover of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	18,904,612%		$45,493,000%		$2.41
New investors
Total		100.0%		$100.0%

If the underwriters exercise their over-allotment option in full, our existing stockholders would own      % and our new investors would own       % of the total number of shares of our common stock outstanding after this offering.

The above information assumes no exercise of stock options outstanding as of December 31, 2005. As of December 31, 2005, there were:

•

2,871,192 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2005 at a weighted average exercise price of $0.70 per share; and

•

123,474 shares of common stock reserved for issuance under our 2000 Share Option Plan and 2003 Share Option Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data for each of the three years in the period ended December 31, 2003, 2004, and 2005, and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements that are not included in this prospectus. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$87	$808	$4,476	$9,329	$19,594
Cost of revenues	35	213	924	2,128	4,298
Gross profit	52	595	3,552	7,201	15,296
Operating expenses:
Research and development	7,799	7,945	9,027	8,065	8,659
Sales and marketing (including stock-based compensation expense of $0, $0, $0, $0 and $31 in 2001, 2002, 2003, 2004 and 2005, respectively)	1,029	1,926	2,730	2,929	4,294
General and administrative	455	591	581	688	807
Total operating cost and expenses	9,283	10,462	12,338	11,682	13,760

Operating income (loss)	(9,231)	(9,867)	(8,786)	(4,481)	1,536
Financial income (expenses), net	227	(12)	(361)	162	171
Change in fair value of redeemable warrants	—	—	—	(172)	(1,171)

Net income (loss)	$(9,005)	$(9,929)	$(9,147)	$(4,815)	$194
Net income (loss) attributable to preferred stockholders	—	—	—	—	194
Net income (loss) attributable to common stockholders	(9,005)	(9,929)	(9,147)	(4,815)	—
Basic and diluted net loss per share of common stock	(2.52)	(2.66)	(2.33)	(1.17)	—
Weighted average number of common shares used in computing net loss per share- basic and diluted	3,572	3,737	3,925	4,126	4,266

	December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,727	$5,383	$7,778	$5,584	$7,796
Short term deposits	—	—	—	—	3,000
Working capital	12,078	5,120	5,529	6,281	5,204
Total assets	15,089	8,345	10,883	10,084	16,521
Total liabilities	1,477	3,863	4,465	7,188	10,631
Total stockholders’ equity	13,612	4,482	6,418	2,896	5,890

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

We are a leading provider of access processing semiconductors which enable the delivery of new services in the evolving communications network infrastructure. We integrate our access processors with our networking software to deliver proprietary solutions that provide intelligence for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services.

We were incorporated in January 2000 and were engaged principally in research and development and marketing activities through October 2001. We began shipping prototypes of our products in the fourth quarter of 2001 and initiated commercial shipment of our access processor solutions in the third quarter of 2002. We sell our solutions primarily to OEMs, and to a lesser extent, ODMs and subsystem manufacturers, through a combination of our direct sales force and third party sales representatives. Our solutions are designed into equipment for many leading communications OEMs.

We believe that a key competitive advantage is the integration of our proprietary access processor architecture with our networking software into a single-chip solution. We offer our customers a complete access processor solution that eliminates the need for costly external companion chips. Through higher levels of integration, our solutions were developed to reduce design and manufacturing complexity, power consumption, physical space requirements and development, testing and support costs and time to market for our customers.

We outsource all of our manufacturing, assembly and test functions, enabling us to focus on the design, development, sales and marketing of our solutions. As a result, our business has relatively low capital requirements. However, our ability to bring new products to market, to fulfill customer orders and to achieve long-term revenue growth depends on our ability to obtain sufficient external manufacturing capacity, including wafer fabrication capacity.

We target several markets within access infrastructure, including wireless infrastructure, DSL, optical access, multi-service access, VoIP and access routers. Growth in our target markets is being driven largely by the need for service providers to offer new services while leveraging their existing investments in access infrastructure equipment. Because the access network is the location within the communications network where services are implemented and distributed, service providers are spending a greater proportion of their capital budgets on access network infrastructure. However, we believe that demand for our solutions will largely depend upon the magnitude and timing of capital spending by service providers. We are also subject to downturns that may occur within the communications equipment market.

We have experienced rapid growth in our revenues over the last two years. Our revenues increased from $4.5 million in 2003 to $9.3 million in 2004 and to $19.6 million in 2005. In order to continue to increase our revenues, we must continue to achieve design wins. We consider a design win to occur when an OEM, ODM or subsystem manufacturer notifies us that it has selected our solution to be incorporated into a product under development. After we secure a design win, a customer typically requires twelve to eighteen months to develop and test its products and commence production. Because the life cycles for our customers’ products can last for several years, if a product is successfully commercialized, we expect to continue to receive revenues over an extended period of time. The failure to achieve a design win can result in our foregoing associated revenues for the life of that product.

The benefits of our solutions have resulted in favorable gross margins for our products. However, as is common in our industry, we anticipate that average selling prices for our solutions will continue to decline over time. If we are not able to decrease the manufacturing cost of our solutions or introduce new, higher value solutions with additional features and functionality, our gross margins will decrease.

For the year ended December 31, 2005, our operating expenses represented approximately 70% of our revenues. We recorded net income of approximately $0.2 million for the year 2005, and we have been profitable since the third quarter of 2005. As of December 31, 2005, we had incurred cumulative net losses of $35.9 million.

Revenues. We generate most of our revenues from sales of our access processor solutions and recognize revenue upon shipment to our customers. We also generate revenues from non-silicon sources, including engineering services, software licensing, maintenance, support and training, which are typically sold separately to our customers during their development processes. As revenues from sales of access processor solutions have increased, revenues from non-silicon sources have decreased as a percentage of revenues. We expect that revenues from non-silicon sources, which represented less than 10% of our revenues in 2005, will continue to decline as a percentage of revenues.

Sales of our access processor solutions to the DSL market have represented a majority of our revenues to date. In the future, we expect to derive an increasing percentage of our revenues from sales to other markets. While we anticipate that sales to the DSL market will decline as a percentage of revenues, we expect DSL to continue to be our largest end market in 2006.

To date, we have derived a substantial portion of our revenues from a relatively small number of customers. Total sales to customers representing more than 10% of revenues accounted for 51%, 42% and 35% of our total revenues for the years ended December 31, 2003, 2004 and 2005. We expect sales to customers representing more than 10% of our revenues to continue to account for a decreasing but significant portion of our revenues in 2006. In 2005, Lucent accounted for 24% and Carrier Access Corporation accounted for 11% of our revenues. In 2004, Cisco Systems, Inc. accounted for 17%, ECI Telecom, Ltd. accounted for 15% and Zhone Technologies, Inc. (formerly Paradyne Networks, Inc.) accounted for 10% of our revenues. In 2003, Cisco accounted for 27%, Millinet Co., Ltd. accounted for 13% and Zhone accounted for 11% of our revenues. The loss of one or more of our principal customers or the cancellation or deferral of purchases of our products by one of these customers could cause our revenues to decline materially if we are unable to increase our revenues from other customers.

We market and sell our access processor solutions worldwide. The percentages of our revenues by geographic area for the periods indicated were as follows:

	Year ended December 31,
	2003	2004	2005

North America	45%	45%	57%
EMEA	31	40	32
APAC	24	15	11
	100%	100%	100%

We attribute revenues to the geographic area where the customer, or its business unit that makes the purchase, is based. As we expand our operations, part of our strategy is to increase the revenue contribution from sales to EMEA, or Europe, the Middle East and Africa, and APAC, or Asia Pacific.

Our payment terms with customers generally range from net 30 to net 60 days. As of December 31, 2004 and 2005, days sales outstanding were 79 and 44. Historically, we have not had any write-offs for bad debts and do not currently have any provision for doubtful accounts.

Backlog. Sales of our products are generally made pursuant to purchase orders. We typically include in backlog only those customer orders for which we have accepted purchase orders and which we expect to ship within the next twelve months. Since orders constituting our current backlog are subject to changes in delivery schedules or cancellation with limited or no penalties, we believe that the amount of our backlog is not necessarily an accurate indication of our future revenues.

Cost of Revenues. Cost of revenues consists primarily of the cost of silicon wafers purchased from our foundry supplier, TSMC, as well as costs associated with the assembly and test of our solutions by ASE, royalties due to third party intellectual property providers, and related costs of personnel associated with production management and quality assurance. We currently purchase our wafers and assembly and test services from TSMC and ASE on a fixed price basis, typically pursuant to an annual contract. Because we do not have long-term pricing agreements with TSMC and ASE, our wafer costs and services are subject to price fluctuations based on the cyclical demand for semiconductors.

We purchase our inventory pursuant to standard purchase orders. Because lead times at our manufacturing subcontractors are about three months, we may build inventory based on our estimate of future forecasts rather than customers’ orders. In addition, as customers are increasingly looking for opportunities to reduce their lead times, we may be required to increase our inventory to meet customer demand.

We expect our costs to increase in absolute dollars. The increase in absolute dollars will result from the expected increase in the volume of sales of our access processor solutions. Since we began shipping our solutions, our cost of revenue has not significantly fluctuated as a percentage of our revenue. Our cost of revenues as a percentage of revenues may increase over time, primarily due to an anticipated decline in average selling prices for our solutions that may not be met by corresponding decreases in costs.

Research and Development. Our research and development expenses consist primarily of compensation and associated costs of employees engaged in research and development and to a lesser extent, computer aided design software tools, tape-out costs, contractors’ costs, reference design development costs, test development and qualification costs, occupancy costs and depreciation expense. Tape-out costs include charges for mask sets, prototype wafers and mask set revisions incurred before releasing new products.

As of December 31, 2005, we had 67 employees engaged in research and development. All research and development expenses are expensed as incurred. We expect these costs to increase in absolute dollars as a result of an increase in personnel to support our product development activities.

Sales and Marketing. Sales and marketing expenses consist primarily of compensation and associated costs for personnel engaged in sales and marketing, and customer service and technical support, payments to third party sales representatives and marketing consultants, and expenses for promotions, trade shows and travel. We expect that these expenses will increase in absolute dollars in future periods.

General and Administrative. General and administrative expenses consist primarily of compensation and associated costs for personnel engaged in finance, human resources and administrative activities, legal and accounting fees. We expect these expenses to increase significantly in absolute dollars as we hire additional personnel and incur additional costs related to the growth of our business as well as the costs associated with being a public company, including corporate governance compliance under the Sarbanes-Oxley Act of 2002 and rules implemented by the Securities and Exchange Commission and the NASDAQ, as well as director and officer liability insurance.

Amortization of Deferred Stock-Based Compensation. We have generally granted our employees options to purchase shares of common stock at exercise prices equal to the fair market value of the underlying shares of common stock. As of December 31, 2005, we had recorded deferred stock-based compensation in the amount of $108,000 of which $31,000 was expensed in 2005. The determination of the fair value of the underlying shares of common stock prior to this offering involved subjective judgment, third party valuations and the consideration by our board of directors of a variety of factors. Because there has been no public market for our common stock prior to this offering, the amount of the compensatory charge was not based on an objective measure, such as the trading price of our common stock. We discuss in detail the factors affecting our determination of the deemed fair value of the underlying common stock below in “Application of Critical Accounting Policies—Accounting for Stock-Based Compensation.” As of January 1, 2006, we adopted SFAS No. 123(R), which will require us to expense the fair value of employee stock options. We have not yet quantified the effects of the adoption of SFAS No. 123(R), but we expect that the new standard will result in significant stock-based compensation expenses.

Change in Fair Value of Redeemable Warrants. We issued two warrants with a mandatory redemption feature in connection with a credit facility we entered into in 2004. These redeemable warrants are classified as liabilities and we record the changes in fair value for these redeemable warrants in each reporting period using the Black-Scholes option pricing model. We do not expect to incur additional charges for any period after the quarter ending March 31, 2006.

Financial Expenses, net. Financial expenses consist of interest on long-term loans and amortization of debt issuance costs partially offset by interest earned on cash and cash equivalents and short-term deposits balances. Fluctuations in exchange rates may also increase or decrease financial expenses.

Taxes on Income. Our subsidiary in Israel, Wintegra Ltd., has been granted Approved Enterprise status for its facilities and has elected to participate in the alternative benefits program. All of our sales are generated from Wintegra Ltd. Under the terms of our Approved Enterprise program, income generated from Wintegra Ltd. that is attributable to the Approved Enterprise is tax exempt for a period of two years commencing as of the first year in which Wintegra Ltd. has taxable income. After the expiry of the two-year period, taxable income from Wintegra Ltd. that is attributed to the Approved Enterprise will then be subject to a reduced tax rate (generally 10-25% depending on the percentage of indirect foreign investment in Wintegra Ltd.) for an additional period of up to a total of eight years from when the tax exemption ends. To date, our Israeli subsidiary has not paid any taxes. The benefit period will commence when Wintegra Ltd. realizes taxable income from its Approved Enterprise after full utilization of its accumulated carryforward losses of approximately $32 million as of December 31, 2005. See “Israeli Taxation and Government Programs” for a more detailed discussion. Our activities in the U.S. and in Wintegra Ltd.’s subsidiaries in Canada and UK are mainly in marketing and technical support. Income recognized in connection with these activities is subject to the regular tax rates applicable in each jurisdiction.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and the results of operations are based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, inventories and accounting for stock based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are set forth below.

The following accounting policies require our most difficult, subjective and complex judgment, resulting from the need to make estimates about the effect of matters that are inherently uncertain:

•

Revenue recognition;

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Inventory reserves; and

•

Accounting for stock-based compensation.

Revenue Recognition. We recognize revenue from product sales in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”, or SAB 104, which requires that four basic criteria be met before revenue can be recognized:

(1) Persuasive evidence of an arrangement exists;

(2) Delivery has occurred and title has passed to our customer;

(3) The fee is fixed and determinable and no further obligation exists; and

(4) Collectibility is reasonably assured.

We consider that a customer has taken title and assumed the risks and rewards of ownership of our access processor solutions when they are shipped to the customer. We have no further obligations to the customer after delivery is made. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years the customer has been in business and the history of collection.

Inventories. We value our inventories at the lower of cost or estimated market value. We estimate market value based on our current pricing, market conditions and specific customer information. We write down inventory for slow-moving items or technological obsolescence. We also assess our inventories for obsolescence based upon assumptions about future demand and market conditions. Once inventory is written down, a new cost basis for these assets is established for future periods.

Accounting for Stock-Based Compensation. Through December 31, 2005, we elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion 25, “Accounting

for Stock Issued to Employees,” or APB 25, and related interpretations in accounting for employee stock options rather than adopting the alternative fair value accounting provided under Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock Based Compensation.” Therefore, we have not recorded any compensation expense for stock options we granted to our employees where the exercise price equals the fair market value of the stock on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period are fixed. However, where the exercise price is less than the fair market value of the stock on the date of grant, compensation expense was recognized. Deferred compensation is amortized to compensation expense over the vesting period of the options on a straight-line method, generally four years.

We comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which require that we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options. In calculating such fair value, there are certain assumptions that we use, as disclosed in note 2 of our consolidated financial statements included elsewhere in this prospectus. For purposes of this pro forma disclosure, we estimate the fair value of stock options issued to employees using the Minimum Value valuation model through June 2005 and the Black-Scholes option pricing model since June 2005. These models were developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of options and our expected stock price volatility. Therefore, the estimated fair value of our employee stock options could vary significantly as a result of changes in the assumptions used.

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS 123(R), which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. Accordingly, SFAS 123(R) eliminates the use of the intrinsic value method to account for share-based compensation transactions as provided under APB Opinion No. 25. Under SFAS 123(R), we are required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. We currently use the Black-Scholes option-pricing model to value options for pro forma financial statement disclosure purposes. The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option-pricing model. We adopted SFAS 123(R) commencing January 1, 2006 and are in the process of evaluating its requirements to assess what impact its adoption will have on our financial position and results of operations.

At each option grant date, our board of directors and management determined the deemed fair value of our common stock. Because there has been no public market for our common stock, this determination is necessarily subjective. The board of directors has considered a number of factors, including:

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The issuance price of our series A, B, C and D preferred stock to third parties;

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The liquidation preference and other rights of the preferred stock

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Significant events in our history including the securing of design wins as well as our overall financial performance; and

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Trends in the market for public companies involved in similar lines of business.

We have reviewed the methodologies used in making these determinations in light of the AICPA’s Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation, which we refer to as the practice aid. Management and the board of directors took into consideration the market and income approaches to valuation as set forth in the practice aid. We believe that the valuation methodologies that we have used are consistent with the practice aid.

In connection with the preparation of our financial statements for the years ended December 31, 2004 and 2005, we assessed the valuations of our common stock as of these dates and engaged independent valuation firms.

Management also assessed its estimate of the fair value for financial reporting purposes of its common stock based on the subjective factors mentioned above, the various approaches to valuation set forth in the practice aid, the independent valuation studies and an assessment of market considerations, including the overall economic marketplace, factors affecting our industry as well as the likelihood of an initial public offering, the uncertainties inherent in an initial public offering and the enterprise value of our company.

Based on the foregoing analysis, our board of directors concluded that the exercise price of the options granted up to June 30, 2005 was equal to the fair value assessment of our common stock, the exercise price of the options granted in August and October 2005 was below the fair value assessment of our common stock and the exercise price of the options granted in December 2005 was equal to the fair value as of such time. As disclosed in the Statements of Changes in Stockholders’ Equity in our consolidated financial statements, we recorded a deferred stock-based compensation in the amount of $108,000 with regard to the grants made in August and October 2005.

Results of Operations

The following table sets forth our statements of operations as a percentage of revenues for the periods indicated:

	Year Ended December 31,
	2003	2004	2005
Revenues:	100%	100%	100%
Cost of revenues	21	23	22
Gross profit	79	77	78

Operating costs:
Research and development	201	86	44
Selling and marketing	61	31	22
General and administrative	13	7	4

Total operating cost and expenses	276	125	70

Operating income (loss)	(196)	(48)	8
Financial expenses, net	8	2	2
Change in fair value of redeemable warrants		2	5

Net income (loss)	(204)%	(52)%	1%

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

Revenues. Revenues were $19.6 million for the year ended December 31, 2005 compared to $9.3 million for the year ended December 31, 2004, representing an increase of 110%. This substantial increase in revenues resulted from an increase in the number and associated unit-volumes of projects that moved into mass production, primarily for IP DSLAMs for the DSL market, and wireless infrastructure equipment. This increase was partially offset by a slight decrease in revenues from non-silicon sources, including engineering services, sales of development systems, software licensing, maintenance, support and training. Revenues from these sources decreased as a percentage of revenue to 9% in 2005 from 25% in 2004 due primarily to growth in revenues from access processors and the ability of our customers to leverage their previous investments in our development systems and software.

Gross Profit. Gross profit was $15.3 million for the year ended December 31, 2005 compared to $7.2 million for the year ended December 31, 2004, representing an increase of 112%. The increase in gross profit was the result of a substantial increase in sales of our access processor solutions. Gross margin as a percentage of revenues remained relatively constant for these periods as a result of a decline in average selling prices, offset by a decline in per unit manufacturing costs.

Research and Development. Research and development expenses were $8.7 million for the year ended December 31, 2005 compared to $8.1 million for the year ended December 31, 2004, representing an increase of 7%. The increase primarily was due to expenses associated with the development of our WinPath2 product and higher compensation expenses associated with an increase in research and development personnel.

Sales and Marketing. Sales and marketing expenses were $4.3 million for the year ended December 31, 2005 compared to $2.9 million for the year ended December 31, 2004, representing an increase of 47%. The increase primarily was attributable to an increase in compensation expenses relating to growth in headcount and an increase in commissions to sales representatives. A portion of the growth in headcount was attributable to the transfer of employees from research and development to sales and marketing to perform technical support functions.

General and Administrative. General and administrative expenses were $0.8 million for the year ended December 31, 2005 compared to $0.7 million for the year ended December 31, 2004, representing an increase of 17%. The increase primarily was attributable to an increase in compensation expenses associated with increased headcount.

Change in Fair Value of Redeemable Warrants. Change in fair value of redeemable warrants were $1.2 million for the year ended December 31, 2005 compared to $0.2 million for the year ended December 31, 2004, representing an increase in the fair value of redeemable warrants issued to lenders.

Financial Expenses, net. Financial expenses were $0.2 million for the year ended December 31, 2005 and $0.2 million for the year ended December 31, 2004. The financial expenses in both years were primarily a result of the interest expenses related to our credit line.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

Revenues. Revenues were $9.3 million for the year ended December 31, 2004 compared to $4.5 million for the year ended December 31, 2003, representing an increase of 108%. This increase in revenues resulted from an increase in the number and associated unit-volumes of projects that moved into mass production, primarily for IP DSLAMs and multi-service access. Revenue from non-silicon sources decreased as a percentage of sales to 25% in 2004 from 45% in 2003, due primarily to growth in revenues from access processors and the ability of our existing customers to leverage their previous investments in our development systems and software.

Gross Profit. Gross profit was $7.2 million for the year ended December 31, 2004 compared to $3.6 million for the year ended December 31, 2003, representing an increase of 103%. The increase in gross profit was the result of a substantial increase in sales of our access processor solutions. Gross margin declined to 77% in 2004 from 79% in 2003 as a result of a decline in average selling prices, slightly offset by a decline in per unit manufacturing costs.

Research and Development. Research and development expenses were $8.1 million for the year ended December 31, 2004 compared to $9.0 million for the year ended December 31, 2003, representing a decrease of 12%. Research and development expenses for 2003 included a one time expense related to the issuance of warrants to one of our investors with whom we have a strategic relationship, in exchange for services. The decrease was also a result of lower amortization expenses related to assets used in development activities, offset by an increase in compensation expenses associated with an increase in research and development personnel.

Sales and Marketing. Sales and marketing expenses were $2.9 million for the year ended December 31, 2004 compared to $2.7 million for the year ended December 31, 2003, representing an increase of 7%. The increase primarily was attributable to an increase in commissions to sales representatives and, to a lesser extent, an increase in compensation expenses relating to growth in headcount.

General and Administrative. General and administrative expenses increased to $0.7 million for the year ended December 31, 2004 compared to $0.6 million for the year ended December 31, 2003, representing an increase of 18%. The increase primarily was attributable to an increase in compensation expenses associated with increased headcount.

Change in Fair Value of Redeemable Warrants. Change in fair value of redeemable warrants was $0.2 million for the year ended December 31, 2004 compared to zero for the year ended December 31, 2003, as the warrants were issued in 2004.

Financial Expenses, net. Financial expenses were $0.2 million for the year ended December 31, 2004 and $0.4 million for the year ended December 31, 2003. The financial expense decreased primarily due to a reduction in the amortization of debt issuance costs during 2004.

Quarterly Results of Operations

The following tables present our unaudited quarterly consolidated results of operations for the eight quarters in the period ended December 31, 2005. You should read the following tables in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

	Three Months Ended
	31-Mar 2004	30-Jun 2004	30-Sep 2004	31-Dec 2004	31-Mar 2005	30-Jun 2005	30-Sep 2005	31-Dec 2005
	(in thousands)
Revenues	$1,744	$2,293	$2,636	$2,656	$3,444	$4,699	$5,080	$6,371
Cost of revenues	427	512	599	590	838	1,008	1,118	1,334

Gross profit	1,317	1,781	2,037	2,066	2,606	3,691	3,962	5,037

Operating costs and expenses:

Research and development	2,019	1,974	2,061	2,010	2,122	2,149	2,158	2,230
Selling and marketing	675	717	738	799	923	1,121	1,108	1,142
General and administrative	151	158	181	198	200	181	197	229

Total operating expenses	2,845	2,849	2,980	3,007	3,245	3,451	3,463	3,601

Operating income (loss)	(1,528)	(1,068)	(943)	(941)	(639)	240	499	1,436
Financial income (expense) net	(78)	(49)	(47)	12	(66)	(19)	(26)	(60)
Change in fair value of redeemable warrants	—	—	—	(172)	32	(526)	(320)	(357)

Net income (loss)	$(1,606)	$(1,117)	$(990)	$(1,101)	$(673)	$(305)	$153	$1,019

The following table sets forth our historical results, for the periods indicated, as a percentage of revenue.

	Three Months Ended
	31-Mar 2004	30-Jun 2004	30-Sep 2004	31-Dec 2004	31-Mar 2005	30-Jun 2005	30-Sep 2005	31-Dec 2005
Revenues	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenues	24	22	23	22	24	21	22	21

Gross profit	76	78	77	78	76	79	78	79

Operating costs and expenses:

Research and development	116	86	78	76	62	46	42	35
Selling and marketing	39	31	28	30	27	24	22	18
General and administrative	9	7	7	7	6	4	4	4

Total operating expenses	163	124	113	113	94	73	68	57

Operating income (loss)	(88)	(47)	(36)	(35)	(19)	5	10	23
Financial income (expense) net	(4)	(2)	(2)	0	(2)	0	(1)	(1)
Change in fair value of redeemable warrants	—	—	—	(6)	1	(11)	(6)	(6)

Net income (loss)	(92)	(49)	(38)	(41)	(20)	(6)	3	16

Our quarterly revenues have consistently increased as a result of growth in revenues from our access processor solutions. Our rate of revenue growth slowed in the fourth quarter of 2004 as a result of a downturn in the communications industry. Gross margins have remained relatively stable due to declines in the costs to manufacture our solutions, offset by declines in average selling prices.

Operating expenses have steadily increased primarily due to increases in overall headcount. Operating expenses have decreased as a percentage of revenue due to a higher rate of increase in revenues than in operating expenses. Selling and marketing expenses also increased during 2005 due to increased headcount in technical support functions. As a result of the above factors, we achieved operating profitability in the second quarter of 2005 and positive net income in the third quarter of 2005.

Our quarterly operating results may fluctuate based on a number of factors, including levels of capital spending in the communications equipment industry, timing of customer orders, our ability to secure sufficient manufacturing capacity and changes in our operating expenses.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through private placements of our convertible preferred stock which have aggregated approximately $41 million. We incurred losses from operations since inception until the second quarter of 2005 and had an accumulated deficit of $35.9 million as of December 31, 2005. We experienced net losses of $4.8 million and $9.1 million for the years ended December 31, 2004 and 2003 respectively and $0.2 million of net income for the year ended December 31, 2005. As of December 31, 2005, our principal source of liquidity consisted of cash and cash equivalents of $7.8 million and short-term deposits of $3.0 million. In August 2004 we entered into an agreement with two financial institutions that provides us with a line of credit for general working capital requirements of up to $5.0 million, of which we utilized $4.0 million as of December 31, 2005.

Over the next 12 months, we expect cash flows from operating activities, along with the net proceeds from this offering, our existing cash and cash equivalents and short-term deposits to be sufficient to fund our operations. The proceeds from this offering will be used to repay $4 million outstanding under our credit lines as of December 31, 2005 and for working capital and other general corporate purposes.

Operating Activities

Net cash used in our operating activities amounted to $5.4 million in 2004 and $7.7 million in 2003 and provided net cash of $2.8 million in 2005. Cash used for operating activities was attributable primarily to net losses and increases in trade receivables and inventories partially offset by depreciation of property and equipment, amortization of debt issuance costs, the accretion of the debt discount and change in fair value of redeemable warrants and an increase in accrued expenses and other liabilities. Our accounts receivable increased by $0.4 million in 2005, $1.3 million in 2004 and by $0.4 million in 2003, as a result of an increase of our revenues during these years. The relatively smaller increase in accounts receivable in 2005 was attributable to improved collections compared to 2004 and an improvement in timing of customer payments. Our inventories increased by $0.4 million in 2005, to $0.4 million in 2004 and to $0.2 million in 2003 in order to meet the increased customer demand for our products. Accrued expenses and other liabilities increased by $1.3 million in 2005, $0.1 million in 2004 and $0.1 million in 2003, due to amounts owed under a joint-development agreement and increases in accrued royalties and deferred revenue.

Investing Activities

Net cash used in our investing activities amounted to $3.4 million in 2005, $0.2 million in 2004 and $0.2 million in 2003. This increase in 2005 related primarily to a $3.0 million investment in short-term deposits and to the acquisition of property and equipment. Net cash used in investing activities in 2004 and 2003 related primarily to the acquisition of property and equipment.

Financing Activities

Our financing activities provided $2.8 million in 2005, $3.3 million in 2004 and $10.3 million in 2003. Cash generated by financing activities was primarily attributable to proceeds from the issuance of preferred stock of $14.2 million, long-term loans of $2.0 million and to a lesser extent proceeds derived from the exercise of stock options and warrants, partially offset by payments of long-term loans.

In June 2002 we signed a loan agreement with lenders for a credit line in an aggregate amount of $5.0 million for two years, out of which we utilized $2.0 million. In August 2004, we entered into agreements with the existing lenders and a new lender, for new credit lines in an aggregate amount of $4.0 million with an option for an additional $1.0 million. To date, we have utilized $4.0 million of the credit lines which shall terminate on June 30, 2006.

The credit lines bear interest at a rate between LIBOR plus 3.75% to LIBOR plus 4% per annum calculated as of the disbursement date and compounded annually. The accrued interest is payable on the first day of each financial quarter.

In order to secure our obligations to the lenders, we recorded charges on all of our tangible and intangible assets. In addition, we granted the lenders a warrant to purchase our shares for a total amount of $1.8 million according to the terms and conditions defined in the warrant agreements. Our loan agreements also contain covenants which require that we meet certain levels of sales and cash balances. Our failure to comply with the covenants contained in our loan agreements could lead to a default under the terms of these agreements.

As of December 31, 2005, we have no off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

Contractual Commitments

The following table summarizes our contractual obligations at December 31, 2005 and the effect those obligations are expected to have on our liquidity and cash flow in future periods:

	Payment due by period
	Total	Less than 1 year	1 to 3 years	After 3 years
	(in thousands)
Capital lease obligations	$86	$43	$43	$—
Operating leases	350	334	16	—
Long term loans	4,000	4,000	—	—
Interest expenses	168	168	—	—
Total	$4,604	$4,545	$59	$—

Cash capital expenditures were $0.4 million in 2005, $0.1 million in 2004 and $0.2 million in 2003. These expenditures primarily consisted of computers and test and lab equipment. We anticipate that further capital expenditures will be required to support anticipated future growth. We had no material commitments for capital expenditures at December 31, 2005, but we expect these expenditures to increase over the next 12 months for licenses of third party technologies and purchase of computers and test and lab equipment. We expect to incur additional expenses related to research and development and sales and marketing to develop new solutions and improve the functionality or performance of our products.

We typically provide our customers with a 90 day limited warranty under which our products shall conform to the applicable specifications. Historically, we have not incurred material costs related to our warranty and therefore do not currently have any provision for such costs.

Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that such financing, if required, will be available in amounts or on terms acceptable to us, if at all.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SAFS No. 151”). SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No.151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. As of December 31, 2005, we do not expect that the adoption of SFAS No. 151 will have a material effect on our financial position or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123(R), “Share-Base Payment,” which revises the previously effective SFAS No. 123 and supersedes APB No. 25, and on March 29, 2005 the SEC issued SAB 107, “Share-Based Payment” (“SAB 107”). These pronouncements address the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using APB No. 25 and generally requires that such transactions be accounted for using a fair value-based method and recognized as expenses in our consolidated statements of operations. The new standard became effective in the first interim period beginning after December 15, 2005. We cannot predict the impact of the adoption of Statement 123(R) because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that Statement would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income (loss) and earnings (loss) per share of common stock in Note 2l to the consolidated financial statements. We have not yet quantified the effects of the adoption of SFAS No. 123(R), but we expect that the new standard will result in significant stock-based compensation expense.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

All of our revenues are generated in U.S. dollars. A portion of our subsidiaries’ costs is currently paid in their local currency. A devaluation of the U.S. dollar relative to the subsidiaries’ local currencies could reduce our profitability.

We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we feel our foreign currency exposure has increased, we may consider entering into hedging transactions to help mitigate that risk.

Interest Rate Sensitivity

We had cash and cash equivalents totaling $7.8 million and short-term deposits totaling $3.0 million at December 31, 2005. Our cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we do not believe that changes in interest rates will have a material impact on our financial position and results of operations. However, declines in interest rates will reduce future investment income. In August 2004, we entered into an agreement with two financial institutions, for new credit lines in an aggregate amount of $4.0 million. We undertook to pay the lenders interest, at a rate between LIBOR plus 3.75% to LIBOR plus 4% per annum calculated as of the disbursement date and compounded annually.

BUSINESS

Wintegra is a leading provider of access processing semiconductors which enable the delivery of new services in the evolving communications network infrastructure. We integrate our access processors with our networking software to deliver proprietary solutions that provide essential intelligence for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services. We target access infrastructure equipment used in markets such as wireless infrastructure, DSL, optical access, multi-service access, VoIP and access routers. Our solutions are designed into equipment for many leading communications OEMs, such as Ericsson, Fujitsu, Lucent, Motorola and Siemens.

Industry Background

Trends in the Communications Industry

Service providers are facing an increasing array of challenges given the ongoing regulatory changes and technological advances in the communications industry. Global deregulation is promoting competition to incumbent service providers from both new entrants and operators in adjacent industries, such as wireless, satellite and cable television service providers. At the same time, end user demands are rapidly evolving. While in the past, communications traffic consisted primarily of traditional voice communications and basic data traffic, such as email and facsimiles, end users are increasingly seeking fast, personalized, content-rich, easy-to-use communications applications and are relying on them in both their professional and personal lives. Accordingly, this trend is increasing demand for high-speed access services, including voice, video, data and wireless.

The combination of competitive pressures and end user demands is placing pressure on service providers to add new services to their existing offerings quickly, with the flexibility to continue to add functionality and to scale as needed. Many new and incumbent service providers presently offer a bundle of voice, video and data services to end users, often referred to as “triple-play.” These services may include both traditional and enhanced voice services, broadcast television and on-demand video, and high-speed Internet data access delivered over a converged broadband connection to the home or office. Service providers also are increasingly adding wireless to the triple-play bundle, referred to as “quad-play,” which has contributed to consolidation between telecommunications and wireless service providers. The bundling of services enables service providers to generate new sources of revenue and increase customer penetration and retention.

The initial capital costs and ongoing operating expenses associated with the deployment of new services are considerable. Many service providers have made significant investments in their existing network infrastructures, which may consist of disparate media, such as copper, coaxial and fiber, as well as numerous protocol families based on Internet Protocol, or IP, Asynchronous Transfer Mode, or ATM, and Time Division Multiplexing, or TDM. Service providers generally seek to maximize their return on investment by leveraging existing infrastructure to offer new services. This has increased demand for upgrades to existing equipment and for complementary new equipment that supports disparate media and numerous protocol families.

Trends in Access Networking

As voice, video and data traffic travels over communications networks, it typically passes through the core and access networks before arriving at the customer premise, or destination. The growing demand for Internet bandwidth over the last decade prompted service providers to make significant capacity investments in the core network, which is the part of the network that is responsible for transporting large volumes of traffic between and within cities. Service providers have also made significant investments in upgrading the core network to a predominantly IP-based infrastructure to more efficiently manage the increased data traffic.

The access network is located between the core network and the customer premise and is integral to the implementation of network services and to the creation of new services. Service providers have begun to spend a greater proportion of their capital budgets on the development of their access networks to enable deployment of new services with increasing bandwidth requirements. To complement the investments previously made in the core network and to combine voice, video and data over a common network, service providers are increasingly seeking to upgrade access networks to IP standards. The use of IP as a transport technology is emerging as the principal network architecture for many service providers.

The following is a graphical representation of access network infrastructure. Parentheticals reflect representative customer equipment into which Wintegra products have been designed.

Within the access network, OEMs typically provide products that target one or more of the following markets:

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Wireless Infrastructure. Wireless infrastructure is comprised of base stations, aggregation equipment, base station controllers and gateways used to aggregate wireless voice, video and data onto core networks. Many wireless service providers are aggressively deploying third generation networks, or 3G, to increase bandwidth and services, in an effort to achieve higher revenue per user. According to IDC, a market research firm, the market for WCDMA/HSDPA equipment, the largest category of 3G equipment, is expected to grow from $5.6 billion in 2004 to $20.9 billion in 2008. This implies a compound annual growth rate, or CAGR, of 39%. Additionally, some service providers are beginning to deploy new high-speed fixed and mobile broadband networks, such as those based on WiMAX. According to IDC, the market for WiMAX is expected to grow from $24 million in 2005 to $1,332 million in 2008.

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Digital Subscriber Line (DSL). DSL technology enables high speed broadband access over existing copper telephone lines. Within the DSL market, the products used to aggregate customer premise equipment are commonly referred to as DSL access multiplexers, or DSLAMs. DSLAM performance requirements are increasing as service providers endeavor to offer bundled services of voice, video and data. This is also contributing to the transition to IP-based DSLAMs, which improves network performance and reduces system complexity. According to Infonetics Research, a market research firm, the worldwide market for IP DSLAMs is expected to grow from $0.7 billion in 2004 to $3.0 billion in 2008. This implies a CAGR of 44%.

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Optical Access. Optical access uses optical fiber to deliver network services to customers. Optical access infrastructure equipment commonly includes optical line termination units, multi-tenant/dwelling units, or MxUs, and small business units, or SBUs. Optical access allows for improved network performance and enhances service providers’ ability to offer bundled services as compared with existing, copper-based wireline networks by offering higher bandwidth and reliability. For example, in many locations passive optical networking, or PON, is replacing or augmenting DSL as the preferred method of broadband delivery. According to Infonetics Research, the worldwide market for passive optical networking access equipment, including customer premise equipment, is expected to grow from $0.5 billion in 2004 to $1.9 billion in 2008. This implies a CAGR of 39%.

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Multi-Service Access. Multi-service access equipment supports multiple protocols simultaneously over the same physical media. Multi-service access concentrators and switches have traditionally been used in access infrastructure to aggregate and switch business voice and data services from lower speed T1/E1 lines up through higher speed synchronous optical networking, or SONET, rings. More recently this technology has been used in wireless infrastructure to aggregate and switch packet and voice traffic. In addition, SONET transport equipment is being extended to include the aggregation of business services into equipment referred to as multi-service provisioning platforms, or MSPPs. According to IDC, the market for MSPPs is expected to grow from $2.6 billion in 2004 to $3.6 billion in 2008. This implies a CAGR of 8%.

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VoIP. VoIP technology enables delivery of traditional and enhanced voice services over an IP network. VoIP infrastructure commonly uses media gateways which convert voice from traditional public switched telephony networks to IP-based networks. According to IDC, the market for media gateways is expected to grow from $0.7 billion in 2004 to $3.8 billion in 2008. This implies a CAGR of 53%.

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Access Routers. Access routers support and translate protocols used in access infrastructure. Access routing at the business premises is typically performed by mid-range routers, and with voice support added, by integrated access devices, or IADs. Larger routers in access infrastructure, often referred to as edge routers, are typically equipped with the ability to support the aggregation and adaptation of multi-service technology into an IP core network.

Challenges Faced by Communications OEMs

The evolution of communications network infrastructure has led to significant challenges for OEMs providing access network equipment. Many new access solutions require the combination of one or more protocol families, such as IP, ATM and TDM, into a single product, often referred to as multi-protocol functionality. In addition, OEMs must address disparate regional network topologies, diverse regulatory requirements and differing performance requirements. This has traditionally required the development of a number of new products or variants of existing products to address these challenges.

OEMs strive to quickly and cost-effectively develop competitive products that address evolving network requirements. In the past, many OEMs employed significantly larger engineering staffs to develop expensive application-specific integrated circuits, or ASICs, and networking and application software for access infrastructure equipment. These semiconductor and software solutions were typically unique to each product line and often could not be efficiently extended to subsequent products. As a result, internal product development and support was expensive, time consuming and difficult to manage, causing OEMs to consider third party alternatives. Although a lack of adequate software from third party vendors required many OEMs to continue to develop their own software internally, they began transitioning to third party, or merchant, semiconductors as they became available.

In transitioning to merchant semiconductors, OEMs have generally relied on a combination of devices such as ASSPs, which include network processors, and FPGAs and microprocessors. However, each of these categories of semiconductors, or chips, has its own set of trade-offs when used in access infrastructure. For example, devices based on microprocessors are highly flexible, but typically consume more power and have relatively lower performance when compared to specialized solutions. FPGAs can offer higher performance but are typically expensive and incapable of implementing the full set of functionality required. Many ASSPs consume less power and offer faster time to market than FPGAs or microprocessors, but typically have limited flexibility. Network processors, while offering performance and functionality benefits, typically were not developed for the specific needs of the access infrastructure markets and tend to be higher cost. In addition, all of these devices typically require companion chips, which decreases reliability and increases design and manufacturing complexity, power consumption, physical space requirements, and testing, development and support costs. Moreover, when incorporating these semiconductor devices into their products, OEMs are still often required to independently develop the requisite networking software, as merchant semiconductor providers typically have been unable to provide a complete system solution. According to Gartner, the market for ASICs, ASSPs, logic ICs including FPGAs, and microcomponents for access infrastructure is expected to grow from $915 million in 2004 to $1.7 billion in 2009. This represents a CAGR of approximately 13%.

The need for OEMs to quickly bring to market network solutions that satisfy the increasing end user demand for new services has created an opportunity for semiconductor suppliers that can provide complete, flexible and scalable solutions. Ideally, these solutions include proven networking software fully incorporated into a highly integrated semiconductor device. In addition, these solutions must cost effectively support both multiple networking protocols and differing physical media without sacrificing performance. Most importantly, these solutions must enable OEMs to help service providers leverage their existing infrastructures when offering new services.

Our Solutions

Our access processor solutions integrate our proprietary processing architecture and networking software to provide essential intelligence for access infrastructure equipment. Our customers use our access processor solutions to rapidly bring to market feature-rich products that meet existing networking requirements as well as support the convergence of voice, video, data and wireless services. Through the development of a common hardware and software platform, we have been able to adapt our solutions to offer a number of product families that address the specific needs of our target markets within access infrastructure.

We believe that a key competitive advantage is the integration of our proprietary access processor architecture with our networking software into a single-chip solution that meets the requirements of traditional and emerging access network technologies and can be deployed across multiple end markets in the access network.

The key benefits of our solution include:

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Proprietary Access Processor Architecture Reduces System Complexity. The architecture underlying our entire family of solutions combines the functionality of traditionally separate semiconductor devices and networking software into a single high-performance chip. By integrating the data path and the control path with our networking software, we offer our customers a complete access processor solution that eliminates the need for costly external companion chips. Our solutions were developed to reduce design and manufacturing complexity, power consumption, physical space requirements, and development, testing and support costs for our customers.

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Extensive Networking Software Portfolio Facilitates Migration from Traditional to Emerging Networks. Our solutions enable the delivery of new services in an evolving access infrastructure. By supporting over 50 traditional and emerging communications protocols, our networking software facilitates the migration from traditional to emerging networks. In addition, our solutions support and translate information in different formats, such as packet, cell and TDM, while interfacing with a variety of physical connections. These features enable our customers to offer products that extend the capabilities of service providers’ existing infrastructure and address the disparate requirements of emerging technologies and evolving regulatory environments.

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Comprehensive Access Processor Solutions Enable Faster Time to Market. We provide families of solutions based on configurations of our highly-integrated hardware and networking software to address the specific needs of our target markets within access infrastructure. Our solutions are offered to our customers as comprehensive packages featuring production-ready software in market-specific configurations designed for accelerated implementation. Our networking software is based on a common interface which functions as a system-level control panel and does not require re-qualification by our customers when implemented in a different product or when used for different applications. We believe the combination of our highly-integrated architecture, our market-specific configurations and our common software interface enables our customers to achieve faster time to market relative to conventional solutions. We are continually expanding our solutions by adding new protocols as they emerge and by increasing software functionality.

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Common Hardware and Software Platform Reduces Development Costs. All of our access processor solutions are built on a common platform. This approach allows our customers to reduce the resources required to develop multiple product lines, migrate features across products and more easily introduce new products in adjacent markets. We designed our platform with the flexibility to scale to changing requirements in access infrastructure by adding functionality and by upgrading performance as needed. Our hardware architecture allows us to increase the number of data path engines commensurate with performance requirements. Our common software interface allows changes to be made seamlessly to the underlying hardware or networking software, without disrupting the existing functionality of the OEM’s products. Lastly, we provide our customers with full access to our software and development tools, enabling them to further differentiate their products in a cost-effective manner by adding or modifying software functionality as desired.

Our Strategy

Our goal is to be the leading supplier of access processor solutions to the communications infrastructure market. To accomplish this goal, we intend to:

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Drive Technology Leadership Through Focused Development. We believe our success to date is largely attributable to our innovative approach, which closely couples our proprietary access processor architecture with our networking software and tools. We intend to continue to invest in both semiconductor and software research and development to expand our current solutions and address new requirements in access infrastructure equipment. In addition, we intend to continue to recruit and retain highly qualified semiconductor and software engineers.

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Broaden Our Presence with Existing Customers and Expand Our Customer Base. We work closely with our customers’ R&D teams during the design win stage and throughout our customers’ product life cycles. This has enabled us to develop strong relationships with many leading OEMs and has improved our visibility into their product roadmaps as well as emerging market trends. While in many cases our customers have designed our solutions into multiple products or product lines, we believe that an opportunity exists to further broaden our presence with these customers. In addition, we intend to continue to build relationships with leading companies who are not yet customers to further facilitate the adoption of our access processor solutions.

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Increase Penetration of Existing Markets and Expand into New Markets within Access Infrastructure. We are leveraging our hardware and software capabilities into new access infrastructure solutions for our customers. For example, within the wireless market we are developing products for emerging WiMAX networks to complement our existing 3G solutions. In addition, within the DSL market we are adapting our solutions to address the emerging very high bit rate DSL, or VDSL, technology, which offers higher bandwidth when compared to other DSL technologies. We may also explore new markets into which we can leverage our proprietary access processor architecture, networking software and tools.

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Continue to Provide Differentiated Customer Service and Technical Support. We strive to offer high quality technical support and customer service throughout our customers’ product concept, development and production cycles. We allocate highly trained engineers to our technical support teams in order to maintain a differentiated level of customer service. This provides many benefits to our customers, including shortening design cycles, minimizing development costs and facilitating the launch of their products.

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Focus on Strategic Relationships. We intend to continue to pursue strategic relationships that offer our customers more complete system solutions. For example, we have a strategic relationship with Texas Instruments to provide a reference platform for VoIP solutions and a strategic relationship with PMC-Sierra to provide a reference platform in the multi-service market. We will continue to target relationships that we believe will allow us to increase market share in our current markets, expand into adjacent markets, broaden our technology and intellectual property, and strengthen customer relationships.

Our Products

We are a leading provider of access processor solutions for access infrastructure equipment. From our common platform, we offer numerous products tailored for specific markets within access infrastructure. Our solutions generally vary by the number of data path engines and by the accompanying networking software, which is typically optimized for the intended end market. In addition, our products are often available with varying frequencies, or speeds. The following table summarizes our key products and markets:

Market	Representative Products	Number of Data Path Engines	Representative Applications
Wireless Infrastructure	WIN747W6	2	3G base station or WiMAX base station
	WIN780W4	4	Base station controller interface card
DSL	WIN717D4	1	Low end IP DSLAM line card, Pizza Box
	WIN787D4	4	DSLAM uplink card
	WinArrow 117	4	IP DSLAM line card for ADSL or VDSL
Optical Access	WIN717P4	1	PON SBU
	WIN747 & WIN780P6	2 & 4	Medium/high end PON MxU
Multi-Service Access	WIN787	4	16 T1/E1 multi-service line cards
	WIN737M6	2	DS3 multi-service line cards
	WIN787M6	4	OC-3 multi-service line card
	Universal Front End (UFE)	NA	Companion chip to WIN737M6 and WIN787M6
VoIP	WIN737 & WIN777	2 & 4	Low/High end media gateway or interface card
Access Routers	WIN717I1	1	Integrated Access Devices (IADs)
	WIN780M6	4	Access router line card

Software development environment. In addition to the above products, we offer our customers access to the source software and tools underlying our solutions, which we refer to as our software development environment. With access to our software development environment, our customers can further modify or customize our solutions for their specific needs. The software development environment incorporates our proprietary language used to program our data path engines, the source code underlying our common software interface, and a variety of other tools that can be used for functions such as debugging, simulation and verification.

Technology

We believe that our key competitive advantage is the integration of our proprietary access processor architecture with our networking software into a single-chip solution. Through this integration, we have created a common technology platform upon which all of our products are based. The following is a summary of the key components of our platform.

Proprietary Access Processor Architecture

Our architecture combines, on a single device, data path engines, which process communications traffic, a control path processor, which performs system management functions, and commonly used communications interfaces. Our data path engines were internally developed specifically to enable multi-protocol processing. The control path processor is based on a standard microprocessor core. Because in some applications our customers may choose to use external control path processors, we also offer products that do not incorporate the control path processor.

Our architecture is scalable through the addition of data path engines, with our existing solutions incorporating one, two or four engines. For solutions requiring multiple data path engines, our architecture utilizes proprietary methodologies for automatically allocating processing tasks between these engines. In addition, our architecture allows multiple data path engines to appear to software developers as one processing engine, which simplifies the use of our products.

In addition to our data path and control processors, our hardware architecture includes common communications interfaces. These interfaces provide the connection between the data path engines and other semiconductor devices used in our customers’ products, such as external memories and other processing devices. Our interfaces were developed to be highly configurable to adapt to the wide range of external devices used by our customers.

Below is a depiction of our access processor architecture:

Software

Networking software portfolio. We have developed an extensive portfolio of networking software that supports over 50 traditional and emerging communications protocols. Our networking software enables the translation of multiple protocols simultaneously and supports varying levels of quality of service, facilitating the integration of new and existing networks. For example, when used in an IP DSLAM, our solutions can enable incoming TDM-based voice, video and data to be converted into IP packets.

Common software interface. We have developed a common software interface, referred to as WinPath Device Driver Interface, or WDDI, which is used across all of our products. Running on our control path processor, WDDI functions as a system-level control panel, enabling our customers to specify which features of our products they intend to use. In addition, WDDI enables changes or upgrades to our underlying hardware or networking software to be made without disrupting the existing functionality of the solution.

Software development environment. Our software development environment consists of proprietary language to program our data path engines and additional tools that facilitate functions such as simulation of architecture blocks for protocol verification, system modeling, debugging and performance analysis. The development environment enables us to efficiently develop new data path software protocols for existing and new products. Our customers may use our software development environment to further differentiate their products through the addition or modification of data path software code.

WLS software. Our WLS software enables additional functionality to be implemented in our solutions. Programmed using Linux software, WLS runs on our control path processor and performs functions such as bridging and routing, which previously had been handled by our customers’ internally-developed or third party software. We believe that this additional software layer reduces our customers’ time to market by streamlining their development efforts. Our WLS software is currently being used in the DSL market and is expected to extend to other target markets within access infrastructure.

Customers

We sold our products to more than 50 customers worldwide in the twelve months ended December 31, 2005. Customers that accounted for sales of at least $150,000 in the twelve-month period ending December 31, 2005 include:

Allied Telesyn, Inc.	Lucent
Carrier Access	Motorola
Cisco Systems, Inc.	RAD Data Communications, Ltd.
Corecess	Siemens
ECI	Tellabs, Inc.
Ericsson	Zhone
Fujitsu	ZyXEL Communications Corp

In 2005, Lucent accounted for 24% and Carrier Access accounted for 11% of our revenues. In 2004, Cisco accounted for 17%, ECI accounted for 15% and Zhone accounted for 10% of our revenues. In 2003, Cisco accounted for 27%, Millinet accounted for 13% and Zhone accounted for 11% of our revenues. Many of our customers have designed our solutions into multiple products or product lines. In addition to the customers listed above, we have design wins with OEMs such as ADC Telecommunications, Alcatel, LG Electronics, Samsung, and TD Tech Ltd. Even after we achieve a design win, our customers and their customers typically require twelve to eighteen months to develop and test their products and commence production and may cancel or change their product plans without significant penalty.

Sales and Marketing

We market and sell our products to OEMs, and to a lesser extent, ODMs and subsystem manufacturers, that incorporate our solutions into their products. We have established strong relationships with a number of key customers that we believe are market leaders or that we believe have the potential to become market leaders in various markets within access infrastructure.

Our sales force is located in the United States, Scotland, Israel, and Canada. Given our customers’ lengthy development cycles, our sales activities involve close collaboration with our customers over an extended timeframe. We also currently market our products through and engage in pre-sales activities with local manufacturers’ representatives in North America, Europe and Asia. In addition, we maintain consulting relationships with individuals that support us in the pre-sales and post-sales functions in certain geographies in North America and Asia.

Our marketing group focuses on technical pre-sales activities, product and performance feasibility analysis, product demonstrations, product strategy, product development roadmaps, development of new product feature requirements and competitive analysis. The group works closely with sales in pre-sales activities and with our research and development groups to align our product development roadmap to meet the key technology requirements of our customers. The marketing group also manages product launches, event planning and media relations.

Customer Service and Technical Support

We strive to offer high quality technical support and customer service throughout our customers’ product concept, development and production cycles. We refer to these functions as applications engineering because we deploy highly trained engineering professionals to maintain direct contact with our customers worldwide and to assist our customers’ engineers in integrating our access processor solutions into their products. Our applications engineering centers are located in the United States, Scotland and Israel. Support services typically include schematic reviews and support of software releases, operating systems, and hardware and software problem resolution.

Research and Development

Our research and development team is comprised of both semiconductor and software designers. Our semiconductor design team has extensive experience in all phases of large-scale semiconductor design, including product definition, architecture description, logic and circuit design, implementation and verification. Our software design team has extensive experience in development and verification of software for the communications market. Because the integration of hardware and software is a key competitive advantage of our solutions, our hardware and software design teams simultaneously develop solutions and work closely together throughout the product development process. We believe that this approach is more effective than the traditional semiconductor design process, by which hardware and software are developed separately and sequentially.

The combined experience of our hardware and software design teams enables us to effectively delineate our hardware and software platform for our target markets. This includes the determination of which capabilities will be implemented in hardware versus software, as well as which technologies will be internally developed within our company. This approach also allows us to identify potential system design bottlenecks and address them early in the design process.

We are continually developing new access processor solutions that improve the functionality and cost-performance of our products either by adding new features or by modifying the capabilities of our existing hardware and software. For example, we are developing a new family of solutions, referred to as WinPath2, that incorporates six data path engines and higher clock frequencies, enabling higher performance while continuing to leverage the software that has been developed for our other product families. We are also developing derivative products of the WinPath2 family targeted for new applications, such as WiMAX base stations.

Our hardware architecture, silicon design, hardware reference design and software tools development activities take place in Israel while our networking software development and testing activities take place in both Israel and the United States. As of December 31, 2005, 67 of our employees were primarily engaged in research and development activities. For the years ended December 31, 2005, 2004 and 2003, our research and development expenses were $8.7 million, $8.1 million and $9.0 million.

Intellectual Property

We believe that the main value proposition of our access processor solutions and success of our future growth will depend on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws, as well as confidentiality, non-disclosure and inventions assignment agreements with our employees, consultants and customers to protect and otherwise seek to control access to, and distribution of, our proprietary information and processes. We have developed technical knowledge, which, although not patented, we consider to be significant in enabling us to compete. However, the proprietary nature of such knowledge may be difficult to protect and we may be exposed to competitors who independently develop the same or similar technology or gain access to our knowledge.

As of December 31, 2005, we had three patent applications pending in the U.S. and one granted patent in Taiwan. One of the applications relates to a method, system and apparatus for multiprocessing, another relates to a method and apparatus for dynamic bandwidth allocation for voice and data multiplexing over AAL-2 connections, and the third application, which was granted in Taiwan, relates to dynamic adjustment of AAL2 TIMER CU in voice and data multiplexing over AAL-2 connections. It is possible that other persons or entities may have been issued patents or filed patent applications with respect to components of our access processor technology. Furthermore, we cannot assure you that any patents will be issued to us as a result of the patent applications.

The semiconductor industry is characterized by frequent claims of infringement and litigation regarding patent and other intellectual property rights. We, like other companies in the semiconductor industry, may aggressively protect and pursue our intellectual property rights. To protect our rights, we may file suit against parties whom we believe are infringing or misappropriating our intellectual property rights. These measures may not be adequate to protect our technology from third party infringement or misappropriation. These lawsuits, moreover, may be costly and may divert management’s attention away from day to day operations. In addition, we may not prevail in these lawsuits. If any party infringes our or misappropriates our intellectual property rights, this infringement or misappropriation could materially adversely affect our business and competitive position.

Manufacturing

We use TSMC to manufacture and ASE to test and assemble our solutions. This work includes:

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wafer manufacturing;

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assembly and testing;

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capacity planning;

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work-in-progress tracking;

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production scheduling;

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yield management;

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shipping logistics; and

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quality support functions.

Our logistics and engineering personnel work closely with our third party subcontractors to manage manufacturing logistics, including product planning, work-in-progress control and drop shipment of finished goods to customers worldwide.

We design and develop our single-chip solutions and electronically transfer our proprietary designs to our suppliers, where our devices are fabricated using standard complementary metal oxide semiconductors, or CMOS, process technology. By contracting our manufacturing to third parties, we are able to focus our resources on product design and eliminate the large capital investment and high cost of owning and operating a semiconductor fabrication facility.

We have designed and implemented a quality management system that provides the framework for continual improvement of products, processes and customer service. We apply established design rules and practices for CMOS devices through standard design, layout and test processes.

We also rely on in-depth simulation studies, testing and practical application testing to validate and verify our products. We emphasize a strong supplier quality management practice in which our suppliers are pre-qualified by our operations and quality teams. We require that our suppliers have a quality management system, be certified to ISO9001 and 14001 standards and have an environmental management system certified to the ISO14000 standard. To ensure consistent product quality, reliability and yield, we closely monitor the production cycle by reviewing manufacturing process data from the wafer foundry and the assembly subcontractor.

Competition

The markets in which we compete are highly competitive and are characterized by rapid technological change, evolving industry standards, often lengthy product life cycles and price erosion. We face competition from many semiconductor companies in the markets we serve. We believe that the principal bases of competition in these markets are:

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the types and combinations of communication protocols supported;

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time to market;

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performance and product capabilities;

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ability to modify performance and product capabilities;

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system cost;

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customer support;

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form factor and integration;

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the customer’s software engineering costs;

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reliability;

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installed base with OEMs; and

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reputation.

We believe we compete favorably with respect to each of these factors. However, some of our competitors operate their own fabrication facilities, have longer operating histories and presence in key markets, greater name recognition, larger installed customer bases and greater financial resources than we have. They may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, marketing and sale of their products than we can. Furthermore, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

We compete with domestic and international suppliers of ASSPs, ASICs, FPGAs, network processors, microprocessors and combinations of the above, which has resulted and may continue to result in declining average selling prices for our products. New competitors may emerge over time as our markets mature. It is unusual for us to compete against the same company in all of our target markets. We believe we primarily compete with Agere and Freescale. We also face competition from Applied Micro Circuits, Broadcom, Conexant, Infineon, Intel and Mindspeed. In addition, we compete with the in-house capabilities of networking OEMs who develop ASICs and FPGAs which are often used in combination with third party microprocessors.

Employees

As of December 31, 2005, we had a total of 103 full-time employees, including 67 in research and development, 22 in sales and marketing, ten in general and administration and four in manufacturing control. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that our relationships with our employees are good.

Facilities

We currently lease our main office, located in Austin, Texas, pursuant to a lease that expires on February 28, 2007, and have an option to extend our lease for an additional twelve months. We occupy approximately 5,449 square feet at this facility. Our Israeli subsidiary leases a 19,601 square foot facility in Ra’anana, Israel, pursuant to a lease that expires on December 31, 2007 for which we have the option to extend for an additional term until December 31, 2009. We also lease office space in Marlborough, Massachusetts and Glasgow, Scotland. We believe that our facilities are adequate for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

Backlog

Sales of our products are generally made pursuant to purchase orders. We typically include in backlog only those customer orders for which we have accepted purchase orders and which we expect to ship within the next twelve months. However, as lead times at our manufacturing subcontractors are about three months, we may build inventory based on our estimate of future forecasts rather than customers’ orders. In addition, OEMs are increasingly looking for opportunities to reduce their lead times and we may be required to increase our inventory to meet customer demand. Moreover, since orders constituting our current backlog are subject to changes in delivery schedules or cancellation with limited or no penalties, we believe that the amount of our backlog is not necessarily an accurate indication of our future revenues.

Legal Proceedings

We are from time to time involved in legal matters that arise in the normal course of business. Based on information currently available, we do not believe that the ultimate resolution of any current matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors:

Name	Age	Position
Jacob (Kobi) Ben-Zvi	52	President, Chief Executive Officer, and Chairman of the Board of Directors
Robert O’Dell	44	Executive Vice-President of Marketing and Business Development and Director
Ricardo Berger	50	Vice-President, Chief Technology Officer
Arnon Mordoh	45	Vice-President of Software Development
Michael Phillip	41	Vice-President of Software Systems
Alon Rozner	33	Chief Financial Officer
Yoram Yeivin	44	Vice-President of Engineering
Eli Akavia(1)(3)(4)	57	Director
Eliyahu Ayalon(2)(4)	62	Director
Yair Seroussi(1)(3)(4)	50	Director
Avigdor Willenz(1)(2)(4)	49	Director

——————

(1)

Member of the Audit Committee

(2)

Member of the Compensation Committee

(3)

Member of the Nominating and Governance Committee

(4)

Determined by our board of directors to meet the requirements for independence under the current standards of Nasdaq and the SEC.

Jacob (Kobi) Ben-Zvi co-founded Wintegra with Robert O’Dell and has served as Chairman of our board of directors and our President and Chief Executive Officer since January 2000. Prior to joining Wintegra in 2000, Mr. Ben-Zvi, held numerous positions at Motorola Semiconductor and affiliated entities. From 1999 to January 2000, he was the Co-General Manager of the Networking and Communications Systems Division at Motorola Semiconductor in Austin, Texas. From 1998 to 1999, Mr. Ben-Zvi was Director of Networking and Computing Core Technology Development, including the Motorola Somerset PowerPC Design Center and the Networking and Communication Design Team in Israel. Prior to that, from 1995 to 1998, Mr. Ben-Zvi was the Business Unit Manager of the Networking and Communications Operation that brought to market the Motorola QUICC and PowerQUICC series of communication processors. From 1982 to 1995, Mr. Ben-Zvi built and managed the design team responsible for Motorola’s communications processors such as the 68302, 68360, and MPC860. Prior to joining Motorola, from 1980 to 1982, Mr. Ben-Zvi was a design engineer at National Semiconductor. Mr. Ben-Zvi holds a M.Sc. in Electrical and Computer Engineering from University of Bridgeport and B.Sc.E.E. from Tel-Aviv University.

Robert O’Dell co-founded Wintegra together with Mr. Ben-Zvi and has served as a member of our board of directors and as Executive Vice-President of Marketing since January 2000. Mr. O’Dell has served as our Executive Vice-President of Marketing and Business Development since December 2005. Prior to joining Wintegra in 2000, Mr. O’Dell held numerous positions at Motorola Semiconductor and affiliated entities. From 1999 to 2000, Mr. O’Dell was the business unit manager for the data path switching operation at Motorola Semiconductor. From 1988 to 1999, Mr. O’Dell held various roles in product planning, systems and applications management, strategic marketing and business development with Motorola’s communications processors: 68302, 68360, PowerQUICC™ and PowerQUICC™ II. Prior to joining Motorola, from 1985 to 1988, Mr. O’Dell held a position relating to product planning at Advanced Micro Devices, Inc., in the area of microprocessors and microcontrollers for embedded systems. Mr. O’Dell holds a M.Sc. in Computer Science from The University of Texas at Austin and a B.S.E.S. in Computer Science from the University of South Florida.

Ricardo Berger has served as our Vice-President and Chief Technology Officer since November 2002. Mr. Berger also served as our Vice-President of Technology from 2000 to 2002. Prior to joining Wintegra, Mr. Berger worked for Motorola, from 1984 to 2000, where he held numerous engineering and managerial positions. Mr. Berger was involved in the architecture definition and VLSI implementation phases of the DSP56000 DSP Processors. He served as Project Leader of the MC68839 FDDI Controller and as a Design Section Manager for products aimed to the Portable Embedded Market: MPC821, MPC823, and MPC801. Mr. Berger holds an Engineering degree (which is equivalent to a M.Sc. degree) in Electro-mechanics and Electronics from the University of Buenos Aires.

Arnon Mordoh has served as our Vice-President of Software Tools from 2000 to February 2006 and has served as our Vice-President of Software Development since February 2006. Before joining Wintegra, he served as a project manager at Tartan Inc. from 1993 to 1996, in a tools marketing and strategic development role at Texas Instruments from 1996 to 1997, and as a DSP tools manager at Motorola from 1997 to 2000 on projects that involved development of C/C++ compilers, debuggers and other software development tools. Mr. Mordoh holds a M.Sc.E.E. from Tel-Aviv University and a B.Sc. in Computer Engineering from Technion, Israel Institute of Technology.

Michael Phillip has served as our Vice-President of Software Systems since 2000. Mr. Phillip served as a business unit manager for the IP Telephony operation in Motorola’s Semiconductor Products Sector, managing a global team that developed integrated voice, fax, and data solutions for packet networks between 1997 and 2000. He worked as a software design manager for PowerPC on development of high-performance compilers and applications for the PowerPC family of microprocessors and the PowerPC microprocessor architectural definition between 1993 and 1997. Mr. Phillip holds a M.Sc.E.E. and a B.Sc.E.E. from Purdue University.

Alon Rozner has served as our Chief Financial Officer since December 2005. Prior to assuming that role, Mr. Rozner served as our Director of Finance from February 2004 through December 2005 and as our Controller from August 2001 to February 2004. Prior to joining Wintegra, from 1998 to 2001, Mr. Rozner worked as an accountant at Kost, Forer Gabbay & Kasierer (Ernst & Young – Israel) where he was responsible for private and public company accounts including Nasdaq-listed companies in the technology and communication industries. Mr. Rozner served in the Israeli intelligence from 1995 to 1998. Mr. Rozner is a CPA and holds a B.A. in Business Administration and Accounting from The Israeli College of Management.

Yoram Yeivin has served as our Vice-President of Engineering since 2000. Mr. Yeivin worked in the Communications Processors Development at Motorola Semiconductor Israel, Ltd. from 1987 to 2000. He worked as a circuit designer, project leader, section manager and from 1999 to 2000 he managed the NetComm department in Motorola Semiconductor Israel, Ltd. He holds a B.Sc.E.E. from Technion, Israel Institute of Technology.

Eli Akavia has served as member of our board of directors since February 2006. Mr. Akavia was a partner at Luboshitz Kasierer, an Israeli accounting firm that is currently a member of Ernst & Young International and formerly a member of Arthur Andersen, from 1979 through 2002. While at Luboshitz Kasierer, Mr. Akavia served as Head of Audit Department (Audit Division Head) from 1995 to 2001, Head of Hi Tech Division from 1995 to 2002, partner responsible for Professional Standards Group from 1990 to 2002, and partner in charge of Audit Quality (Practice Director) from 2000 to 2002. Mr. Akavia currently serves as a member of the board of directors of On Track Innovations Ltd. and Eden Springs Ltd. Mr. Akavia holds a CPA from Israeli Board of Certified Public Accountants and served on the Israeli Institute of Certified Public Accountants Committee on Accounting and Financial Reporting and currently serves on the Institute Committee on Auditing Standards and Procedures. Mr. Akavia

holds an MBA from Tel-Aviv University and a B.Sc. in Mathematics and Economics from Hebrew University in Jerusalem.

Eliyahu Ayalon has served as member of our board of directors since January 2006. Mr. Ayalon has served as Chairman and Chief Executive Officer of DSP Group, Inc. since 2000. He is also a member of the Board of Governors of the Technion, Israel Institute of Technology, and a member of the board of directors of Ceva, Inc. Mr. Ayalon’s activity in the high tech industry began in 1976. He has served in executive management roles in companies in the areas of defense, medical equipment, telecommunication and semiconductors. Mr. Ayalon holds a B.Sc. degree in Electronic Engineering from the Technion, Israel Institute of Technology.

Yair Seroussi has served as member of our board of directors since February 2006. Mr. Seroussi has served as a director of a number of publicly traded companies including DSP Group, Israel Corp. and Frutarom Industries Ltd. Mr. Seroussi has served as the Managing Director of Amdeal Holdings Ltd., an entity acting as the advisory director of Morgan Stanley, in charge of its activities in Israel, since 1993. Mr. Seroussi also serves on several private companies including Chairman of Eyal Microwave and Chairman of Investment Committee Mivtachim – Israel’s largest pension fund. Mr. Seroussi holds a B.A. in Economics and Political Science from Hebrew University of Jerusalem.

Avigdor Willenz served as member of our board of directors between 2000 and 2001 and was re-elected to the board in 2004. From 1992 until 2001, Mr. Willenz served as Chief Executive Officer and Chairman of the board of directors of Galileo Technology Ltd. From 2001 to 2002, following its merger with Galileo Technology, Mr. Willenz served as a director of Marvell Technology Group Ltd. From 2001 to 2002, Mr. Willenz was Corporate Product Definition Manager/Chief Engineer for Integrated Device Technology. Prior to joining IDT, Mr. Willenz worked for Elbit Computers Ltd. from 1984 to 1988. Mr. Willenz currently serves as a member of the board of directors of UCLT Ltd. and Radware Ltd. Mr. Willenz holds a B.Sc.E.E. from Technion, Israel Institute of Technology.

Board of Directors

Our board of directors is currently composed of six members, including four non-employee members, and our current President and Chief Executive Officer, Jacob (Kobi) Ben-Zvi, and our current Executive Vice-President of Marketing, Robert O’Dell. Upon completion of this offering, our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of our directors will be appointed to one-year terms, two will be appointed to two-year terms and two will be appointed to three-year terms. Thereafter, directors will be elected for three-year terms. Our Class I directors, whose terms will expire at the 2007 annual meeting of stockholders, will be Eli Akavia and Yair Seroussi. Our Class II directors, whose terms will expire at the 2008 annual meeting of stockholders, will be Eliyahu Ayalon and Robert O’Dell. Our Class III directors, whose terms will expire at the 2009 annual meeting of stockholders, will be Jacob (Kobi) Ben-Zvi and Avigdor Willenz.

Our bylaws provide that the authorized number of directors may be changed only by a resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors will make it more difficult for a third party to acquire control of our corporation. Our directors may be removed only for cause by the affirmative role of the holders of a majority of our voting stock.

Board Committees

Our board of directors has established three committees: an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Our board of directors may establish other committees to facilitate the management of our business.

Audit Committee. Our audit committee consists of Messrs. Akavia, Seroussi and Willenz. Our board of directors has determined that each of these directors is independent within the meaning of the independent director standards of Nasdaq and the SEC. Our board of directors has determined that Mr. Akavia qualifies as an “audit committee financial expert” under applicable SEC rules and has the financial sophistication required by Nasdaq rules. Mr. Akavia serves as the chairperson of our audit committee.

The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•

selecting and hiring our independent auditors;

•

evaluating the qualifications, independence and performance of our independent auditors;

•

approving the audit and permissible non-audit services to be performed by our independent auditors;

•

reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•

overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•

reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•

preparing the audit committee report that the SEC requires in our annual proxy statement; and

•

reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics for our principal executive and senior financial officers.

Compensation Committee. Our compensation committee consists of Messrs. Ayalon and Willenz, each of whom our board of directors has determined is independent within the meaning of the independent director standards of Nasdaq. Mr. Willenz serves as the chairperson of our compensation committee. This committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. This committee’s responsibilities include:

•

overseeing our compensation policies, plans and benefits programs and making recommendations to the board with respect to improvements or changes to the plans and other plans proposed for adoption;

•

reviewing and approving for our chief executive officer and other executive officers’: (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance agreements and change in control agreements/provisions, (5) signing bonuses or payments of relocations costs, and (6) any other benefits, compensation or arrangements;

•

evaluating and approving the compensation plans, policies and programs for our chief executive officer and other executive officers;

•

administering our equity compensation plans; and

•

preparing the compensation committee report that the SEC requires in our annual proxy statement.

Nominating and Governance Committee. Our nominating and governance committee consists of Messrs. Akavia and Seroussi, each of whom our board of directors has determined is independent within the meaning of the independent director standards of Nasdaq. Mr. Seroussi serves as chairperson of our nominating and governance committee. This committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee’s responsibilities include:

•

evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•

administering a policy for considering stockholder nominees for election to our board of directors;

•

evaluating and recommending candidates for election to our board of directors;

•

overseeing our board of directors’ performance and self-evaluation process; and

•

reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee. Until February 2006, Jacob (Kobi) Ben-Zvi, our President and Chief Executive Officer, served on our compensation committee and participated in deliberations of our board of directors concerning executive officer compensation. For information concerning transactions between us and Mr. Ben-Zvi or his affiliates, see “Certain Relationships and Related Party Transactions.”

Director Compensation

Our directors do not currently receive any cash fees for their services on the board of directors but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board of directors and board committee meetings. In addition, non-employee directors are currently eligible to receive stock options under our 2000 and 2003 Share Option Plans.

In October 2003, as consideration for his service as a member of the board of directors, Mr. Willenz received an option pursuant to our 2003 Share Option Plan to purchase 62,500 shares of our common stock at an exercise price per share of $0.55. This stock option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to Mr. Willenz continuing to serve as a director on each vesting date.

Upon completion of this offering, each of our non-employee directors will be paid $20,000 annually and $1,000 for each meeting the director attends, and will be reimbursed for reasonable expenses incurred in connection with attending board and committee meetings. The chairman of our audit committee will be paid an additional $8,000 per year and the chairman of our compensation committee will be paid an additional $4,000 per year. In addition, our 2006 Equity Incentive Plan will provide for the automatic grant of options to our non-employee directors. After the completion of this offering, each of the non-employee directors named above and each new non-employee director will receive an initial option to purchase 24,000 shares. The initial option grant will vest as to 1/36 of the shares each month, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 8,000 shares immediately following each annual meeting of our stockholders, beginning with our 2007 annual meeting. The subsequent option grants will vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date. All options granted under these automatic grant provisions will have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. See “Employee Benefit and Stock Plans—2006 Equity Incentive Plan.”

Executive Compensation

The following table summarizes the compensation awarded or paid to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2005, whose total salary and bonus exceeded $100,000. We refer to these officers in this prospectus as our named executive officers.

Summary Compensation Table

	Annual Compensation		Long-Term Compensation Awards	All Other Compensation
			Securities Underlying Options
Name and Principal Position	Salary	Bonus
Jacob (Kobi) Ben-Zvi, President and Chief Executive Officer(1)	$14,133	$—	75,500	$222,782	(2)(3)
Robert O’Dell, Executive Vice-President of Marketing and Business Development	146,871	—	47,500	15,232	(4)
Ricardo Berger, Vice-President and Chief Technology Officer	109,998	—	12,500	17,514	(5)
Michael Phillip, Vice-President of Software Systems	135,850	—	12,500	14,685	(6)
Yoram Yeivin, Vice-President of Engineering	110,791	—	12,500	17,618	(7)

——————

(1)

Mr. Ben-Zvi provided services to us under a services contract between us and Shardan B Management Services Ltd. (Shardan), a company wholly owned by Mr. Ben-Zvi and his spouse.  The cost of Mr. Ben-Zvi’s services to us pursuant to this service contract was $219,329 for the period commencing January 1, 2005 and ending on November 30, 2005 when this service contract was terminated. Following the termination of the services contract with Shardan, we entered into an employment arrangement with Mr. Ben-Zvi effective as of December 1, 2005 pursuant to which Mr. Ben-Zvi is entitled to an annual salary and perquisites in the amount of approximately $211,036.

(2)

Includes a service fee paid to Shardan pursuant to the services contract in the amount of $208,268 and other costs incurred by us in connection with this service contract in the amount of approximately $11,061.

(3)

Includes $3,453 in total perquisites including the amount of $869 for employee’s use of a leased car and $804 provided in lieu of contribution payments to employee’s education fund.

(4)

Includes employer contributions to the employee’s health and dental insurance in the amount of $12,025 in addition to payments for the employee’s life insurance and pension fund.

(5)

Includes employer contributions to the employee’s managers’ insurance (annuity and severance fund components) in the amount of $13,772 in addition to payments for the employee’s education fund and additional long-term savings component of the employee’s managers’ insurance.

(6)

Includes employer contributions to the employee’s health and dental insurance in the amount of $11,145 in addition to payments for the employee’s life insurance and pension fund.

(7)

Includes employer contributions to the employee’s managers’ insurance (annuity and severance fund components) in the amount of $13,870 in addition to payments for the employee’s education fund and additional long-term savings component of the employee’s managers’ insurance.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the named executive officers during the fiscal year ended December 31, 2005, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. We cannot assure you that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions. The assumed 5% and 10% rates of stock appreciation are based on the assumed initial public offering price of $         per share, the mid-point of the range on the cover of this prospectus. The percentage of total options granted is based upon our granting of options to employees, directors and consultants in 2005 to purchase an aggregate of 504,647 shares of our common stock.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Jacob (Kobi) Ben-Zvi	43,000	8.52%	$2.20	Apr 2015	$	$
	32,500	6.44	6.28	Dec 2015
Robert O’Dell	27,000	5.35	2.20	Apr 2015
	20,500	4.06	6.28	Dec 2015
Yoram Yeivin	12,500	2.48	6.28	Dec 2015
Ricardo Berger	12,500	2.48	6.28	Dec 2015
Michael Phillip	12,500	2.48	6.28	Dec 2015

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table describes for the named executive officers the number and value of securities underlying exercisable and unexercisable options held by them as of December 31, 2005. The value realized and the value of unexercised in-the-money options at December 31, 2005 are based on the assumed initial public offering price of $          per share, the mid-point of the range on the cover of this prospectus, less the per share exercise price, multiplied by the number of shares issued or issuable, as the case may be, upon exercise of the option. All options were granted under our 2003 Share Option Plan.

Name	Number of Shares Acquired On Exercise	Value Realized	Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jacob (Kobi) Ben-Zvi	43,000		16,125	26,875
			—	32,500
Robert O’Dell	—	—	10,125	16,875
			—	20,500
Yoram Yeivin	—	—	131,250	—
			37,500	—
			11,250	—
			10,500	1,500
			13,125	7,875
			6,187	10,313
			—	12,500
Ricardo Berger	—	—	131,250	—
			11,250	—
			10,500	1,500
			13,125	7,875
			6,187	10,313
			—	12,500
Michael Phillip	112,500		112,500	—
			11,250	—
			9,750	2,250
			11,812	9,188
			5,156	11,344
			—	12,500

Employment Agreements and Change of Control Arrangements

See “Certain Relationships and Related Party Transactions—Employment Agreements and Change In Control Agreements.”

Employee Benefit and Stock Plans

2000 Share Option Plan

Our 2000 Share Option Plan provides for the grant of options to our directors, employees, consultants, service providers and subcontractors, and to the directors, employees, consultants, and service providers of our subsidiaries. As of December 31, 2005, we have granted options to purchase 2,143,400 shares under our 2000 Share Option Plan of which options to purchase 1,375,462 shares are vested and exercisable and we have issued 650,585 shares of common stock, of which 27,828 are subject to repurchase at the original exercise price.

Options granted under our 2000 Share Option Plan generally vest over four years such that 25% of the number of shares subject to the option vest 12 months after the vesting commencement date and thereafter, an additional 1/48 of the number of shares subject to the option vests each month. Shares that are purchased by employees are subject to irrevocable repurchase provisions of the share option plan at a repurchase price equal to the original exercise price, such that 25% of the shares are released from repurchase (and from escrow) after the first 12 months and thereafter, 1/48 of the shares are released from escrow per month, subject to the optionee’s continued engagement with the Company or subsidiary. Upon termination of employment, an employee may exercise his or her vested options within thirty days of the date of termination, unless prescribed otherwise by the board of directors. Upon termination of employment due to death or disability, an optionee (or his representative) generally may exercise vested options until 12 months from the date of termination. Generally, any option not exercised within 10 years from the grant date expires unless extended by the board of directors. Upon termination, any option not exercised within the aforesaid periods or unvested options return to the plan for reissuance.

Shares issued pursuant to exercise of options under the plan are subject to a voting proxy granted to our chief financial officer or chief operations officer; however, the proxy expires as of completion of this offering. The shares are also subject to rights of first refusal. In the event of a change of control, or merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of our assets, each option holder is required to participate in the transaction and sell or exchange their shares received pursuant to the exercise of an option. Transfer or sale of options and shares is limited and options may not be transferred in any manner other than by will or by the laws of decent or distribution, unless otherwise approved by the board.

In the event of a merger in which our shares of common stock are exchanged for shares of another corporation and the other corporation is the surviving entity, each option will be assumed or substituted by the successor corporation; if not, unvested options shall be accelerated and all granted options shall be immediately exercisable.

Prior to the completion of this offering we expect that our board of directors will suspend our 2000 Share Option Plan. Instead, we will grant awards under our 2006 Equity Incentive Plan.

2003 Share Option Plan

Our 2003 Share Option Plan provides for the grant of options to our directors, employees, consultants and service providers, and to the directors, employees, consultants and service providers of our subsidiaries and affiliates.

As of December 31, 2005, there were 123,474 shares of common stock available for issuance under the 2003 plan; options to purchase 1,814,736 shares of common stock have been granted, of which 514,390 are vested and exercisable and 254,749 shares of common stock have been issued, of which 73,542 are subject to repurchase at the original exercise price.

The plan is administered by our compensation committee which makes recommendations to our board of directors regarding grantees of options and the terms of the grant, including the number of options granted, exercise prices, method of payment, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the plan. Options granted under the plan to eligible employees and office holders who are Israeli residents may be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance pursuant to which the options (or the shares issued upon their exercise or other shares received subsequently following any realization of rights, including without limitation bonus shares), must be allocated or issued to a trustee and held in trust for the lesser of (a) 30 months, or (b) two years following the end of the tax year in which the options are granted, provided that options granted after January 1, 2006 are only required to be held in trust for two years from the date of grant.

Options granted under the plan to U.S. residents may qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The exercise price for incentive stock options must be at least fair market value on the date the option is granted, or 110% of fair market value if the option holder owns more than 10% of the voting power of all classes of our stock.

Options granted under our 2003 Share Option Plan generally vest over four years such that 25% of the number of shares subject to the option vest 12 months after the vesting commencement date and thereafter, an additional 1/48 of the number of shares subject to the option vests each month. Shares that are purchased by employees are subject to irrevocable repurchase provisions of the share option plans at a repurchase price equal to the original exercise price, such that 25% of the shares are released from repurchase (and from escrow) after the first 12 months and thereafter, 1/48 of the shares are released from escrow per month, subject to the optionee’s continued engagement with the Company or subsidiary. If we terminate an employee for cause, all of the employee’s vested and unvested options expire at the time of delivery of the notice of discharge and all issued shares (vested or unvested) are subject to repurchase, unless determined otherwise by the board of directors. Upon termination of employment for any other reason, an employee may exercise his or her vested options within thirty days of the date of termination, unless prescribed otherwise by the board of directors. Upon termination of employment due to death or disability, an employee (or his representative) generally receives an acceleartion of one year’s vesting and may exercise vested options until 10 years from the grant date. Generally, any option not exercised within 10 years (5 years for incentive stock options granted to an employee who holds more than 10% of the voting power of all classes of our stock) from the grant date expires unless extended by the board of directors. Upon termination, any option not exercised within the aforesaid periods or unvested options return to the plan for reissuance.

Shares issued pursuant to exercise of options under the plan are subject to a voting proxy granted to our chief financial officer or chief operations officer; however, the proxy expires as of completion of this offering. The shares are also subject to rights of first refusal. In the event of a change of control, or merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of our assets, each option holder is required to participate in the transaction and sell or exchange their shares received pursuant to the exercise of an option. Transfer or sale of options and shares is limited and options may not be transferred in any manner other than by will or the laws of descent and distribution.

In the event of a merger in which our shares of common stock are exchanged for shares of another corporation and the other corporation is the surviving entity, each option will be assumed or substituted by the successor corporation; if not, unvested options shall be accelerated and all granted options shall be immediately exercisable, subject to discretion of the board of directors.

Prior to the completion of this offering, we expect that our board of directors will suspend our 2003 Share Option Plan. Instead, we will grant awards under our 2006 Equity Incentive Plan.

2006 Equity Incentive Plan

Prior to the effective date of this offering, we intend to establish a 2006 Equity Incentive Plan to provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units and dividend equivalents to our employees, directors and consultants. No awards have yet been issued pursuant to our 2006 Equity Incentive Plan. In addition, we intend that the 2006 Equity Incentive Plan will permit the grant of awards pursuant to Section 102(b) of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”), to employees who are residents of the State of Israel.

We anticipate that a total of             shares of our common stock will be authorized for issuance under the 2006 Equity Incentive Plan. In addition, we anticipate that our 2006 Equity Incentive Plan will provide for annual increases in the number of shares available for issuance under our 2006 Equity Incentive Plan on the first day of each fiscal year, beginning with our fiscal year 2007, equal to the “Additional Shares” (as defined below) minus one-third (1/3) of the number of share of restricted stock granted under the 2006 Equity Incentive Plan in the previous fiscal year. The “Additional Shares” will be equal to the lesser of:

•

             shares, or

•

3% of the outstanding shares of our common stock on the first day of our fiscal year, or

•

a lesser amount as our board of directors may determine.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a U.S. employee may contribute to the 401(k) plan, through payroll deductions, up to a statutorily prescribed annual limit of $15,000 in 2006, subject to statutory limitations imposed by the Internal Revenue Service. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make matching contributions to the accounts of plan participants on a discretionary basis.

Israeli Managers’ Insurance Disclosure

Our Israeli subsidiary, Wintegra Ltd. insures most of its employees under a managers’ insurance policy which includes general and/or individual life and pension insurance policies providing customary benefits to employees, retirement and severance benefits, and often coverage for disability. For each employee's insurance policy, Wintegra Ltd. contributes an amount equal to 5% of the employee's salary for pension and 8.33% of the salary to severance compensation. The employee contributes five percent (5%) of his or her salary to the insurance policy for pension. For certain employees, the Israeli subsidiary also contributes 2.5% of the employee's salary for disability insurance.

In addition, certain employees of Wintegra Ltd. are entitled to an education fund. Wintegra Ltd. contributes 7.5% of the employee's salary to such study fund, and the employee contributes 2.5% of his or her salary.

Limitations of Liability and Indemnification Matters

We have adopted provisions in our current certificate of incorporation and our certificate of incorporation as amended and restated upon the closing of this offering, that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•

any breach of their duty of loyalty to us or our stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•

any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

Our certificate of incorporation and our bylaws, as currently in effect and as will be amended and restated upon the closing of this offering, also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws, as currently in effect and as will be amended and restated upon the closing of this offering, also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We intend to enter into separate indemnification agreements with each of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

•

indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

•

advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

•

cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

•

the amounts involved exceeded or will exceed $60,000; and

•

Any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Sales of Preferred Stock

Since inception, we have issued and sold an aggregate of 10,499,091 shares of preferred stock in the following rounds of financing (excluding shares of preferred stock issued upon exercise of preferred stock warrants and an additional 2,581,919 shares of common stock issuable as a result of antidilution adjustments resulting from a dilutive issuance):

•

in February 2000 we sold an aggregate of 2,524,996 shares of Series A preferred stock at a price of $2.00 per share;

•

in April and July 2001 we sold an aggregate of 3,850,206 shares of Series B preferred stock at a price of $5.51 per share;

•

in March 2003 we sold an aggregate of 3,726,391 shares of Series C preferred stock at a price of $3.3 per share; and

•

in January 2005 we sold an aggregate of 426,511 shares of Series D preferred stock at a price of $4.689 per shares.

Upon the completion of this offering, all of our outstanding shares of preferred stock will automatically convert into shares of common stock on a one-for-one basis.

Transactions with Directors, Executive Officers and 5% Stockholders

The following table summarizes purchases of our preferred stock since inception by our directors, executive officers and holders of more than 5% of our common stock (excluding shares of preferred stock issued upon exercise of preferred stock warrants), shares of common stock issuable upon adjustment of conversion price and shares subject to warrants issued in connection with our series C preferred stock financing:

	Series A	Series B	Common Stock Shares Issuable Upon Adjustment	Series C	Series C Shares Subject to Warrants	Series D
Funds affiliated with Magnum Communications Fund L.P.(1)	833,332	725,542	496,275	454,532	136,360	—
Funds affiliated with Concord Ventures II L.P.(2)	833,332	725,542	496,275	909,064	272,719	—
Funds affiliated with Texas Instruments(3)	—	362,770	243,272	1,212,085	145,450	—
Funds affiliated with Genesis Partners L.P.(4)	—	1,212,086	814,961	—	—	—
Marvell Semiconductor Israel Ltd.(5)	833,333	120,923	81,091	—	—	—
Shardan B Management Services Ltd.(6)	—	—	—	30,302	9,090	—

——————

(1)

Includes 2,337,280 shares of capital stock held by Magnum Communications Fund L.P.; includes 275,070 shares of capital stock held by Magnum Communications Fund (Israel ) L.P.; includes 48,204 shares of capital stock held by Magnum Communications Entrepreneurs Fund L.P.

(2)

Includes 628,741 shares of capital stock held by Concord Ventures II (Israel) L.P.; includes 2,502,284 shares of capital stock held by Concord Ventures II (Cayman) L.P.; includes 41,352 shares of capital stock held by Concord Venture Advisors II (Israel) L.P.; includes 79,069 shares of capital stock held by Concord Venture Advisors II (Cayman) L.P.

(3)

Excludes 60,604 shares of Series C Preferred Stock issuable upon achievement of certain milestones.

(4)

Includes 1,768,430 shares of capital stock held by Genesis Partners II LDC; includes 261,814 shares of capital stock held by Genesis Partners II (Israel) L.P.

(5)

Galileo Technology Ltd. changed its legal and registered name to Marvell Semiconductor Israel Ltd.

(6)

Shardan B Management Services Ltd. is a company wholly owned by Mr. Ben-Zvi and his spouse.

The affiliates purchased the securities described above at the same prices and on the same terms and conditions as the unaffiliated investors in the private financings.

In connection with a bridge loan agreement we entered into in January 2001 with Galileo Technology Ltd., Magnum Communications Fund L.P., and certain of its affiliates and Concord Ventures II L.P., and certain of its affiliates, the lenders were granted warrants to purchase share of our series B preferred stock. Magnum and Concord exercised these warrants in January 2004 and each of them purchased 29,023 shares of our series B preferred stock.

Registration Rights

Demand registration rights

Subject to certain restrictions, at any time within the five (5) year period commencing ninety days following the completion of this offering, if we receive a request from one or more of our former holders of preferred stock holding (in the aggregate) at least 35% of our then outstanding shares of common stock held by our former preferred stockholders, we must use our best efforts to register any or all of these stockholders’ shares of common stock as follows:

•

we are required to effect up to two such registrations on request as described above, but only if the minimum aggregate offering price of the shares to be registered is at least $5.0 million, and

•

after we become eligible under applicable securities laws to file a registration statement on Form S-3 and if agreed to by our stockholders initiating the registration request, we are required to effect an unlimited number of Form S-3 registrations. This type of Form S-3 demand registration can also be initiated by the holders a majority of the shares of common stock issued before conversion of preferred stock due to the completion of this offering.

Upon receipt of a request, we must also give notice of the registration to our other former preferred stockholders and to some of our other stockholders who held shares of common stock issued prior to this offering, including Jacob (Kobi) Ben-Zvi, our Chief Executive Officer, President and Chairman, and Robert O’Dell, our Executive Vice-President of Marketing and Business Development and member of our board of directors, and include in the registration any shares of common stock that they request to include.

Piggyback registration rights

Following this offering, our former preferred stockholders and our other stockholders who held shares of common stock issued prior to this offering, including Jacob (Kobi) Ben-Zvi and Robert O’Dell, will also have the right to request that we include their shares of common Stock in any registration statements filed by us in the future for the purposes of a public offering, subject to specified limitations.

Cutback

In connection with the above demand registrations, the managing underwriters may limit, including entirely, the number of shares offered for marketing reasons. In such case, the managing underwriters must allocate the shares to be included on a pro rata basis, if any, based on shareholdings in our company. In connection with the above piggyback registrations, the managing underwriters may limit the number of shares offered for marketing reasons. In such case, the managing underwriters must allocate 75% of the shares to be included (other than the shares offered by the Company) to the shares requested to be registered by our former Preferred Stockholders and 25% to our stockholders who held shares of common Stock issued prior to this offering (but a holder of common Stock will not be entitled to sell more than its percentage holding in the Company).

Expenses

We are required to pay the expenses associated with preparing and filing the registration statement, other than any underwriting commissions and discounts applicable to the sale of shares.

Agreements with Directors and Officers

Stock Option Grants

We have made grants of stock options to certain of our directors and executive officers. For a description of the terms of these options, see “Management – Director Compensation” and “– Executive Compensation.”

Employment Agreements and Change in Control Agreements

Jacob (Kobi) Ben-Zvi. The current employment agreement with Jacob (Kobi) Ben-Zvi, our President and Chief Executive Officer, provides for an annual salary of $169,600. Prior to the completion of this offering, and contingent upon approval of the compensation committee of our board of directors, we intend to enter into a new employment agreement with Mr. Ben-Zvi. The new agreement will provide for Mr. Ben-Zvi’s participation in our group health, dental, and life insurance plans, as well as other customary and statutorily proscribed employee benefits. We expect the agreement to also provide for certain severance and change of control benefits.

In addition, the agreement will require Mr. Ben-Zvi to enter into our standard form of Confidential Information and Invention Assignment Agreement, whereby he will agree to maintain the confidentiality of our proprietary information during and after the term of his employment, not to solicit any of our employees or compete with us for a period of one year after the termination of his employment, and to assign to us all rights he might have in intellectual property developed in connection with his employment with us.

Robert O’Dell. In January 2000 we entered into an employment agreement with Robert O’Dell, our Executive Vice-President of Marketing and Business Development. Mr. O’Dell’s current annual salary under the agreement is $146,811. Mr. O’Dell is also entitled to participate in our group health, dental, and life insurance plans, and he was granted vacation benefits and the right to participation in our 401(k) savings plan. The agreement provides that either party may terminate the employment arrangement for any reason or no reason, but requires 90 days’ prior written notice, unless termination is for cause.

In addition, the employment agreement provides that Mr. O’Dell will maintain the confidentiality of our proprietary information during and after the term of his employment. Mr. O’Dell further agreed not to solicit any of our employees or compete with us for a period of one year after the termination of his employment. In connection with the agreement, Mr. O’Dell also entered into an intellectual property assignment agreement whereby he agreed to assign to us all rights he might have in intellectual property developed in connection with his employment with us.

Ricardo Berger. Effective in March 2000 we entered into an employment agreement with Ricardo Berger, our Vice-President and Chief Technology Officer. Mr. Berger’s current annual salary under the agreement is $109,998. In addition, Mr. Berger was granted an option to purchase 262,500 shares of our common stock pursuant to the agreement. The agreement also provides Mr. Berger with the social insurance, severance and education benefits statutorily required by Israeli law and to vacation benefits and to the right to use of a company automobile as well as other customary employee benefits. The agreement may be terminated by either party with 60 days’ prior written notice or for cause or in the event Mr. Berger is unable to perform his duties.

The agreement further provides that Mr. Berger will maintain the confidentiality of our proprietary information during and after the term of his employment. Mr. Berger also agreed not to solicit business from our customers or distributors and not to solicit any of our employees for a period of one year after the termination of his employment. He has also agreed not to compete with us for a period of eight months after the termination of his employment. The agreement also provides for the assignment to us of all rights he might have in intellectual property developed in connection with his employment with us.

Michael Phillip. In September 2000, we entered into an offer letter agreement with Michael Phillip, our Vice-President of Software Systems. Mr. Phillip’s current annual salary under the agreement is $135,850. In addition, Mr. Phillip was granted an option to purchase 225,000 shares of our common stock pursuant to the agreement. Pursuant to the agreement, Mr. Phillip was paid a $35,000 signing bonus. Mr. Phillip is also entitled to participate in our group health, dental, and life insurance plans, and he was granted vacation benefits and the right to participation in our 401(k) savings plan. The offer letter provides that either party may terminate the agreement for any reason with 60 days’ prior written notice.

In connection with the agreement, Mr. Phillip also entered into an intellectual property assignment agreement whereby he agreed to assign to us all rights he might have in intellectual property developed in connection with his employment with us. Mr. Phillip further agreed not to solicit any of our employees for a period of one year after the termination of his employment and not to or compete with us for a period of eight months after the termination of his employment.

Yoram Yeivin. In February 2000 we entered into an employment agreement with Yoram Yeivin, our Vice-President of Engineering. Mr. Yeiven’s current annual salary under the agreement is $110,791. In addition, Mr. Yeivin was granted an option to purchase 262,500 shares of our common stock pursuant to the agreement. The agreement also provides Mr. Yeivin with the social insurance, severance and education benefits statutorily required by Israeli law and to vacation benefits and to the right to use of a company automobile as well as other customary employee benefits. The agreement may be terminated by either party with 60 days’ prior written notice or for cause or in the event Mr. Yeivin is unable to perform his duties.

In addition, the agreement provides that Mr. Yeivin will maintain the confidentiality of our proprietary information during and after the term of his employment. Furthermore, Mr. Yeivin has agreed not to solicit business from our customers or distributors and not to solicit any of our employees for a period of one year after the termination of his employment. He has also agreed not to compete with us for a period of eight months after the termination of his employment. The agreement also provides for the assignment to us of all rights he might have in intellectual property developed in connection with his employment with us.

Indemnification and Insurance

Prior to the closing of this offering, we expect to enter into an indemnification agreement with each of our directors and executive officers, and we expect to purchase directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitations of Liability and Indemnification Matters.”

Consulting Agreement

We had a services contract with Shardan B Management Services Ltd., a company wholly owned by Mr. Ben-Zvi and his spouse. This contract is described in the section captioned "Management—Executive Compensation."

Agreements with Texas Instruments

Pursuant to the terms of our Series C Stock Purchase Agreement dated, March 25, 2003, as amended on April 30, 2004, we granted Texas Instruments, or TI, the right to acquire additional shares of our Series C preferred stock at a price of $3.30 per share upon our satisfaction of certain milestones.

The first milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of $800,000, was based upon the signing of a supply and license agreement with TI which permitted TI to manufacture certain components of our solutions to a mutual list of customers in the VoIP market.

The second milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of approximately $1,200,000, was based upon the signing of a DSL Multi-Protocol DSLAM Agreement with TI which provided for reference design co-development and marketing collaboration for products in the DSL market.

The third milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of approximately $700,000, was based on our entering into a memorandum of understanding relating to a non-exclusive license of our intellectual property for use in certain TI products.

The last milestone, providing for an aggregate additional purchase of Series C preferred stock in the amount of approximately $500,000, is based upon the signing of a definitive agreement relating to the development, manufacture and sale of integrated single chip devices and related software.

TI also provides us certain engineering services and associated licenses relating to the design and implementation of the Winpath 2 ASIC pursuant to an agreement we entered into with TI in June 2005. We are required to pay TI an amount of $740,000 in connection with this agreement upon TI’s achievement of certain milestones.

In April 2001, in connection with its purchase of our series B preferred stock, Texas Instruments was granted a right of first offer and negotiation in connection with a potential acquisition of the Company. This right terminates upon completion of this offering.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at February 14, 2006, and as adjusted to reflect the sale of the shares of common stock in this offering, for:

•

each person known to us to be the beneficial owner of more than 5% of our common stock;

•

each named executive officer;

•

each of our directors;

•

all of our executive officers and directors as a group; and

•

all selling stockholders.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Wintegra, Inc., 6850 Austin Center Blvd., Suite 215, Austin, TX 78731. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 4,303,964 shares of common stock outstanding on February 14, 2006 (excluding shares issuable upon conversion of preferred stock and shares underlying outstanding options and warrants) and ______________ shares of common stock outstanding upon completion of this offering.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 14, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of Shares Beneficially Owned				Percent of Shares Beneficially Owned %
Beneficial Owner	Before Offering		After Offering	Shares Offered	Before Offering	After Offering
5% Stockholders:
Jacob (Kobi) Ben-Zvi*(1) 6850 Austin Center Blvd Suite 215 Austin, TX 78731	2,166,063	**		—	12.37%		%
Robert O’Dell*(2) 6850 Austin Center Blvd Suite 215 Austin, TX 78731	1,364,563			—	7.79
Funds affiliated with Magnum Communications Fund L.P.(3) Azrieli Center 1, 35th floor Tel Aviv 67021, Israel	2,660,548			—	15.19
Funds affiliated with Concord Ventures II L.P.(4) 85 Medinat Hayehudim St. 6th Floor P.O. Box 4011 Herzelia 46140, Israel	3,251,436			—	18.56
Funds affiliated with Texas Instruments(5) 12500 TI Boulevard Dallas, TX 75243-4136	1,963,575				11.21
Funds affiliated with Genesis Partners L.P.(6) 11 Hamenofim Street Ackerstein Towers, Bldg B 4th Floor Herzliya, Israel	2,030,243			—	11.59
Marvell Semiconductor Israel Ltd.(7) 6 Hamada St, Industrial Zone Yokneam, 20692 Israel	1,035,346				5.91

Directors and Named Executive Officers:
Ricardo Berger(8)	175,407			—	1.00
Arnon Mordoh(9)	125,876			—	0.72
Michael Phillip(10)	153,563			—	0.88
Alon Rozner***(11)	21,250			—	0.12
Yoram Yeivin(12)	212,907			—	1.22
Eli Akavia	—		—	—
Eliyahu Ayalon	—		—	—
Yair Seroussi	—		—	—
Avigdor Willenz(13)	37,759			—	0.22
Executive officers and directors as a group (11 persons)(14)	4,257,388				24.31%		%

Other Selling Stockholders:

——————

*

Also directors and executive officers.

**

Shares issued pursuant to exercise of options under the plan are subject to a voting proxy to the chief executive officer; however, such proxy expires as of completion of this offering.

***

Shares issued pursuant to exercise of options under the plan are subject to a voting proxy to the chief financial officer or chief operations officer; however, such proxy expires as of completion of this offering.

(1)

Includes 18,813 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(2)

Includes 11,813 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(3)

Includes 2,217,501 shares of capital stock and rights to purchase an additional 119,778 shares pursuant to warrants held by Magnum Communications Fund L.P.; includes 260,972 shares of capital stock and rights to purchase an additional 14,096 shares pursuant to warrants held by Magnum Communications Fund (Israel ) L.P.; includes 45,717 shares of capital stock and rights to purchase an additional 2,484 shares pursuant to warrants held by Magnum Communications Entrepreneurs Fund L.P.

(4)

Includes 575,967 shares of capital stock and rights to purchase an additional 52,771 shares pursuant to warrants held by Concord Ventures II (Israel) L.P.; includes 2,292,260 shares of capital stock and rights to purchase an additional 210,021 shares pursuant to warrants held by Concord Ventures II (Cayman) L.P.; includes 37,969 shares of capital stock and rights to purchase an additional 3,381 shares pursuant to warrants held by Concord Venture Advisors II (Israel) L.P.; includes 72,522 shares of capital stock and rights to purchase an additional 6,545 shares pursuant to warrants held by Concord Venture Advisors II (Cayman) L.P.

(5)

Includes the right to purchase an additional 151,510 shares of Series C stock.

(6)

Includes 1,768,430 shares of capital stock held by Genesis Partners II LDC; includes 261,813 shares of capital stock held by Genesis Partners II (Israel) L.P.

(7)

Galileo Technology Ltd. changed its legal and registered name to Marvell Semiconductor Israel Ltd.

(8)

Consists of 175,407 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(9)

Consists of 125,876 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(10)

Consists of 153,563 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(11)

Consists of 21,250 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(12)

Consists of 212,907 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(13)

Consists of 37,759 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

(14)

Includes 757,388 shares of our common stock issuable upon exercise of outstanding options within 60 days of February 14, 2006

DESCRIPTION OF CAPITAL STOCK

Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of                 shares of common stock, $0.001 par value per share, and                shares of preferred stock, $0.001 par value per share. The following description summarizes some of the terms of our capital stock, as will be in effect upon completion of this offering and the filing of our amended and restated certificate of incorporation. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which the prospectus is a part.

Common Stock

On December 31, 2005, there were 4,303,964 shares of common stock outstanding, held of record by 47 stockholders. Assuming (i) the issuance of 1,417,644 shares of Series B and Series C preferred stock upon exercise of warrants that will terminate if not exercised prior to the closing of this offering, (ii) the issuance of 2,654,900 additional shares pursuant to anti-dilution adjustments, and (iii) the conversion of all outstanding shares of our preferred stock into shares of common stock in connection with this offering, there would have been 18,904,612 shares of common stock outstanding. After this offering, there will be                    shares of our common stock outstanding, or                    shares if the underwriters exercise their over-allotment option in full.

Upon completion of this offering and the filing of our amended and restated certificate of incorporation, the holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and will not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock will be entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock will have no preemptive or conversion rights or other subscription rights and there will be no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering, will be, fully paid and nonassessable.

Preferred Stock

Upon completion of this offering, our board of directors will have the authority, without any action by the stockholders, to issue from time to time, up to                 shares of the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. Immediately after the closing of this offering, no shares of our preferred stock will be outstanding.

Warrants

As of December 31, 2005, there were warrants outstanding for the purchase an aggregate of 1,417,644 shares of our preferred stock, all of which are subject to customary adjustments upon subdivisions, combinations or certain issuances of our common stock. These warrants expire on completion of this offering, and we expect that the holders of these warrants will exercise the warrants prior to the completion of this offering.

Registration Rights

For a discussion of registration rights we have granted to stockholders, please see the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Registration Rights.”

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, as will be in effect upon completion of this offering, contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws will include provisions that:

•

provide for our board of directors to be divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders;

•

allow the board of directors to issue, without further action by the stockholders, up to                shares of undesignated preferred stock;

•

require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•

prohibit cumulative voting in the election of directors;

•

require that special meetings of our stockholders be called only by a majority of the board of directors, the chairman of the board, the chief executive officer or the president;

•

establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

•

require that certain amendments to the certificate of incorporation and the bylaws require the approval of the holders of at least 66 2/3% of the voting power of all outstanding voting stock.

The Delaware General Corporation Law

We will be subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•

prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•

any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of us. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                                , located at                      .

Exchange Listing

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “WNTG.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have outstanding an aggregate of approximately                    shares of common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options. Of these shares, the                    shares of common stock to be sold by us and the selling stockholders in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders will be “Restricted Securities” as that term is defined in Rule 144 under the Securities Act. Restricted Securities may be sold in the public market only if registered or it they qualify for exemption under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below, on another exemption.

As a result of the lock up agreements described below and the provisions of Rule 144, Rule 144(k) and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Date of Availability of Sale	Approximate Number of Shares
As of the date of this prospectus
90 days after the date of this prospectus
180 days after the date of this prospectus, although a portion of such shares will be subject to volume limitations pursuant to Rule 144

Lock-up Agreements

All of our directors and executive officers and substantially all of the holders of our capital stock have signed a lock-up agreement which prevents them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of the representatives. This 180-day period may be extended if (i) during the last 17 days of the 180-day period we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

In general, under Rule 144 of the Securities Act, beginning 90 days after the date of this prospectus a person deemed to be our “affiliate,” or a person holding restricted shares who beneficially owns shares that were not acquired from us or any of our “affiliates” within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of either 1% of the then outstanding shares of our common stock, which will equal approximately                shares immediately after this offering, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to such sale. Sales under Rule 144 of the Securities Act are also subject to prescribed requirements relating to the manner of sale, notice and availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Beginning 180 days after the date of this prospectus,             shares of our common stock will qualify as “Rule 144(k)” shares.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract (such as our current stock option plans) may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our stock option plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the Securities and Exchange Commission. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

ISRAELI TAXATION AND GOVERNMENT PROGRAMS

THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL ISRAELI TAX LAWS APPLICABLE TO OUR ISRAELI SUBSIDIARY, AND OF THE ISRAELI GOVERNMENT PROGRAMS FROM WHICH OUR ISRAELI SUBSIDIARY BENEFITS. SOME PARTS OF THIS DISCUSSION ARE BASED ON NEW TAX LEGISLATION WHICH HAS NOT BEEN SUBJECT TO JUDICIAL OR ADMINISTRATIVE INTERPRETATION. ACCORDINGLY, WE CANNOT ASSURE YOU THAT THE VIEWS EXPRESSED IN THE DISCUSSION WILL BE ACCEPTED BY THE ISRAELI TAX AUTHORITIES. THE DISCUSSION SHOULD NOT BE CONSTRUED AS LEGAL OR PROFESSIONAL TAX ADVICE AND DOES NOT COVER ALL POSSIBLE TAX CONSIDERATIONS.

General Corporate Tax Structure in Israel

Israeli companies are generally subject in 2006 to corporate tax at the rate of 31% of their taxable income. Pursuant to a new tax reform, the corporate tax rate would gradually be reduced to a rate of 25% in the year 2010. The rate is scheduled to decline to 29% in 2007, 27% in 2008, and 26% in 2009.

Further, as discussed below, the tax rate is effectively reduced for income derived from an Approved Enterprise.

Special Provisions Relating to Taxation under Inflationary Conditions

Our Israeli subsidiary is taxed under the Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Inflationary Adjustments Law. The Inflationary Adjustments Law is highly complex and represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. Its features, which are material to us, are summarized as follows:

•

Where a company’s equity, as calculated under the Inflationary Adjustments Law, exceeds the depreciated cost of its fixed assets (as defined in the Inflationary Adjustments Law), a deduction from taxable income is permitted equal to the excess multiplied by the applicable annual rate of inflation. The maximum deduction permitted in any single tax year is 70% of taxable income, with the unused portion permitted to be carried forward, linked to the Israeli consumer price index. The unused portion that was carried forward is permitted in full the following year.

•

Where a company’s depreciated cost of fixed assets exceeds its equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.

•

Subject to specified limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the change in the consumer price index.

The Minister of Finance may, with the approval of the Knesset (the Israeli Parliament) Finance Committee, determine by decree, during a certain fiscal year (or until February 28th of the following year) in which the rate of increase of the Israeli consumer price index would not exceed or did not exceed, as applicable, 3.0%, that some or all of the provisions of the Inflationary Adjustments Law shall not apply with respect to such fiscal year, or that the rate of increase of the Israeli consumer price index relating to such fiscal year shall be deemed to be 0%, and to make the adjustments required to be made as a result of such determination.

Law for the Encouragement of Capital Investments, 1959

The Law for Encouragement of Capital Investments, 1959, as amended, or the Investment Law, provides certain incentives for capital investments in a production facility (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the

Investment Law, referred to as an “Approved Enterprise,” is entitled to benefits, including cash grants from the Israeli government and tax benefits, based upon, among other things, the location of the facility into which the investment is made or the election of the grantee.

The Investment Law was significantly amended effective April 1, 2005. The amendment includes revisions to the criteria for investments qualified to receive tax benefits as an Approved Enterprise. Among other things, the amendment provides tax benefits to both local and foreign investors (even prior to the amendment, the law provided benefits to both local and foreign investors) and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. Our Israeli subsidiary will continue to enjoy its current tax benefits in accordance with the provisions of the Investment Law prior to its revision, but if our Israeli subsidiary is granted any new benefits in the future they will be subject to the provisions of the amended Investment Law. Therefore, the following discussion is a summary of the Investment Law prior to its amendment as well as the relevant changes contained in the new legislation.

According to the Investment Law prior to its amendment, a company that wished to obtain benefits had to receive an approval from the Investment Center of the Israeli Ministry of Industry and Trade. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. The tax benefits from any certificate of approval relates only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise is not eligible to the benefits of the Approved Enterprise.

An Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, instead, participate in an alternative benefits program. Currently our Israeli subsidiary has one Approved Enterprise program under the alternative benefits track of the Investment Law, which entitles us to tax benefits and not to cash grants. Under the terms of our subsidiary’s Approved Enterprise program, our undistributed income from that Approved Enterprise will be eligible for a two-year tax exemption and an additional period of reduced corporate tax liability at rates ranging between 10% and 25%, depending on the level of foreign (i.e., non-Israeli) ownership of our shares, as determined under the Investment Law. Those tax rates and the related levels of foreign investment are as set forth in the following table:

Rate of Reduced Tax	Reduced Tax Period	Tax Exemption Period	Percent of Foreign Ownership
25	5 years	2 years	0-25%
25	8 years	2 years	25-48.99
20	8 years	2 years	49-73.99
15	8 years	2 years	74-89.99
10	8 years	2 years	90-100

Undistributed income derived from our Approved Enterprise programs are entitled to tax benefits as stated above, commencing on the first year in which we generate taxable income from the applicable Approved Enterprise.  The tax benefits for these programs have not yet started. In any event, the period in which we are entitled to the tax benefits is limited to twelve years from the commencement of production or fourteen years from the date of approval, whichever is earlier.

The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. Our Israeli subsidiary has not utilized this benefit.

The benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the regulations thereunder, as well as the criteria set forth in the applicable certificate of approval; such terms include making specified investments in property and equipment, and financing a percentage of investments with share capital. If we do not fulfill these conditions in whole or in part, the benefits can be canceled and we may be required to refund the amount of the benefits, together with linkage to the Israeli consumer price index and interest. We believe that our Approved Enterprise program currently operates in compliance with all applicable conditions and criteria, but there can be no assurance that it will continue to do so.

Dividends paid by our Israeli subsidiary to us will be subject to Israeli withholding tax. In general, under the U.S.-Israel Tax Treaty the rate of such tax will be 12.5% with respect to dividends which are not attributable to income of an Approved Enterprise and 15% with respect to dividends which are attributable to income of an Approved Enterprise. In addition, if the Israeli subsidiary distributes a dividend to us from income that is tax exempt (i.e., from the two first years), the Israeli subsidiary would be required to pay additional tax according to the rates applicable to the income from the Approved Enterprise in the remaining years (that is, a rate of 10% - 25%) with respect to the amount distributed.

Law for the Encouragement of Industry (Taxes), 1969

We believe that our Israeli subsidiary currently qualifies as an “Industrial Company” within the meaning of the Law for the Encouragement of Industry (Taxes), 1969 (the “Industry Encouragement Law”). The Industry Encouragement Law defines “Industrial Company” as a company resident in Israel that derives 90% or more of its income in any tax year (other than income from defense loans, capital gains, interest and dividends) from an “Industrial Enterprise” that it owns. An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to an Industrial Company:

•

amortization of the cost of purchased know-how and patents over an eight-year period for tax purposes;

•

accelerated depreciation rates on equipment and buildings; and

•

the right to elect, under specified conditions, to file consolidated tax returns with additional related Israeli Industrial Companies.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure that we qualify or will continue to qualify as an “Industrial Company” or that the benefits described above will be available in the future.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

This section summarizes certain material U.S. federal income and estate tax considerations relating to the ownership and disposition of common stock to non-U.S. holders. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, possibly with retroactive effect, or the IRS might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of common stock could differ from those described below. For purposes of this summary, a “non-U.S. holder” is any holder other than a citizen or resident of the United States, a corporation organized under the laws of the United States or any state, a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or an estate whose income is subject to U.S. income tax regardless of source. If a partnership or other flow-through entity is a beneficial owner of common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, partnerships and flow-through entities that hold our common stock and partners or owners of such partnerships or entities, as applicable, should consult their own tax advisors. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including, without limitation, banks, insurance companies, or other financial institutions; persons subject to the alternative minimum tax; tax exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark to market method of accounting for their securities holdings; persons that own, or are deemed to own, more than five percent of our company (except to the extent specifically set forth below); certain former citizens or long term residents of the United States; persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code. Finally, the summary does not describe the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

Dividends

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock. Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent along with its own applicable certification. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described below apply);

•

the non-U.S. holder is an individual who holds our common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•

the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA (described below) treat the gain as effectively connected with a U.S. trade or business.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S. If a non-U.S. holder is described in the third bullet point above, the non-U.S. holder should consult its own tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to such holder.

The FIRPTA rules may apply to a sale, exchange or other disposition of common stock if we are, or were within five years before the transaction, a “U.S. real property holding corporation,” or a USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

If any dividend on common stock, or gain from the sale, exchange or other disposition of common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at regular graduated rates. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” dividend or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding for any effectively connected dividend or gain, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property for federal estate tax purposes and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide its U.S. taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on its returns. The withholding tax rate is currently 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments to non-U.S. holders of dividends on common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status. Some of the common means of certifying nonresident status are described under “—Dividends or Gains Effectively Connected With a U.S. Trade or Business.” We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Any amounts withheld from a payment to a holder of common stock under the backup withholding rules may generally be credited against any U.S. federal income tax liability of the holder.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Wintegra, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase, and Wintegra and the selling stockholders have agreed to sell to them, severally, the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., CIBC World Markets Corp., Thomas Weisel Partners LLC and Wachovia Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
CIBC World Markets Corp.
Thomas Weisel Partners LLC
Wachovia Capital Markets, LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional           shares from Wintegra to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Wintegra and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase             additional shares.

Paid by Wintegra		No Exercise		Full Exercise
Per Share	$		$
Total	$		$

Paid by the Selling Stockholders		No Exercise		Full Exercise
Per Share	$		$
Total	$		$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $       per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $       per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Wintegra and its executive officers, directors, and holders of substantially all of its outstanding shares of common stock, including each of the selling stockholders, have agreed with the underwriters, other than in this offering and subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of its common stock or securities convertible into, or exercisable or exchangeable for, shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to the issuance by Wintegra of any securities in accordance with any of its existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Wintegra issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Wintegra announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Wintegra, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Wintegra’s historical performance, estimates of the business potential and earnings prospects of Wintegra, an assessment of Wintegra’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made for quotation of Wintegra’s common stock on the Nasdaq National Market under the symbol “WTNG.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

•

it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (“FSA”);

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•

it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•

to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•

in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (ii) where no consideration is given for the transfer or (iii) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives, and may also be made available on the websites maintained by the underwriters. The representatives may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Wintegra and the selling stockholders estimate that their share of the total expenses of the offering, including underwriting discounts and commissions, will be approximately $           .

Wintegra and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Danziger Klagsbald & Co., our Israeli counsel, will pass upon certain matters relating to Israeli law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California. Certain matters relating to Israeli law will be passed upon for the underwriters by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

A member of Danziger Klagsbald & Co. holds a beneficial interest in an aggregate of 2,500 shares of our Series A preferred stock which will convert into 2,500 shares of our common stock upon completion of this offering.

EXPERTS

Our consolidated financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been audited by Ernst & Young Israel, Kost Forer Gabbay & Kasierer, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of these materials may be obtained from such offices upon payment of the prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

WINTEGRA INC. AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

WINTEGRA INC.

We have audited the accompanying consolidated balance sheets of Wintegra Inc. (“the Company”) and its subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KOST FORER GABBAY & KASIERER

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 17, 2006	A Member of Ernst & Young Global

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31,
	2004	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,584	$7,796
Short-term deposits	—	3,000
Trade receivables	2,014	2,376
Inventories	684	1,075
Other accounts receivable and prepaid expenses	134	166
Total current assets	8,416	14,413

LONG-TERM ASSETS:
Long-term prepaid expenses	77	97
Severance pay fund	1,041	1,346
Total long-term assets	1,118	1,443

PROPERTY AND EQUIPMENT, NET	550	665

Total assets	$10,084	$16,521

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

(U.S. dollars in thousands, except share and per share data)

	December 31,		Pro forma Stockholders’ equity at December 31, 2005
	2004	2005
			Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term loans	$23	$3,984	$
Trade payables	492	698
Employees and payroll accruals	969	1,327
Puttable warrants	232	1,403
Accrued expenses and other liabilities	419	1,797
Total current liabilities	2,135	9,209

LONG-TERM LIABILITIES:
Long-term loans	3,953	—
Accrued severance pay	1,100	1,422
	5,055	1,422

Commitments and Contingent Liabilities

STOCKHOLDERS’ EQUITY:
Stock capital:
Common stock – Authorized: 43,000,000 and 44,000,000 shares of $0.001 par value at December 31, 2004 and 2005, respectively; Issued: 4,324,699 and 4,405,334 shares at December 31, 2004 and 2005, respectively; Outstanding: 4,219,356 and 4,303,964 shares at December 31, 2004 and 2005, respectively	4	4
Preferred stock – Authorized: 23,451,539 and 24,304,563 shares of $0.001 par value at December 31, 2004 and 2005, respectively; Issued and outstanding: 9,889,479 and 10,528,104 shares at December 31, 2004 and 2005, respectively; Aggregate liquidation preference of approximately $42,133 and $49,425 at December 31, 2004 and 2005, respectively	10	11
Additional paid-in capital	38,956	41,856
Deferred stock-based compensation	—	(101)
Accumulated deficit	(36,074)	(35,880)

Total stockholders’ equity	2,896	5,890

Total liabilities and stockholders’ equity	$10,084	$16,521

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data)

	Year Ended December 31,
	2003	2004	2005
Revenues	$4,476	$9,329	$19,594
Cost of revenues	924	2,128	4,298
Gross profit	3,552	7,201	15,296

Operating expenses:
Research and development	9,027	8,065	8,659
Selling and marketing	2,730	2,929	4,294
General and administrative	581	688	807
Total operating cost and expenses	12,338	11,682	13,760

Operating income (loss)	(8,786)	(4,481)	1,536
Financial expenses, net	361	162	171
Change in fair value of puttable warrants	—	172	1,171

Net income (loss)	$(9,147)	$(4,815)	$194

Net income attributed to Preferred stockholders	$—	$—	$194

Net loss attributed to Common stockholders	$(9,147)	$(4,815)	$—

Basic and diluted net loss per share of Common stock	$(2.33)	$(1.17)	$—

Pro forma basic and diluted net earnings per share of Common stock (Note 2o)(Unaudited)			$0.01

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(U.S. dollars in thousands, except per share data)

	Common Stock			Preferred Stock			Additional Paid-in capital	Deferred Stock-based Compensation	Accumulated Deficit	Total Stockholders’ Equity
	Stock	Amount		Stock	Amount
Balance as of January 1, 2003	3,828,084	$4		6,346,178	$6		$26,407	$—	$(22,112)	$4,305

Issuance of Series C Preferred stocks to investors, net	—	—		3,150,651	3		10,349	—	—	10,352
Issuance of Common stocks upon exercise of options	187,557	—	(1)	—	—		63	—	—	63
Compensation related to warrants granted to an investor	—	—		—	—		704	—	—	704
Net loss	—	—		—	—		—	—	(9,147)	(9,147)
Balance as of December 31, 2003	4,015,641	4		9,496,829	9		37,523	—	(31,259)	6,277

Issuance of Series B Preferred stocks upon exercise of warrants	—	—		29,024	—	(1)	160	—	—	160
Issuance of Series C Preferred stocks to investors, net	—	—		363,626	1		1,199	—	—	1,200
Issuance of Common stocks upon exercise of options	203,715	—	(1)	—	—		74	—	—	74
Net loss	—	—		—	—		—	—	(4,815)	(4,815)
Balance as of December 31, 2004	4,219,356	4		9,889,479	10		38,956	—	(36,074)	2,896

Issuance of Series C Preferred stocks to investors, net	—	—		212,114	—	(1)	700	—	—	700
Issuance of Series D Preferred stocks to investors, net	—	—		426,511	1		1,977	—	—	1,978
Issuance of Common stocks upon exercise of options	84,608	—	(1)	—	—		91	—	—	91
Deferred stock-based compensation	—	—		—	—		108	(108)	—	—
Amortization of deferred stock-based compensation	—	—		—	—		—	7	—	7
Compensation related to warrants granted to consultants	—	—		—	—		24	—	—	24
Net income	—	—		—	—		—	—	194	194
Balance as of December 31, 2005	4,303,964	$4		10,528,104	$11		$41,856	(101)	$(35,880)	$5,890

——————

(1)

Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share and per share data)

	Year Ended December 31,
	2003	2004	2005
Cash flows from operating activities:
Net income (loss)	$(9,147)	$(4,815)	$194
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	605	333	261
Amortization of debt issuance costs	261	78	31
Change in fair value of puttable warrants	—	172	1,171
Amortization of compensation related to options and warrants	704	—	31
Increase in trade receivables	(409)	(1,341)	(362)
Decrease (Increase) in other accounts receivable and prepaid expenses	57	229	(30)
Increase in inventories	(175)	(352)	(391)
Increase in trade payables	84	120	206
Increase in employees and payroll accruals	155	119	358
Increase in accrued expenses and other liabilities	106	71	1,302
Increase in accrued severance pay, net	24	20	17

Net cash provided by (used in) operating activities	(7,735)	(5,366)	2,788

Cash flows from investing activities:
Investment in short-term deposits	—	—	(3,000)
Purchase of property and equipment	(167)	(126)	(376)
Proceeds from sale of property and equipment	39	—	—
Long-term prepaid expenses	(54)	(40)	(22)

Net cash used in investing activities	(182)	(166)	(3,398)

Cash flows from financing activities:
Net proceeds from issuance of preferred stocks	10,352	1,200	2,678
Net proceeds from issuance of preferred stocks derived from warrants	—	160	—
Net proceeds from issuance of common and restricted stocks derived from exercise of stock options	27	46	167
Proceeds from long-term loan, net	—	2,000	—
Payments of long-term loan from bank	(67)	(68)	(23)

Net cash provided by financing activities	10,312	3,338	2,822

Increase (decrease) in cash and cash equivalents	2,395	(2,194)	2,212
Cash and cash equivalents at the beginning of the period	5,383	7,778	5,584

Cash and cash equivalents at the end of the period	$7,778	$5,584	$7,796

Cash paid during the year for:
Interest	$80	$155	$316

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share data)

NOTE 1.

GENERAL:

Wintegra Inc. and its wholly owned subsidiaries (“the Company”) are engaged in the design, development and marketing of single-chip solutions to access infrastructure equipment providers. The Company’s subsidiaries are located in Israel, UK and Canada.

The Company provides access processors that enable the delivery of new services in the evolving communication network infrastructure and targets its products at access infrastructure equipment used in markets such as digital subscriber line (“DSL”), wireless infrastructure, multi-service access, voice over Internet Protocol (“VoIP”), passive optical networking and routing aggregation.

The Company has derived a substantial portion of its revenues from a relatively small number of customers. As to information regarding geographic markets and major customers, see Note 11.

All of the Company’s semiconductor products are manufactured by third party subcontractors. While these subcontractors have been able to adequately meet the demands of the Company’s increasing business, the Company is and will continue to be dependent upon these subcontractors to achieve acceptable manufacturing yields, quality levels and costs, and to allocate to the Company sufficient capacity to meet the Company’s needs in a timely manner. Revenues could be materially and adversely affected should any of these subcontractors fail to meet the Company’s request for products due to a shortage of production capacity, process difficulties, low yield rates or financial instability.

NOTE 2.

SIGNIFICANT ACCOUNTING POLICIES:

The consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

a.

Use of estimates

The preparation of financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

b.

Financial statements in U.S. dollars

All of the revenues of the Company are generated in U.S. dollars (“dollar”). A portion of the Company’s subsidiaries’ costs is currently paid in their local currency; however, a substantial portion of the expenses are denominated in dollars. The Company’s management believes that the dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (“SFAS No 52”). All transactions gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

c.

Principles of consolidation

The consolidated financial statements include the accounts of the Company. Intercompany transactions and balances have been eliminated in consolidation.

d.

Cash equivalents

The Company considers all highly liquid investments which are readily convertible to cash with maturity of three months or less, at the date of acquisition, to be cash equivalents.

e.

Short-term deposit

A short-term bank deposit is a deposit with a maturity of more than three months but less than one year. The deposit is in U.S. dollars and bears interest at the rate of range of 3.8% – 4.7%. The short-term deposit is presented at cost, including accrued interest.

f.

Inventories

Inventories are mainly composed of work in progress and finished products and are stated at the lower of cost or market value. Inventory reserves are provided to cover risks arising from slow-moving items or technological obsolescence and items with a market price that is lower than cost. Cost of inventories is determined as the cost of raw material and manufacturing cost. Cost is determined using the “first-in-first-out” method.

g.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%

Computers and peripheral equipment	33
Office furniture and equipment	7-15
Leasehold improvements	By the shorter of term of the lease and the life of the asset

h.

Impairment of long-lived assets

The long-lived assets of the Company are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2003, 2004 and 2005, no impairment losses have been identified.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

i.

Revenue recognition

The Company generates revenues from selling its products to Original Equipment Manufacturers (“OEM”), Original Design Manufacturing (“ODM”) and sub systems manufacturers which are considered to be end-users. Additionally the Company provides certain software tools and engineering services which are sold separately from the sales of the other products.

Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition”, (“SAB No. 104”), when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred and title has passed to the customer, the seller’s price to the buyer is fixed or determinable, no further obligation exists and collectibility is reasonably assured. The Company has no further obligations to its customers after delivery is made and does not grant its customers any rights of return.

Revenues from sales of software tools and maintenance, which are sold separately from the other products, are recognized in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”). The Company uses the “residual method” when Vendor Specific Objective Evidence (“VSOE”) of fair value only exists for the maintenance.

The Company recognizes revenues from engineering services when the services are performed.

j.

Research and development costs

Research and development costs are charged to the consolidated statement of operations as incurred.

k.

Severance pay

The Israeli subsidiary has a liability for severance pay pursuant to Israeli law, based on the most recent monthly salary of its employees multiplied by the number of years of employment as of the balance sheet date for such employees. The Israeli subsidiary’s liability is fully provided by monthly deposits with severance pay funds and insurance policies.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expenses for the years ended December 31, 2003, 2004 and 2005, amounted to approximately $270, $249 and $322, respectively.

l.

Accounting for stock-based compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company’s stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), which amended certain provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company continues to apply the provisions of APB No. 25 in accounting for stock-based compensation.

Pro forma information regarding the Company’s net income (loss) and net earnings (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

The fair value for options granted in 2003, 2004 and 2005 is amortized over their vesting period and estimated at the date of grant using the Minimum Value Valuation Model in 2003, 2004 and the six months ended on June 30, 2005 and the Black-Scholes Option Valuation Model in the six months ended on December 31, 2005 with the following weighted average assumptions:

	Year ended December 31,		Six months ended June 30, 2005	Six months ended December 31, 2005
	2003	2004
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	—	—	—	70.0%
Risk free interest	2.5%	3.4%	4.4%	4.5%
Expected life of up to (in years)	4.0	4.0	3.5	3.5

The following table illustrates the effect on net income (loss) and net earnings (loss) per share, assuming that the Company had applied the fair value recognition provision of SFAS No. 123 on its stock-based employee compensation:

	Year ended December 31,
	2003	2004	2005
Net income (loss), as reported	$(9,147)	$(4,815)	$194

Stock-based employee compensation- intrinsic value	—	—	7

Deduct - stock-based employee compensation - fair value	(44)	(40)	(82)

Pro forma - net income (loss)	$(9,191)	$(4,855)	$119

Basic and diluted net earnings (loss) per share of Common stock, as reported	$(2.33)	$(1.17)	$—

Pro forma basic and diluted net earnings (loss) per share of Common stock	$(2.34)	$(1.18)	$—

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

The Company applies SFAS No. 123 and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”), with respect to options and warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date as defined in EITF No. 96-18.

m.

Concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term deposits and trade receivables.

The majority of cash and cash equivalents and short-term deposits of the Company is invested in U.S. dollars deposits in major U.S. and Israeli banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company’s and its subsidiaries’ investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company’s trade receivables are derived from sales to large and solid organizations located mainly in United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

The Company has no off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

n.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This Statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

o.

Basic and diluted net earnings (loss) per share

The Company applies the two class method as required by EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, (“EITF No. 03-6”). EITF No. 03-6 requires the income per share for each class of shares (Common stock and Preferred stock) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of shares based on their contractual rights.

In compliance with EITF 03-6, the series of Preferred stocks are not participating securities in losses, and therefore are not included in the computation of net loss per share.

Net income attributable to Common stockholders is computed based on dividend distribution assumption, at a rate of $0.25 per annum for each share of Preferred Stock and distribution of the remaining net income on a pro rata basis in proportion to the contractual rights of each class of shares.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

Basic net earnings (loss) per share are computed based on the weighted average number of shares of Common stock outstanding during each period. Diluted net earnings (losses) per share are computed based on the weighted average number of shares of Common stock outstanding during each year, plus dilutive potential shares of Common stock considered outstanding during the period, in accordance with Statement of Financial Standard No. 128, “Earnings Per Share”.

The total weighted average number of shares related to the outstanding options and warrants excluded from the calculations of diluted net earnings (losses) per share due to their anti-dilutive effect was 1,755,382, 2,299,365 and 2,573,796 for the years ended December 31, 2003, 2004 and 2005, respectively.

Basic and diluted pro forma net earnings (loss) per share (unaudited), as presented in the statements of operations, has been calculated as described above and also gives effect to the automatic conversion of the Preferred stock (Series A, B, C and D) on a one-for-one basis and the adjustment of 2,581,919 shares of Common stock pursuant to the anti-dilution provisions on Series B Preferred stock, that will occur upon closing of the Initial Public Offering (“IPO”).

The following table presents the calculation of pro forma basic and diluted net earnings per share:

1.

Numerator:

Year Ended December 31, 2005
Net Earnings
Net income as reported	$194

2.

Denominator:

Year Ended December 31, 2005
Number of shares in thousands
Weighted average number of shares of Common stock	17,274

Denominator for basic net earnings (loss) per share of Common stock	17,274

Effect of dilutive securities:
Employee stock options and warrants	1,826

Dilutive potential shares of Common stock	1,826

Denominator for diluted net earnings (loss) per share of Common stock - adjusted weighted average shares, assumed conversions and exercise of options and warrants	19,100

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

p.

Unaudited pro forma stockholders’ equity

The Company’s Board of Directors has authorized the filing of a Registration Statement with the U.S. Securities and Exchange Commission to register shares of its Common stock in an IPO. If the IPO is consummated, all of the Series A, B, C and D Preferred stock will automatically be converted into Common stock as well as the additional Shares of capital stock issued as a result of anti-dilution provisions of the Series B Preferred Stock, upon completion of the  IPO contemplated by this prospectus. Unaudited pro forma stockholders’ equity at December 31, 2005, as adjusted for the assumed conversion of such shares and the anti-dilution protection is disclosed in the balance sheet.

q.

Fair value of financial instruments

The following methods and assumptions were used by the Company in estimating their fair value disclosures for financial instruments:

The carrying value of cash and cash equivalents, short-term deposits, trade receivables, other accounts receivable and prepaid expenses, trade payables and other liabilities approximate their fair values due to the short-term maturities of such instruments.

Long-term loans are estimated by discounting the future cash flows using current interest rates for loans of similar terms and maturities. The carrying amount of the long-term loans approximates their fair value. Puttable warrants were valued using the Black-Scholes Option Valuation Model.

r.

Impact of recently issued accounting pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SFAS No. 151”). SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No.151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. As of December 31, 2005, the Company does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statements 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while Statement 123(R) requires all share-based payments to employees to be recognized based on their fair values. Statement 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. Statement 123(R) permits public companies to adopt its requirements using one of two methods:

a)

A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

b)

A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt Statement 123(R) using the “modified prospective” method. Although the Company has not yet quantified the effects of the adoption of SFAS 123(R), it expects that it will result in significant stock-based compensation expense. The new Standard will be effective for the Company in the first fiscal year beginning after December 15, 2005. On March 29, 2005, the SEC published Staff Accounting Bulletin (“SAB”) No. 107, which provides the staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. The Company will adopt Statement 123R and SAB 107 as of the financial statements of the first quarter of 2006.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154 (“FAS 154”), “Accounting Changes and Error Corrections” – a replacement of APB No. 20, “Accounting Changes” (“APB 20”) and FAS No. 3, “Reporting Accounting Changes in Interim Financial Statement”. FAS 154 provides guidance on accounting for and reporting of accounting changes and error corrections.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. The amendments are not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3.

INVENTORIES:

	December 31,
	2004	2005
Raw materials (including packaging materials)	$49	$55
Work in progress	387	386
Finished products	248	634
	$684	$1,075

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

NOTE 4.

PROPERTY AND EQUIPMENT, NET:

	December 31,
	2004	2005
Cost:
Computers and peripheral equipment	$2,256	$2,600
Office furniture and equipment	202	219
Leasehold improvements	101	116

	2,559	2,935
Accumulated depreciation
Computers and peripheral equipment	1,832	2,058
Office furniture and equipment	83	105
Leasehold improvement	94	107

	2,009	2,270

Depreciated cost	$550	$665

Depreciation and amortization expenses for the years ended December 31, 2003, 2004 and 2005, were $605, $333 and $261, respectively. As for liens, see note 7(a).

NOTE 5.

LONG-TERM LOANS:

In June 2002 the Company signed a loan agreement with lenders for a credit line in an aggregate amount of $2,000 for two years. In August 2004, the Company entered into new agreements with the existing lenders and a new lender, for new credit lines in an aggregate amount of $4,000, out of which $2,000 derived from a renewal of the loan received in 2002 and $2,000 received from the new lender, with an option for an additional amount of $1,000. To date, the Company utilized $4,000 of the credit lines which shall terminate on June 30, 2006.

At maturity the Company will be required to pay the principal amount together with interest, at a rate between LIBOR plus 3.75% to LIBOR plus 4% per annum calculated as of the disbursement date and compounded annually. The accrued interest is payable on the first date of each financial quarter. The Company is also obligated to pay a fee of 1% per year, of the unutilized credit lines. In order to secure the Company’s obligations to the lenders, the Company has recorded charges on all its tangible and intangible assets. In addition, the Company granted the lenders warrants to purchase the Company’s shares for a total amount of $1,200 according to the terms and conditions defined in the warrant agreements (see Note 8(d)(1)). The warrants have a forced redemption feature pursuant to which the Company may be required to redeem the warrants for $658 (“Puttable Warrant”).

In accordance with SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the Company recorded the fair value of these warrants as a liability with changes in fair value, using the Black-Scholes Option Valuation Model, recorded through financial expenses in each reporting period.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

NOTE 6.

RELATED PARTY TRANSACTIONS:

In April 2003, the Company entered with one of its Preferred Stockholders (the “Investor”) into a co-marketing and license agreement and into a supply agreement. These agreements did not have any effect on the Company’s financial position and results of operations in any of the reporting periods.

During the first quarter of 2005 the Company and the Investor entered into a development agreement that was formally signed in June 2005. According to the agreement, the Investor will design and implement a component, which will be incorporated in the Company product. The Company will pay the Investor a total amount of $740 based on certain milestones. As of December 31, 2005, the Company has recorded a provision of $592 included in accrued expenses and other liabilities.

See also Note 8(b)(1) for the issuance of Series C preferred stock to the Investor.

In connection with the Series B preferred stock acquisition, the Investor got a right of first offer and negotiation in connection with a potential acquisition of the Company. This right terminates upon completion of the IPO.

NOTE 7.

COMMITMENTS AND CONTINGENT LIABILITIES:

a.

Liens

1.

The Company recorded pledge and floating liens on all of its assets in favor of its lenders.

2.

The Company has also placed fixed liens on some of its computers, in favor of one of its creditors.

b.

Lease commitments

The Company leases facilities under various non-cancelable operating lease agreements, which expire on various dates, the latest of which is in 2007. Aggregate minimum rental commitments under non-cancelable operating leases as of December 31, 2005, are as follows:

Year ended December 31,	U.S. Dollars
2006	$334
2007	16

Total	$350

Total rent expenses for the years ended December 31, 2003, 2004 and 2005 totaled $439, $460 and $485, respectively.

The Israeli subsidiary leases motor vehicles under cancelable lease agreement. The Israeli subsidiary has an option to be released from this agreement, which may result in penalties in a maximum amount of $102.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

c.

Other commitment

The Company is obligated to pay royalties to a third party based on an agreement that allows the Company to incorporate the third party technology into the Company’s products. The royalties are calculated as percentage of revenues subject to minimum amounts per unit. The obligation to pay royalties is contingent on actual sales of the products, and in the absence of such sales no payment is required.

Royalty expenses to the third party amounted to $41, $219 and $510 in 2003, 2004 and 2005, respectively.

d.

Bank guarantee

The Company provided a bank guarantee to its lessor in the amount of $176.

NOTE 8.

STOCKHOLDERS’ EQUITY:

a.

Composition of stock capital

	Authorized		Issued		Outstanding
	December 31,		December 31,		December 31,
	2004	2005	2004	2005	2004	2005

	Number of shares
Shares of $0.001 par value(1):
Common stock(2)	43,000,000	44,000,000	4,324,699	4,405,334	4,219,356	4,303,964
Series A Preferred stock(3)	5,050,000	5,050,000	2,524,996	2,524,996	2,524,996	2,524,996
Series B Preferred stock(3)(4)	7,978,037	7,978,037	3,850,206	3,850,206	3,850,206	3,850,206
Series C Preferred stock(3)	10,423,502	10,423,502	3,514,277	3,726,391	3,514,277	3,726,391
Series D Preferred stock(3)	—	853,024	—	426,511	—	426,511
	66,451,539	68,304,563	14,214,178	14,933,438	14,108,835	14,832,068

——————

(1)

All shares, options, warrants and earnings (losses) per share amounts have been retroactively adjusted for all periods presented to reflect the 1 for 2 reverse stock split effective immediately prior to the IPO.

(2)

Shares of Common stock confer upon their holders voting rights, the right to participate in shareholders’ meetings (each share confers one vote) and the right to participate in any distribution of dividends.

(3)

Shares of Series A, B, C and D Preferred stock confer upon their holders voting rights and the right to receive non-cumulative dividends at the rate of 8% in any distribution of dividends. Shares of Preferred stock Series A, B, C and D are convertible, at any time, into Common stock at a one for one basis and confer upon their holders voting rights which are equal to those of the underlying Common stock. These shares will be automatically converted into shares of common stock upon closing of an IPO.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

(4)

In 2001, Wintegra Inc. issued shares of Series B Preferred Stock at a purchase price of $5.51 per share. In 2003, Wintegra Inc. issued shares of Series C Preferred Stock at a purchase price of $3.30 per share. According to the provisions of Wintegra Inc.’s Certificate of Incorporation, the Series B Preferred Stock was entitled to “full ratchet” anti-dilution protection in the event of a future round of financing at a price per share less than $5.51. The full ratchet protection provides the holders of Series B Stock with full price protection on their shares of Series B Stock, so that when any holder of Series B Stock converts those shares to Common Stock, such holder would receive that number of shares of Common Stock that reflect an investment at the lower price per share. The holders of the 3,850,206 shares of Series B Preferred Stock are entitled to convert them into 6,432,125 shares of Common Stock.

In the event that holders of any class of stock of the Company shall be entitled to demand redemption of their shares from the Company, then the holders of the Preferred stock shall be entitled to the most favorable redemption rights granted to the holders of any class of stock at the same time as such class of stock but giving effect to the original Series A issue price, the original Series B issue price, the original Series C issue price and the original Series D issue price.

No holders of any class of stock are currently entitled to demand redemption of their shares from the Company.

b.

Issuance of Series C and Series D Preferred stocks

1.

In March 2003, the Company signed a Series C Stock Purchase Agreement (“the Agreement”). According to the agreement, the Company shall issue to the investors up to 3,877,906 shares of Series C Preferred stock at a price of $3.30 per share for a total consideration of $12,797. Part of the consideration payable by one of the investors (See Note 6) is based on achievement of certain investment milestones for the mutual benefit of the Company and the investor. The investment milestones could be performed over a period of three years at the same price as the original investment price. In March 2003, the Company issued 3,150,651 shares of Series C Preferred stock, for a total consideration of $10,352, net of issuance costs. In addition, after meeting the predetermined milestones the Company issued to the Investor 363,626 shares of Series C Preferred stock, in May 2004, for a total consideration of $1,200 and 212,114 shares of Series C Preferred stock, in June 2005, for a total consideration of $700. The remaining investment amount of $500 may be paid in one installment. The Company recorded a non-cash compensation expense with respect to the Investor’s options in the amount of $704 in 2003, presented as research and development expenses. The compensation was measured using the Black-Scholes Option Valuation Model with the following assumptions: dividend yield of 0%, expected volatility of 50%, risk free interest of 1.9% and expected life of three years.

Also, as part of the agreement the Company issued 945,200 warrants to all investors to purchase an aggregate of 945,200 shares of Series C Preferred stock at $3.30 per share (see note 8(d)(2)).

2.

In January 2005, the Company effected a private placement and issued 426,511 shares of Preferred D stock of $0.001 par value each in consideration of $1,978, net of issuance costs.

3.

In the Series C Preferred stock round, one common stock shareholder owning more than 5% of the Company’s common stock purchased 39,392 shares of Series C Preferred Stock.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

c.

Stock option plans

Under the Company’s 2000 and 2003 Stock Option Plans (“the Plans”), options may be granted to directors, employees and consultants of the Company or its subsidiaries.

Pursuant to the Plans, the Company reserved for issuance 3,900,000 shares of Common stock. As of December 31, 2005, an aggregate of 123,474 shares of Common stock of the Company are still available for future grant.

Each option granted under the Plans is exercisable until 10 years from the date of the grant of the option. The options vest primarily over four years in accordance with the following schedule: 25% shall be released 12 months after the vesting commencement date, and 1/48 of the shares shall vest each month thereafter. Any options, which are forfeited or expired unexercised, become available for future grants.

The Company also granted 18,250, 4,000 and 1,875 Ordinary share options to non-employees, during the years ended December 31, 2003, 2004 and 2005, respectively, in consideration for services, at an exercise price of $0.55 – $6.28 per share. 720 options were exercised during 2005, and none in 2003 and 2004.

The compensation related to the grant of options to non-employees was immaterial in 2003 and 2004 and amounted $24 in 2005.

A summary of the Company’s stock option activity and related information is as follows:

	Year ended December 31,
	2003		2004		2005
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding – at the beginning of the period	1,430,275	$0.29	2,210,450	$0.38	2,474,674	$0.67
Granted	864,775	$0.55	445,314	$1.93	504,647	$5.10
Forfeited	(27,004)	$0.49	(64,572)	$0.44	(27,494)	$1.52
Exercised(1)	(57,596)	$0.52	(116,518)	$0.40	(80,635)	$1.89

Outstanding – at the end of the period	2,210,450	$0.38	2,474,674	$0.67	2,871,192	$1.41

Exercisable options at the end of the period	1,221,735	$0.28	1,515,924	$0.32	1,889,852	$0.45

——————

(1)

Including 42,750, 42,450 and 65,300 options exercised into restricted stocks during 2003, 2004 and 2005, respectively. As of December 31, 2003, 2004 and 2005, the number of restricted stocks which remain unvested was 192,539, 107,343 and 101,370 respectively.

The Company’s employees have the ability to exercise a stock option (i.e., remit cash consideration to the Company for the exercise price) in exchange for stock during the vesting period of the award. The Company recognizes the consideration received for the exercise of the options into a restricted stock as a liability until it is vested. Once the restricted stock is vested the liability is converted into shares of Common stock in the shareholders’ equity.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

The options outstanding as of December 31, 2005 have been classified by exercise price as follows:

Exercise price	Options outstanding as of December 31, 2005	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable as of December 31, 2005	Weighted average exercise price of options exercisable
		Years
$0.20	990,500	5	$0.20	990,500	$0.20
$0.55	1,060,995	7	$0.55	803,452	$0.55
$1.10	28,500	9	$1.10	7,806	$1.10
$2.20	430,422	8	$2.20	87,594	$2.20
$6.28	360,775	10	$6.28	500	$6.28
	2,871,192			1,889,852

The options granted during the 12 months prior to December 31, 2005 have been classified by exercise price as follows:

Exercise price	Grant date	Fair value of Common stock	Intrinsic value	Number of options granted
$2.20	April 20, 2005	$2.20	$ —	99,600
$2.20	August 31, 2005	$4.36	$2.16	24,000
$2.20	October 11, 2005	$5.02	$2.82	20,272
$6.28	December 29, 2005	$6.28	$ —	360,775
				504,647

The fair value assigned to the Common stock in order to calculate the compensation resulting from employee options grant, was determined primarily by management. In determining fair value, management has considered a number of factors, including independent valuations and appraisals.

The weighted average exercise prices and fair values of options granted during the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year ended December 31,
	2003		2004		2005
	Weighted average fair value	Weighted average exercise price	Weighted average fair value	Weighted average exercise price	Weighted average fair value	Weighted average exercise price
Lower than market price at date of grant	$—	$—	$—	$—	$2.29	$2.20
Equals market price at date of grant	$0.22	$0.55	$0.73	$1.93	$1.65	$5.40

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

d.

The Company’s outstanding warrants to investors and others as of December 31, 2005, are as follows

Issuance date	Number of warrants	Series of preferred shares	Exercise price per share	Exercisable through
June 2002	72,554	Series B	$5.51	The earlier of May 2010, closing of an IPO of the Company or an M&A transaction.
December 2002(1)(2)	36,277	Series B	$5.51	The earlier of May 2010, closing of an IPO of the Company or an M&A transaction.
March 2003(3)	945,189	Series C	$3.30	The earlier of the closing of an IPO of the Company, or an M&A transaction.
August 2004(5)	181,812	Series C	$3.30	The earlier of June, 2013, closing of an IPO, or an M&A transaction.
August 2004(5)	181,812	Series C	$3.30	(4)
	1,417,644

——————

(1)

Issued to lenders, in connection with loan agreements.

The fair value for these options was estimated at the date of grant using the Black-Scholes Option Valuation Model with the following weighted-average assumptions: expected volatility of 50.0%, risk free interest rate of 2%, dividend yield of 0% and a weighted-average expected life of the options of four years. The fair value was recorded as debt issuance cost.

(2)

The holders of the Warrants exercisable to Preferred B shares are entitled to the ratchet as described in a(4) above. These warrants are exercisable to 181,812 ordinary shares.

(3)

Issued to investors in connection with Preferred C shares investment round.

(4)

The earliest of 7 years or twelve months after the consummation of an exit transaction (IPO or (a) the sale of all or substantially all of the shares of stock of the Company, property and/or assets (including by way of share swap); or (b) the merger or consolidation of the Company with or into another company following which more than 50% of the shares of stock of the Company are held by persons who, prior to the said transaction, held, in the aggregate, less than 5% of the shares of stock of the Company), provided however, that if the underwriter in an IPO, or the buying party(ies) in the liquidity event require that all outstanding warrants of the Company (not including options issued to employees and consultants), including this warrant, be exercised and all convertible loans or debentures be converted, prior to or as par of the IPO or the liquidity event, as the case may be, then the period for exercise of the warrant shall terminate upon the consummation of the IPO or the liquidity event.

(5)

Issued to lenders (See Note 5).

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

NOTE 9.

TAXES ON INCOME:

a.

Pre-tax income (loss) is comprised as follows

	Year ended December 31,
	2003	2004	2005
Domestic	$(1,239)	$(131)	$(1,162)
Foreign	(7,908)	(4,684)	1,356
	$(9,147)	$(4,815)	$194

b.

A reconciliation of the theoretical tax expenses, assuming all income is taxed at the statutory tax rate applicable to the income of the Company and the actual tax expenses, is as follows

	Year ended December 31,
	2003	2004	2005
Income (loss) before taxes on income	$(9,147)	$(4,815)	$194

Theoretical tax at U.S. statutory tax rate (34%)	$(3,110)	$(1,637)	$66
Deferred taxes on losses reserves and allowances for which valuation allowance was provided	2,741	1,513	428
Utilization of operating carryforward tax losses	—	—	(944)
Non-deductible expenses	369	124	450
Actual tax expense (benefit)	$—	$—	$—

c.

Net operating losses carryforwards

As of December 31, 2005, the Company had a U.S. net operating loss carryforward for income tax purposes of approximately $2,550, which expires between 2020 and 2023.

The Israeli subsidiary has accumulated losses for tax purposes as of December 31, 2005, in the amount of approximately $20,200, which may be carried forward and offset against taxable income in the future for an indefinite period.

d.

Deferred income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax are as follows:

	December 31,
	2004	2005
Deferred tax assets:
Net operating loss carryforward	$891	$867
Valuation allowance	(891)	(867)
	$—	$—

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

Management currently believes that since the Company and the Israeli subsidiary have a history of losses, it is more likely than not that the deferred tax assets regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future.

e.

Tax benefits under Israel’s Law for the Encouragement of Capital Investments, 1959 (“the Law”)

The facilities of the Company’s Israeli subsidiary have been granted status of an “Approved Enterprise” under the Law.

According to the provisions of the Law, the Company’s subsidiary has elected the “alternative benefits track” — the waiver of grants in return for tax exemption and, accordingly, the Company’s subsidiary income is tax-exempt for a period of two years commencing with the year it first earns taxable income, and subject to corporate taxes at the reduced rate of 10% to 25%, depending upon the level of foreign ownership of the Company, for an additional period of up to a total of 8 years from when the tax exemption ends. The benefit period has not yet commenced.

The period of tax benefits, detailed above, is limited to the earlier of 12 years from the commencement of production, or 14 years from the approval date (except for the tax-exempt period of two years which is unlimited).

The entitlement to the above benefits is conditional upon the Company’s subsidiary fulfilling the conditions stipulated by the above law, regulations published thereunder and the letters of approval for the specific investments in “Approved Enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company’s subsidiary may be required to refund the amount of the benefits, in whole or in part, including interest. As of December 31, 2005, management believes that the Company’s Israeli subsidiary is meeting the aforementioned conditions.

The tax-exempt income attributable to the “Approved Enterprises” can be distributed to stockholders, without subjecting the Company’s subsidiary to taxes, only upon the complete liquidation of the Company’s subsidiary. If this retained tax-exempt income is distributed in a manner other than on the complete liquidation of the Company’s subsidiary, it would be taxed at the corporate tax rate applicable to such profits as if the Company’s subsidiary had not elected the alternative tax benefits track (currently between 10% to 25% for an “Approved Enterprise”).

The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business.

Income from sources other than the “Approved Enterprise” during the benefit period, will be subject to tax at the regular corporate tax rate.

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) and has significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore the Israeli subsidiary’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment.

f.

Reduction in Israeli tax rates

Until December 31, 2003, the regular tax rate applicable to income of companies (which are not entitled to benefits due to “Approved Enterprise”, as described above) was 36%. In September 2004 and in July 2005, the “Knesset” (Israeli parliament) passed amendments to the Income Tax Ordinance (No. 140 and Temporary Provision), 2004 and (No. 147), 2005 respectively, which determine, among other things, that the corporate tax rate is to be gradually reduced to the following tax rates: 2004 – 35%, 2005 – 34%, 2006 – 31%, 2007 – 29%, 2008 – 27%, 2009 – 26% and 2010 and thereafter – 25%.

NOTE 10.

NET INCOME (LOSS) PER SHARE:

The following table sets forth the computation of the basic and diluted earnings (loss) per share:

1.

Numerator:

	Year ended December 31,
	2003	2004	2005

	Net earnings (losses) in thousands
Net income (loss) as reported	$(9,147)	$(4,815)	$194
Net income attributable to Preferred stockholders	—	—	(194)
Loss available to Common stockholders	$(9,147)	$(4,815)	$—

2.

Denominator:

	Year ended December 31,
	2003		2004		2005

	Number of shares in thousands
Weighted average number of shares of Common stock	3,925		4,126		4,266

Denominator for basic net earnings (losses) per share of Common stock	3,925		4,126		4,266

Effect of dilutive securities:
Employee stock options and warrants	—	(1)	—	(1)	—	(1)

Denominator for diluted net earnings (losses) per share of Common stock	3,925		4,126		4,266

——————

(1)

Anti-dilutive.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

NOTE 11.

GEOGRAPHIC INFORMATION:

The Company adopted Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information (“SFAS No. 131”). The Company operates in one reportable segment (see Note 1 for a brief description of the Company’s business).

Revenues based on the customer’s location:

	Year ended December 31,
	2003	2004	2005
United States	$2,003	$4,144	$11,079
Israel	627	2,059	2,404
United Kingdom	496	970	974
South Korea	769	974	670
Others	581	1,182	4,467
	$4,476	$9,329	$19,594

The following presents total long-lived assets as of December 31, 2004 and 2005:

	December 31,
	2004	2005
Long-lived assets:
Israel	$470	$594
United States	77	66
Other	3	5
	$550	$665

The following is a summary of revenues from the Company’s major customers expressed as a percent of revenues:

	Year ended December 31,
	2003		2004		2005
Customer A	—	(1)	—	(1)	24%
Customer B	—	(1)	—	(1)	11%
Customer C	27%		17%		—	(1)
Customer D	—	(1)	15%		—	(1)
Customer E	11%		10%		—	(1)
Customer F	13%		—	(1)	—

——————

(1)

Less than 10%.

WINTEGRA INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(U.S. dollars in thousands, except share and per share data)

NOTE 12.

FINANCIAL EXPENSES:

	Year ended December 31,
	2003	2004	2005
Financial income:
Interest and other	$(29)	$(63)	$(193)
Foreign currency transactions differences	(12)	(48)	(40)

Financial expenses:
Interest and other	107	189	334
Foreign currency transactions differences	34	6	39
Amortization of debt issuance costs	261	78	31
	$361	$162	$171

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Shares Wintegra, Inc. Common Stock

TABLE OF CONTENTS
Page

Prospectus Summary

1

Risk Factors

6

Special Note Regarding Forward-Looking Statements

24

Use of Proceeds

25

Dividend Policy

25

Capitalization

26

Dilution

27

Selected Consolidated Financial Data

29

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

30

Business

43

Management

57

Certain Relationships and Related Party Transactions

69

Principal and Selling Stockholders

75

Description of Capital Stock

78

Shares Eligible for Future Sale

82

Israeli Taxation and Government Programs

84

Material U.S. Federal Tax Considerations to
Non-U.S. Holders

87

Underwriting

90

Legal Matters

94

Experts

94

Where You Can Find Additional Information

Index to Consolidated Financial Statements

F-1

Goldman, Sachs & Co. JPMorgan CIBC World Markets Thomas Weisel Partners LLC Wachovia Securities Representatives of the Underwriters

Through and including              , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be paid
SEC Registration Fee		$9,229
NASD Filing Fee		9,125
Nasdaq National Market Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*
Total	$	*

——————

*

To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us, our executive officers and directors and the selling stockholders, and indemnification of the underwriters by us and the selling stockholders for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

The information set forth below gives effect to a one-for-two reverse stock split, which will be effective immediately prior to completion of this offering.

(a)

Since January 1, 2003, we have sold the following securities in private placement transactions:

1.

During March 2003, we issued and sold 3,877,905 shares of our series C preferred stock at a purchase price of $3.3001 per share for an aggregate investment of $12,797,474. In addition, we granted to the purchasers of our shares of series C preferred stock warrants to purchase 945,200 shares of series C preferred stock at an exercise price of $3.3001 per share exercisable until the closing of this offering; the warrants may also be exercised on a cashless basis subject to the closing of this offering, based on the net offering price to the public. A cashless exercise would result in additional issuances to the holders of series C preferred stock of                 shares of common stock, assuming an offering price of $         per share.

2.

During January 2005, we issued and sold 426,512 shares of our series D preferred Stock at a purchase price of $4.6892 per share for an aggregate investment of $2,000,000.

The securities issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D under the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

(b)

Since January 1, 2003, we have granted options to purchase an aggregate of 1,814,729 shares of common stock to employees, directors and consultants under our 2003 Share Option Plan at exercise prices ranging from $0.20 to $6.28. Since January 1, 2003, we have issued an aggregate of 500,507 shares of common stock upon exercise of stock options by employees and consultants.

The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through their relationship with the Company, to information about us.

(c)

There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a) and (b).

Item 16. Exhibits and Financial Statement Schedules

(a)

Exhibits

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
*3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
3.3	Bylaws of the Registrant, as currently in effect.
*3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
*4.1	Form of the Registrant’s Common Stock Certificate.
4.2	Amended and Restated Investors’ Rights Agreement dated February 9, 2006.
*5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
*10.1	Form of Director and Executive Officer Indemnification Agreement.
10.2	2000 Share Option Plan and forms of agreement thereunder.
10.3	2003 Share Option Plan and forms of agreement thereunder.
*10.4	2006 Equity Incentive Plan and forms of agreement thereunder.
*10.5	Employment Agreement with Jacob (Kobi) Ben Zvi.
*10.6	Amended Lease Agreement for Facilities in Ra’anana, Israel (translation from Hebrew)
10.7	U.S. Lease Agreement, between Connecticut General Life Insurance Company and Wintegra, Inc., dated as of January 19, 2004.
*10.8	Founder Stock Purchase Agreement for Jacob (Kobi) Ben-Zvi, dated January 26, 2000.
*10.9	Founder Stock Purchase Agreement for Robert O’Dell dated January 26, 2000.
*10.10	Master Technology License for MIPS Cores, between MIPs Technologies International AG and Wintegra Ltd., dated as of January 9, 2001.
*10.11	Employment Agreement with Robert O’Dell.
*10.12	Employment Agreement with Ricardo Berger.
*10.13	Employment Agreement with Michael Phillip.
*10.14	Employment Agreement with Yoram Yeivin.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Independent Registered Public Accounting Firm.
*23.2	Consent of Counsel (included in exhibit 5.1).
24.1	Power of Attorney (See page II-5).

——————

*

To be filed by amendment.

(b)

Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

We hereby undertake that:

(a)

We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)

For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Wintegra, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 17th day of February 2006.

WINTEGRA, INC.

By:	/s/ Jacob (Kobi) Ben-Zvi
Jacob (Kobi) Ben-Zvi President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacob (Kobi) Ben-Zvi and Robert O’Dell, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacob (Kobi) Ben-Zvi	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 17, 2006
Jacob (Kobi) Ben-Zvi

/s/ Alon Rozner	Chief Financial Officer (Principal Financial Officer)	February 17, 2006
Alon Rozner

/s/ Robert O’Dell	Executive Vice-President of Marketing and Business Development and Director	February 17, 2006
Robert O’Dell

/s/ Eli Akavia	Director	February 17, 2006
Eli Akavia

Director
Eliyahu Ayalon

/s/ Yair Seroussi	Director	February 17, 2006
Yair Seroussi

/s/ Avigdor Willenz	Director	February 17, 2006
Avigdor Willenz

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
*3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
3.3	Bylaws of the Registrant, as currently in effect.
*3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
*4.1	Form of the Registrant’s Common Stock Certificate.
4.2	Amended and Restated Investors’ Rights Agreement dated February 9, 2006.
*5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
*10.1	Form of Director and Executive Officer Indemnification Agreement.
10.2	2000 Share Option Plan and forms of agreement thereunder.
10.3	2003 Share Option Plan and forms of agreement thereunder.
*10.4	2006 Equity Incentive Plan and forms of agreement thereunder.
*10.5	Employment Agreement with Jacob (Kobi) Ben Zvi.
*10.6	Amended Lease Agreement for Facilities in Ra’anana, Israel (translation from Hebrew)
10.7	U.S. Lease Agreement, between Connecticut General Life Insurance Company and Wintegra, Inc., dated as of January 19, 2004.
*10.8	Founder Stock Purchase Agreement for Jacob (Kobi) Ben-Zvi, dated January 26, 2000.
*10.9	Founder Stock Purchase Agreement for Robert O’Dell dated January 26, 2000.
*10.10	Master Technology License for MIPS Cores, between MIPs Technologies International AG and Wintegra Ltd., dated as of January 9, 2001.
*10.11	Employment Agreement with Robert O’Dell.
*10.12	Employment Agreement with Ricardo Berger.
*10.13	Employment Agreement with Michael Phillip.
*10.14	Employment Agreement with Yoram Yeivin.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Independent Registered Public Accounting Firm.
*23.2	Consent of Counsel (included in exhibit 5.1).
24.1	Power of Attorney (See page II-5).

——————

*

To be filed by amendment.